    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2000

                                                           REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               HORIZON PCS, INC.
             (Exact name of registrant as specified in its charter)
  (For co-registrants, please see "Co-Registrant Information" on the following page)

              DELAWARE                               4812                              31-1707839
      (State of Incorporation)           (Primary Standard Industrial     (I.R.S. Employer Identification No.)
                                         Classification Code Number)

                             ---------------------
           CO-REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                     HORIZON PERSONAL COMMUNICATIONS, INC.
                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
           (Exact name of co-registrant as specified in its charter)

                OHIO                                 4812                              31-0802877
      (State of Incorporation)           (Primary Standard Industrial                  34-1903266
                                         Classification Code Number)      (I.R.S. Employer Identification No.)

                             ---------------------
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             MR. WILLIAM A. MCKELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               HORIZON PCS, INC.
                              68 EAST MAIN STREET
                          CHILLICOTHE, OHIO 45601-0480
                                 (740) 772-8200
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                         T. CLARK FITZGERALD III, ESQ.
                          DONALD I. HACKNEY, JR., ESQ.
                          ARNALL GOLDEN & GREGORY, LLP
                            2800 ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3450
                                 (404) 873-8500
                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                                                                PROPOSED
                                                                                PROPOSED        MAXIMUM
                                                                                MAXIMUM        AGGREGATE      AMOUNT OF
                   TITLE OF EACH CLASS OF                     AMOUNT TO BE   OFFERING PRICE     OFFERING     REGISTRATION
                SECURITIES TO BE REGISTERED                    REGISTERED     PER UNIT(1)       PRICE(2)        FEE(2)
                ---------------------------                   ------------   --------------   ------------   ------------
14.0% Senior Subordinated Discount Notes due 2010(3)........  $295,000,000        52.022%     $153,464,000    $  40,515
Guarantee of 14.0% Senior Subordinate Discount Notes due
  2010(4)...................................................  $295,000,000            --                --           --
Total.......................................................                                                  $  40,515

                             ---------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.
(2) Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933.
(3) The 14.0% Senior Subordinated Discount Notes due 2010 were initially sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 14.0% Senior Subordinated Discount Notes due 2010 was calculated based on their approximate accreted value as of November 30, 2000.
(4) Pursuant to Rule 457(n) of the Securities Act of 1933, no additional registration fee is being paid in respect of the guarantee. The guarantee will not be traded separately.

   THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $295,000,000

                                 (HORIZON LOGO)

                               OFFER TO EXCHANGE
       ALL OUTSTANDING 14.0% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2010
        FOR REGISTERED 14.0% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2010
--------------------------------------------------------------------------------
                              THE REGISTERED NOTES

The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

                      MATERIAL TERMS OF THE EXCHANGE OFFER

        - The exchange offer will expire at 5:00 p.m., New York City time, on
                   , 2001, unless extended.

        - The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission. You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

        - We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires. We will issue the registered notes promptly after the exchange offer expires.

        - We believe that the exchange of outstanding notes will not be a taxable event for federal income tax purposes, but you should read
          "Certain U.S. Federal Tax Considerations" on page   for more
          information.

        - We will not receive any proceeds from the exchange offer. All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such result of market-making activities or other trading activities. We have agreed that for a period of one year after consummating the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any such resale.

        - No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

    BEFORE PARTICIPATING IN THE EXCHANGE OFFER, PLEASE REFER TO THE SECTION
        IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 13.
--------------------------------------------------------------------------------

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of The Registered Notes Or Determined If This Prospectus Is Truthful Or Complete. Any Representation To The Contrary Is A Criminal Offense.
--------------------------------------------------------------------------------

                The Date Of This Prospectus Is           , 2000

                               TABLE OF CONTENTS

                                       Page
Forward-Looking Statements...........    i
Prospectus Summary...................    1
Risk Factors.........................   13
Use of Proceeds......................   31
Capitalization.......................   32
Selected Consolidated Financial
  Data...............................   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   35
Business.............................   47
The Sprint PCS Agreements............   68
Senior Secured Credit Facility.......   77
Management...........................   80
Principal Stockholders...............   86

                                       Page
Certain Relationships and Related
  Transactions.......................   88
Regulation of the Wireless
  Telecommunications Industry........   94
Description of Capital Stock.........   97
The Exchange Offer...................  103
Description of Registered Notes......  113
Certain U.S. Federal Tax
  Considerations.....................  116
Plan of Distribution.................  122
Where You Can Find More Information..  123
Legal Matters........................  123
Experts..............................  124
Index to Financial Statements........  F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations, which are "forward-looking statements." Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. These statements include:

     - estimates of current and future population for our markets;

     - forecasts of growth in the number of consumers using PCS services;

     - statements regarding our plans for and costs of the build-out of our PCS network;

     - statements regarding our anticipated revenues, expense levels, liquidity and capital resources and projection of when we will launch commercial PCS service and achieve break-even operating cash flow; and

     - other statements, including statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "seek," "intend" and other similar words that signify forward-looking statements.

     These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of some of these factors, see "Risk Factors" beginning on page 13. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business and the exchange offer. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to participate in the exchange offer.

     Unless indicated otherwise, "Horizon," "we," "us" and "our" refers to Horizon PCS, Inc., and its subsidiaries. Horizon has no operations separate from its investment in its subsidiaries and the subsidiaries have fully and unconditionally guaranteed the obligations under the registered notes. Accordingly, we have provided our financial information in this prospectus on a consolidated basis.

                                   WHO WE ARE

OVERVIEW

     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names. We offer the same national pricing plans and use the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

     As of October 31, 2000, we had launched service in 38 markets covering approximately 4.9 million residents, or approximately 48% of the total population in our territory. As of September 30, 2000, we had approximately 36,000 customers. We expect to launch all of our markets and offer service to approximately 6.9 million residents, or approximately 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete. For the year ended December 31, 1999, we had revenues of $4.5 million and a loss from continuing operations of $11.0 million.

     We became one of the five charter Sprint PCS affiliates in June 1998, when we were awarded our initial seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. Since our initial territory grant, we have substantially expanded the size of our territory, as follows:

     - in August 1999, Sprint PCS granted us additional markets in Virginia, West Virginia, Kentucky, Maryland, North Carolina and Tennessee with a total population of approximately 3.3 million;

     - in May 2000, Sprint PCS granted us additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately
       2.9 million; and

     - in June 2000, we completed the acquisition of Bright PCS, a Sprint PCS affiliate, adding markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million.

     Our territory includes significant market coverage in Indiana, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia and selected markets in Kentucky, Maryland, Michigan, New Jersey, New York and North Carolina. Our markets are adjacent to or connect a number of major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C. In addition, our territory contains more than 2,600 heavily traveled interstate miles, including over 460 miles of Interstate 80, a major east-west artery connecting New York to Chicago, and numerous other federal and major state highways. Our territory is also home to more than 60 four year colleges and universities with a student population of over 240,000, as well as a number of smaller colleges and universities. As a result of our proximity to major Sprint PCS markets and these other factors, we expect to generate substantial roaming revenue from Sprint PCS subscribers based outside our territory who visit or travel through our markets.

COMPETITIVE STRENGTHS

     We receive substantial benefits from our long-term strategic relationship with Sprint PCS, including:

     - the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services, and the exclusive right to use the Sprint PCS licensed spectrum to provide Sprint PCS products and services in our territory;

     - our customers' access to Sprint PCS' 100% digital, 100% PCS nationwide network, including the Sprint PCS Wireless Web;

     - immediate access to approximately 481 retail locations in our territory under Sprint PCS' existing distribution agreements with leading national and regional retailers, including RadioShack on an exclusive basis for PCS, Best Buy, Circuit City and Office Depot;

     - the benefits of Sprint PCS' significant annual advertising expenditures, national marketing and promotional programs, national account sales initiatives and marketing and promotional materials;

     - the ability to purchase network equipment, handsets and other subscriber equipment at Sprint PCS' discounted rates;

     - the benefits of Sprint PCS' extensive research and development program, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own; and

     - the ability to purchase back office services, including customer activation, billing and 24 hours a day, 7 days a week customer care from Sprint PCS at rates reflecting Sprint PCS' economies of scale.

     In addition to the advantages provided by our strategic relationship with Sprint PCS, we have a number of other favorable characteristics, including:

     - a network build-out that covers approximately 48% of the total population in our territory at October 31, 2000 and that is expected to cover approximately 68% by the end of the third quarter of 2001, based on our Sprint PCS build-out requirements;

     - a high growth strategy as demonstrated by our acquisition of Bright PCS, the recent grant to us of additional markets by Sprint PCS and our purchase from Sprint PCS of the assets related to those markets;

     - the potential for significant roaming revenue;

     - fewer competitors in our markets compared to major metropolitan areas, evidenced by being the first or second PCS provider in 16 of our launched markets, and with the expectation, based on our build-out schedule and projections of our competitors' build-out, of being the first or second PCS provider in 49 of our total 54 markets;

     - the provision of local telephone service by Sprint to approximately 20% of the total population in our markets; and

     - a fully financed business plan.

     Notwithstanding these competitive strengths, our business is subject to risk, including lack of profitability, deadlines to complete construction of our portion of the Sprint PCS network, our reliance on Sprint PCS and the continuation of our agreements with Sprint PCS, the difficulty of managing rapid growth and our substantial debt. See "Risk Factors" for further information of these and other important considerations. An investment in us is not guaranteed by Sprint PCS and does not represent an investment in Sprint PCS.

BUSINESS STRATEGY

     We intend to become a leading PCS provider in our territory by successfully executing our business strategy, which includes:

     - taking full advantage of the benefits of our affiliation with Sprint PCS by exclusively marketing PCS services under the Sprint and Sprint PCS brand names, offering the same national pricing plans, and using the same sales and marketing strategies, distribution channels and back office services as Sprint PCS;

     - rapidly completing the build-out of our high-capacity network and the launch of our remaining markets;

     - executing an integrated local marketing strategy, which includes establishing 40 Sprint PCS stores in our territory, using numerous Sprint local telephone and other affiliated local distribution channels, advertising on local radio and in print media and sponsoring local and regional events; and

     - continuing to explore opportunities to expand our territory and provide complementary products and services.

RECENT DEVELOPMENTS

     On September 26, 2000, an investor group led by Apollo Management purchased $126.5 million of our convertible preferred stock in a private placement. Concurrently with the closing, the holder of our $13.4 million short-term convertible note converted it into the same convertible preferred stock purchased by the investor group. We have the right under certain circumstances to redeem $80.3 million of the convertible preferred stock (14.3 million shares) on or before April 30, 2001 at 107% of the original issue price, or $85.9 million. Holders of our convertible preferred stock have the option to convert their shares (on a share for share basis) into our class A common stock at an average conversion price of $5.39 per share. In addition, the convertible preferred stock will convert automatically into shares upon the completion of a public offering of our class A common stock meeting specified criteria or upon the occurrence of certain business combination transactions. If we complete an initial public offering with gross proceeds of at least $65.0 million, and a price per share of at least $10.29, then the convertible preferred stock will convert into common stock.

     We also sold 295,000 units at $507.39 per unit, receiving gross proceeds of $149.7 million, on September 26, 2000. Each unit consisted of $1,000 principal amount at maturity of 14% senior discount notes due 2010 and one warrant to purchase 12.90 shares of class A common stock of Horizon PCS at an exercise price of $5.88 per share. The warrants represent the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of Horizon PCS on a fully diluted basis.

     Concurrently with the sale of the convertible preferred stock and the units, we also entered into a senior secured credit facility with First Union National Bank, to provide us an aggregate commitment, subject to certain conditions, of up to $225.0 million, completed the purchase from Sprint PCS of the assets related to our new markets and declared and paid a dividend consisting of substantially all of the shares of our parent, Horizon Telcom, owned by us, to our stockholders. Our senior secured credit facility was increased to $250.0 million in November 2000.

                             SUMMARY FINANCIAL DATA

     On April 26, 2000, Horizon Telcom formed Horizon PCS and on June 27, 2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS at that time. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively for all periods and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present summary consolidated historical financial data for Horizon PCS for the three years ended December 31, 1999, which we derived from the audited consolidated financial statements of Horizon PCS, and unaudited consolidated historical financial data for the nine months ended September 30, 1999 and 2000, which we derived from the unaudited interim consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of this information. Financial results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

     In addition, the following tables present unaudited summary consolidated financial data for Horizon PCS for the year ended December 31, 1999 and for the nine months ended September 30, 2000:

     - Pro forma to reflect:

      - our acquisition of the remaining 74% of the equity of Bright PCS not already owned by us in exchange for 4.7 million shares of our class B common stock and 31,911 shares of Horizon Telcom Common Stock which we acquired in February 2000;

      - the incremental interest expense of existing debt as a result of the refinancing provided by our $149.7 million senior discount notes offering and our $250.0 million senior secured credit facility; and

      - the income tax effect of the sale of $126.5 million of convertible preferred stock to an investor group led by Apollo Management and the issuance of approximately 2.6 million shares of convertible preferred stock upon conversion of a $13.4 million short-term convertible note plus accrued interest.

     In the case of the statements of income and other data, the adjustments for the year ended December 31, 1999 were made as if they had occurred on January 1, 1999 and for the nine months ended September 30, 2000, as if they had occurred on January 1, 2000. The historical balance sheet data as of September 30, 2000 reflects these transactions.

     The unaudited summary pro forma financial data have been prepared by the management of Horizon PCS based on its consolidated historical financial statements and do not purport to represent what the results of operations or financial condition of Horizon PCS would have actually been or what the results of operations in any future period would be if the transactions that give rise to the pro forma adjustments had occurred on the dates assumed. The following information should be read together with "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                                   NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                 -----------------------------------------   ------------------------------
                                                                                 PRO FORMA                        PRO FORMA
                                                  1997       1998       1999       1999       1999       2000       2000
                                                        (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues.............................  $    26   $    459   $  3,903   $  3,828    $ 2,308   $ 13,855   $ 13,347
  Equipment revenues...........................      138        309        600        600        340      1,745      1,745
                                                 -------   --------   --------   --------    -------   --------   --------
    Total revenues.............................      164        768      4,503      4,428      2,648     15,600     15,092
                                                 -------   --------   --------   --------    -------   --------   --------
Operating expenses:
  Cost of service and equipment................      941      4,905      9,741      9,741      6,033     21,406     21,054
  Selling, general and administrative expenses
    (exclusive of non-cash compensation expense
    shown below)...............................    2,500      3,770      7,922      8,100      4,830     15,856     16,075
  Non-cash compensation expense................       --         --        291        291         --        324        324
  Depreciation and amortization................      419      1,748      2,685      4,724      1,877      3,467      4,457
                                                 -------   --------   --------   --------    -------   --------   --------
    Total operating expenses...................    3,860     10,423     20,639     22,856     12,740     41,053     41,910
                                                 -------   --------   --------   --------    -------   --------   --------
    Operating loss.............................   (3,696)    (9,655)   (16,136)   (18,428)   (10,092)   (25,453)   (26,818)
  Interest expense, net........................     (264)      (838)    (1,529)    (1,882)    (1,061)    (3,561)    (4,525)
  Gain on sale of PCS assets...................       --         --      1,388      1,388      1,388         --         --
  Gain on exchange of stock....................       --         --         --         --         --     11,551     11,551
  Other income (expense), net..................      100     (1,690)        52        182         17        973      1,268
                                                 -------   --------   --------   --------    -------   --------   --------
    Loss from continuing operations before
      income taxes.............................   (3,860)   (12,183)   (16,225)   (18,740)    (9,748)   (16,490)   (18,524)
  Income tax benefit (expense).................    1,308      4,145      5,275     (7,644)     3,229     (2,844)    (2,844)
                                                 -------   --------   --------   --------    -------   --------   --------
    Loss from continuing operations............  $(2,552)  $ (8,038)  $(10,950)  $(26,384)   $(6,519)  $(19,334)  $(21,368)
                                                 =======   ========   ========   ========    =======   ========   ========
PER SHARE DATA:
  Basic and diluted loss per share of common
    stock from continuing operations(1)........  $ (0.05)  $  (0.15)  $  (0.20)  $  (0.45)   $ (0.12)  $  (0.35)  $  (0.37)
OTHER DATA:
  Number of PCS subscribers(2).................      312      2,091     13,749     13,749      7,324     36,007     36,007
  Total population in our markets (millions)...      0.1        1.6        4.9       10.2        4.9       10.2       10.2
  ARPU (including roaming)(3)..................       NM   $     44   $     58   $     58    $    59   $     67   $     67
  ARPU (excluding roaming)(3)..................       NM         42         49         49         51         48         48

                                                              AS OF SEPTEMBER 30,
                                                                     2000
                                                              -------------------
                                                                    ACTUAL
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $236,463
  Total property and equipment, net.........................         76,975
  Total assets..............................................        378,690
  Total debt................................................        179,743
  Total liabilities.........................................        222,435
  Convertible preferred stock...............................        134,315
  Total stockholders' equity................................         21,940

-------------------------

(1) Basic and diluted losses per share were calculated as loss from continuing operations divided by the weighted average number of common shares outstanding.

(2) Represents the number of PCS subscribers at the end of each period.

(3) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

                               THE EXCHANGE OFFER

     The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The term "registered notes" refers to the Registered 14.0% Senior Subordinated Discount Notes due 2010 being offered in the exchange offer. The term "outstanding notes" refers to our currently outstanding 14.0% Senior Subordinated Discount Notes due 2010 that are exchangeable for the registered notes. The term "indenture" refers to the indenture that applies to both the outstanding notes and the registered notes.

The Exchange Offer............We are offering to exchange $1,000 principal amount of registered notes and integral multiples of $1,000 in excess thereof which have been registered under the Securities Act for each $1,000 principal amount of outstanding notes and integral multiples of $1,000 in excess thereof. We issued the outstanding notes on September 26, 2000 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted before expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the registered notes promptly after the expiration of the exchange offer.

                              As of the date of this prospectus, there is outstanding $295.0 million principal amount of outstanding notes. Outstanding notes may be tendered for exchange in whole or in part for minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Registration Rights
Agreement.....................Simultaneously with the sale of the outstanding notes on September 26, 2000, we entered into a registration rights agreement under which we committed to conduct the exchange offer. You are entitled under the registration rights agreement to exchange your outstanding notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

                              The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

                              - we are not permitted to consummate the exchange
                                offer because the exchange because the exchange offer is not permitted by applicable law or SEC policy;

                              - you are ineligible to participate in the
                                exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act; or

                              - you have acquired in the exchange offer to the
                                public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you.

Resales of the Registered
Notes.........................We believe that registered notes to be issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                              (1) the registered notes are acquired by you in
                                  the ordinary course of your business;

                              (2) you are not engaging in and do not intend to
                                  engage in a distribution of the registered notes;

                              (3) you do not have an arrangement or
                                  understanding with any person to participate in the distribution of the registered notes; and

                              (4) you are not an affiliate of ours, as that term
                                  is defined in Rule 405 under the Securities
                                  Act.

                              However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

                              Each broker-dealer that receives registered notes for its own account in the exchange offer in exchange for outstanding notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the outstanding notes.

Expiration Date...............The exchange offer will expire at 5:00 p.m., New
                              York City time, on           , 2001, unless we
                              decide to extend the exchange offer.

Withdrawal....................You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange
Offer.........................The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer. If any of these conditions exist prior to the expiration date, we may take the following actions:

                              - refuse to accept any outstanding notes and
                                return all previously tendered outstanding notes;

                              - extend the duration of the exchange offer; or

                              - waive such conditions to the extent permissible
                                under applicable law.

Procedures for Tendering
  Outstanding Notes...........We issued the outstanding notes as global securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants. If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank Minnesota, National Association, as exchange agent, on or prior to the expiration of the exchange offer either:

                              - a written or facsimile copy of a properly
                                completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

                              - a computer-generated message transmitted by
                                means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal. The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                  - a timely confirmation of book-entry transfer
                                    of your outstanding notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Book-Entry Transfer," or

                                  - the documents necessary for compliance with
                                    the guaranteed delivery procedures described below.

                              A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                              (1) the registered notes to be acquired by you in
                                  the exchange offer are being acquired in the ordinary course of your business;

                              (2) you are not engaged in, and do not have an
                                  arrangement or understanding with any person to participate in, the distribution of the registered notes; and

                              (3) you are not an affiliate of ours.

Procedures for Tendering
  Certificated Outstanding
  Notes.......................If you are a holder of book-entry interests in the outstanding notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "The Exchange Offer -- Procedures for Tendering -- Book-Entry Interests." No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated outstanding notes prior to the expiration of the exchange offer, you must tender your certificated outstanding notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for Tendering -- Certificated Outstanding Notes."

Special Procedures for
  Beneficial Owners...........If you are the beneficial owner of outstanding notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes, you should promptly contact the person in whose name your initial notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name your outstanding notes are registered. The transfer of registered ownership may take considerable time and it may not be possible to complete prior to the expiration date.

Guaranteed Delivery
  Procedures..................If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your outstanding notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery Procedures."

Acceptance of Outstanding
  Notes and Delivery of
  Registered Notes............Except under the circumstances described above under "Conditions to the Exchange Offer," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will deliver the registered notes promptly following the expiration date. If we do not accept any of your outstanding notes for exchange we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.

Interest and Accretion on the
  Registered Notes and the
  Outstanding Notes...........The registered notes will accrete in value at a rate of approximately 14.0% per annum until October 1, 2005, compounded semi-annually. At that time, interest will begin to accrue and will be payable in cash semi-annually on April 1 and October 1 of each year commencing on April 1, 2006. Interest will not be paid on outstanding notes that are tendered and accepted for exchange.

Exchange Agent................Wells Fargo Bank Minnesota, National Association
                              is serving as the exchange agent in connection with the exchange offer.

Use of Proceeds...............We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer.

Consequences of Failure to
Exchange......................Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions on transfer provided in the outstanding notes and in the indenture.

U.S. Federal Tax
Considerations................The exchange of the outstanding notes generally will not be a taxable exchange for federal income tax purposes.

                         TERMS OF THE REGISTERED NOTES

Issuer........................Horizon PCS, Inc.

Registered Notes Offered......$295,000,000 aggregate principal amount of
                              Registered 14.0% Senior Discount Notes due 2010. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the registered notes are the same as the terms of the outstanding notes in all material respects except that the registered notes:

                              - have been registered under the Securities Act;

                              - do not include rights to registration under the
                                Securities Act; and

                              - do not contain transfer restrictions applicable
                                to the outstanding notes.

Maturity Date.................October 1, 2010.

Interest and Accretion........The registered notes will accrete in value at a rate of 14.0% per annum until October 1, 2005, compounded semi-annually. At that time, interest will begin to accrue and will be payable in cash semi-annually on April 1 and October 1 of each year, commencing on April 1, 2006.

Guarantees....................Our obligations under the registered notes will be fully and unconditionally guaranteed by our subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and all of our future domestic restricted subsidiaries. The guarantees will be subordinate in right of payment to all existing and future senior indebtedness of the guarantors, including each guarantor's obligations under our senior secured credit facility. The guarantees will rank equal in right of payment to other existing and future senior subordinated indebtedness of the guarantors and senior in right of payment to all of the existing and future obligations of the guarantors that are expressly subordinated in right of payment to the guarantees.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information in this prospectus before purchasing the notes we are offering.

RISKS PARTICULAR TO HORIZON PCS

     WE HAVE NOT HAD ANY PROFITABLE YEARS IN THE PAST FIVE YEARS AND WE MAY NOT ACHIEVE OR SUSTAIN OPERATING PROFITABILITY OR POSITIVE CASH FLOW FROM OPERATING ACTIVITIES

     We expect to incur significant operating losses and to generate significant negative cash flow from operating activities until 2003 while we continue to construct our network and grow our customer base. We have already incurred a total of approximately $53.3 million in net losses through September 30, 2000. Our operating profitability will depend upon many factors, including our ability to market our services, achieve our projected market penetration and manage customer turnover rates. If we do not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, we may not be able to meet our debt service requirements, and you could lose all or part of your investment.

     IF WE FAIL TO COMPLETE THE BUILD-OUT OF OUR NETWORK, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, AND WE WOULD NO LONGER BE ABLE TO OFFER SPRINT PCS PRODUCTS AND SERVICES FROM WHICH WE GENERATE SUBSTANTIALLY ALL OUR REVENUES

     Our long-term affiliation agreements with Sprint PCS, which we refer to as the Sprint PCS agreements, require us to build the portion of the Sprint PCS network located within our territory, which we refer to as our build-out, and to operate this portion as our network, in accordance with Sprint PCS' technical and coverage requirements. The agreements also require that we provide network coverage to a specified percentage of the total population within each of the markets which make up our territory by specified dates. As of June 30, 2000, we had not yet met the minimum covered population requirements under the Sprint PCS agreements for Roanoke, Fairmont, Martinsville, Lynchburg, Staunton-Waynesboro, and Danville. Sprint PCS has agreed that the shortfalls were not material and agreed that if we met our build-out requirement by December 31, 2000, we would not be in breach of our management agreement. We have subsequently extended our coverage in these markets.

     In addition, we did not launch certain of our Bright PCS markets by the date set forth in the Sprint PCS agreements. We were unable to obtain the required backhaul from local exchange carriers by that date, despite using commercially reasonable efforts. Sprint PCS agreed in writing that we are in compliance with the build-out requirements in these markets. We have subsequently obtained the required backhaul services and launched these markets.

     By the third quarter of 2001, we are required by our Sprint PCS agreements to provide aggregate coverage of 65% in the markets granted to us in the third grant. Sprint PCS has reviewed our build-out plans, and has agreed in writing that if we meet those plans, we will be fully compliant with their build-out requirements.

     A failure to meet our build-out requirements for any of our markets, or to meet Sprint PCS' technical requirements, would constitute a breach of the Sprint PCS agreements that could lead to their termination if not cured within the applicable cure period. If Sprint PCS terminates these agreements, we will no longer be able to offer Sprint PCS products and services. See "The Sprint PCS Agreements."

     IF SPRINT PCS TERMINATES THE SPRINT PCS AGREEMENTS, THE BUY-OUT PROVISIONS OF THOSE AGREEMENTS MAY DIMINISH THE VALUATION OF OUR COMPANY

     Provisions of the Sprint PCS agreements could affect the valuation of our company, and decrease our ability to raise additional capital. If Sprint PCS terminates these agreements, Sprint PCS may purchase our operating assets or capital stock for 80% of the entire business value. If the termination is due to our breach of the Sprint PCS agreements the percent is reduced to 72% instead of 80%. Under our Sprint PCS agreements, the entire business value is generally the fair market value of our wireless business valued on a going concern basis as determined by an independent appraiser. In addition, Sprint PCS must approve any change of control of our ownership and consent to any assignment of the Sprint PCS agreements. Sprint PCS also has a right of first refusal if we decide to sell our operating assets in our Bright PCS markets. We are also subject to a number of restrictions on the transfer of our business including a prohibition on selling our company or our operating assets to a number of identified and as yet to be identified competitors of Sprint PCS or Sprint. These and other restrictions in the Sprint PCS agreements may limit the marketability of and reduce the value a buyer may be willing to pay for our company or its business and may operate to reduce the entire business value of our company.

     THE TERMINATION OF OUR STRATEGIC AFFILIATION WITH SPRINT PCS OR SPRINT PCS' FAILURE TO PERFORM ITS OBLIGATIONS UNDER THE SPRINT PCS AGREEMENTS WOULD SEVERELY RESTRICT OUR ABILITY TO CONDUCT OUR BUSINESS

     Because we own only a single license to operate a wireless PCS network of our own, our ability to offer Sprint PCS products and services on our network is dependent on the Sprint PCS agreements remaining in effect and not being terminated. Sprint PCS may terminate the Sprint PCS agreements for breach of any material terms. We also depend on Sprint PCS' ability to perform its obligations under the Sprint PCS agreements. The termination of the Sprint PCS agreements or the failure of Sprint PCS to perform its obligations under the Sprint PCS agreements would severely restrict our ability to conduct business.

     IF SPRINT PCS DOES NOT COMPLETE THE CONSTRUCTION OF ITS NATIONWIDE PCS NETWORK, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR REVENUES

     Sprint PCS' network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain customers. Sprint PCS is creating a nationwide PCS network through its own construction efforts and those of its affiliates. Today, neither Sprint PCS nor any other PCS provider offers service in every area of the United States. Sprint PCS has entered into, and anticipates entering into, affiliation agreements similar to ours with companies in other territories pursuant to its nationwide PCS build-out strategy. Our business and results of operations depend on Sprint PCS' national network and, to a lesser extent, on the networks of its other affiliates. Sprint PCS and its affiliate program are subject, to varying degrees, to the economic, administrative, logistical, regulatory and other risks described in this prospectus. Sprint PCS' and its other affiliates' PCS operations may not be successful.

     IF WE DO NOT SUCCESSFULLY MANAGE OUR ANTICIPATED RAPID GROWTH, WE MAY NOT BE ABLE TO COMPLETE OUR NETWORK BY OUR TARGET DATES, IF AT ALL, WHICH MAY RESULT IN THE TERMINATION OF THE SPRINT PCS AGREEMENTS

     Our performance as a PCS provider will depend on our ability to successfully manage the network build-out process, attract and retain customers, implement operational and administrative systems, expand our base of employees and train and manage our employees, including engineering, marketing and sales personnel. As of October 31, 2000, we had launched Sprint PCS service in 38 markets covering approximately 4.9 million residents. In other portions of our territory, we have not yet completed our radio frequency design, network design and site acquisition and cell site engineering, nor have we commenced construction of portions of our network. We will require additional expenditures of significant funds for the continued development, construction, testing, deployment and operation of our network. These activities are expected to place significant demands on our managerial, operational and financial resources.

     THE INABILITY TO MAINTAIN OUR BACK OFFICE SYSTEMS OR TO SUCCESSFULLY CONVERT OVER TO AND USE SPRINT PCS' BACK OFFICE SERVICES AND THIRD PARTY VENDORS' BACK OFFICE SYSTEMS COULD DISRUPT OUR BUSINESS

     In some of our markets, we presently provide our own back office services, such as customer activation, support and billing. As our business has expanded our internal support systems have been subject to increased demand. This increases the risk that our information systems, business processes and related support functions, especially those related to prompt activation of service upon receipt of the customer order, customer service and accounts receivable collection could prove inadequate or inefficient. We recently completed a review of our internal systems and processes and implemented certain of the improvements to our process recommended from the review. However, there can be no assurance that the improvements we have implemented will be sufficient. If our systems become unable to timely and efficiently meet demands for service, this could decrease subscriber growth, and delay or otherwise impede billing and collection of amounts owed, which would adversely affect our revenues.

     Furthermore, we have recently engaged Sprint PCS to provide back office systems. We began the transition to Sprint PCS back office services in September 2000. We expect that these services will be transitioned to Sprint PCS by the end of the first quarter of 2001. The process of transitioning our own back office services to Sprint PCS could be accompanied by unanticipated errors, delays or expenses, which could adversely affect our ability to service our customers, add new customers, or complete the transition. Once the transition is complete, our operations could be disrupted if Sprint PCS is unable to maintain and expand its back office services, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS' business will continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third-party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS' willingness to continue to offer these services to us and to provide these services at competitive costs. The Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. If Sprint PCS terminates a service for which we have not developed a cost-effective alternative, our operating costs may increase beyond our expectations and restrict our ability to operate successfully.

     WE DEPEND ON OTHER TELECOMMUNICATIONS COMPANIES FOR SOME SERVICES WHICH, IF DELAYED, COULD DELAY OUR PLANNED NETWORK BUILD-OUT AND DELAY OUR EXPECTED INCREASES IN CUSTOMERS AND REVENUES

     We depend on other telecommunications companies to provide facilities and transport to interconnect portions of our network and to connect our network with the landline telephone system. American Electric Power, Ameritech, AT&T, Bell Atlantic and GTE are our primary suppliers of facilities and transport. Without these services, we could not offer Sprint PCS services to our customers in some areas. From time to time, we have experienced delays in obtaining facilities and transport from these companies, and in obtaining local telephone numbers for use by our customers, which are sometimes in short supply, and we may continue to experience delays and interruptions in the future. Delays in obtaining facilities and transport could delay our build-out plans and our business may suffer. Delays could also result in a breach of our Sprint PCS agreements, subjecting these agreements to potential termination by Sprint PCS.

     WE HAVE SUBSTANTIAL DEBT WHICH WE MAY NOT BE ABLE TO SERVICE AND WHICH MAY RESULT IN OUR LENDERS CONTROLLING OUR ASSETS IN AN EVENT OF DEFAULT

     Our total debt outstanding at December 31, 1999 was $24.6 million, $23.6 million of which was due under our former senior credit facilities to the Rural Telephone Finance Cooperative, or RTFC. We used borrowings under our new senior secured credit facility and proceeds from our other debt and equity financing to repay all of our outstanding RTFC debt and we have no further obligations to the RTFC. As of September 30, 2000, our total debt outstanding was $179.7 million, $50.0 million of which was due under our senior secured credit facility and $129.7 million of which was due under our senior discount notes (total debt outstanding of $149.9 million less a $20.2 million unrecognized discount associated with the warrants issued in connection with our senior discount notes offering).

     Our substantial debt will have a number of important consequences for our operations and our investors, including the following:

     - we have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

     - we may not have sufficient funds to pay interest on, and principal of, our debt;

     - we may not be able to obtain additional financing for currently unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

     - some borrowings likely will be at variable rates of interest, which will result in higher interest expense in the event of increases in market interest rates; and

     - due to the liens on substantially all of our assets and the pledges of equity ownership of our subsidiaries that secure our senior debt, our lenders may control our assets upon a default.

     IF WE DO NOT MEET ALL OF THE CONDITIONS UNDER THE SENIOR SECURED CREDIT FACILITY, WE MAY NOT BE ABLE TO DRAW DOWN ALL OF THE FUNDS UNDER THE FACILITY AND, AS A RESULT, WE MAY NOT BE ABLE TO COMPLETE THE BUILD-OUT OF OUR NETWORK, WHICH MAY RESULT IN THE TERMINATION OF THE SPRINT PCS AGREEMENTS

     Our senior secured credit facility provides for aggregate borrowings of $250.0 million of which $50.0 million was borrowed on September 26, 2000. Availability of future borrowings will be subject to certain conditions at each funding date, including the following:

     - the absence of any default or event of default;

     - the continuing accuracy of all representations and warranties; and

     - no material adverse change.

     If we do not meet these conditions at each funding date, our senior secured lenders may choose not to lend any or all of the remaining amounts, and if other sources of funds are not available, we may not be in a position to complete the build-out of our network. If we do not have sufficient funds to complete our network build-out, we may be in breach of the Sprint PCS agreements and in default under our senior secured credit facility.

     OUR INDEBTEDNESS PLACES RESTRICTIONS ON US WHICH LIMIT OUR OPERATING FLEXIBILITY

     The indenture governing the notes and the senior secured credit agreement both impose material operating and financial restrictions on us. These restrictions, subject to ordinary course of business exceptions, may limit our ability to engage in some transactions, including the following:

     - designated types of mergers or consolidations;

     - paying dividends or other distributions to our stockholders;

     - making investments;

     - selling assets;

     - repurchasing our common stock;

     - changing lines of business;

     - borrowing additional money; and

     - transactions with affiliates.

     These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, consummate acquisitions for cash or debt or react to changes in our operating environment.

     An event of default under the senior secured credit facility may prohibit us and the guarantors from paying the notes or the guarantees of the notes as well as liquidated damages with respect to our failure to file or cause or maintain the effectiveness of certain registration statements with respect to the notes and the warrants.

     THE TERMS OF THE CONVERTIBLE PREFERRED STOCK MAY BE ADVERSE TO YOUR
INTERESTS

     If we do not complete an initial public offering of common stock that yields gross proceeds of at least $65.0 million with a per share price that exceeds $10.29, our convertible preferred stock will not convert into common stock. The terms of the convertible preferred stock give the holders of the preferred stock the right, among other things, to:

     - initially designate two members of our board of directors, subject to reduction based on future percentage ownership;

     - approve or disapprove certain corporate actions and transactions;

     - receive dividends in the form of additional shares of our convertible preferred stock, which may increase and accelerate upon certain changes in control; and

     - subject to certain terms and conditions, require us to redeem the convertible preferred stock in certain circumstances.

     If we become subject to the repurchase right or change of control redemption requirements under the convertible preferred stock while our senior debt or notes are outstanding, we will be required to seek the consent of the holders of our senior debt and the holders of the notes to repurchase or redeem the convertible preferred stock, or attempt to refinance the debt and the notes. If we fail to obtain these consents, there will be an event of default under the terms governing our senior debt. In addition, if we do not repurchase or redeem the convertible preferred stock and the holders of the convertible preferred stock obtain a judgment against us, any such judgment in excess of $5.0 million would constitute an event of default under the indenture governing the notes.

     The terms and conditions of the convertible preferred stock and the other terms of the investment may be materially adverse to the holders of senior discount notes.

     IF WE BREACH OUR AGREEMENT WITH SBA, OR IT OTHERWISE TERMINATES ITS AGREEMENT WITH US, OUR RIGHT TO PROVIDE WIRELESS SERVICE FROM SOME OF OUR CELL SITES WILL BE LOST

     We lease cell sites from SBA Towers, Inc. a wholly-owned subsidiary of SBA Communications Corporation. We rely on our contract with SBA to provide us with access to most of our cell sites and to the towers located on these sites. If SBA were to lose its underlying rights to these sites, our ability to provide wireless service from these sites would end, subject to our right to cure defaults by SBA. If SBA terminates our agreement as a result of our breach, we will lose our right to provide wireless services from most of our current cell sites.

     WE MAY HAVE DIFFICULTY IN OBTAINING INFRASTRUCTURE EQUIPMENT AND HANDSETS, WHICH ARE AT TIMES IN SHORT SUPPLY, WHICH COULD RESULT IN DELAYS IN OUR NETWORK BUILD-OUT, DISRUPTION OF SERVICE OR LOSS OF CUSTOMERS

     If we cannot acquire the equipment required to build our network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet the requirements of the Sprint PCS agreements. The demand for the equipment required to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be longer than anticipated. In addition, the demand for specific types of handsets is strong and the manufacturers of those handsets may have to distribute their limited supply of products among their numerous customers. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. If we do not obtain equipment or handsets in a timely manner, we could suffer delays in the build-out of our network, disruptions in service and a reduction in customers.

     IF THE WEST VIRGINIA PCS ALLIANCE AND VIRGINIA PCS ALLIANCE FAIL TO PROVIDE THEIR NETWORK TO US IN THEIR MARKETS, OR IF OUR NETWORK SERVICES AGREEMENT WITH THE ALLIANCES IS OTHERWISE TERMINATED, WE WILL LOSE THE ABILITY TO USE THE ALLIANCES' NETWORKS

     West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances, are two related independent PCS providers whose network is managed by CFW Communications Company. Under our network services agreement, the Alliances provide us with the use of and access to key components of their network in most of our markets in Virginia and West Virginia. We directly compete with the Alliances in some of our other markets where we don't use their network. If the Alliances fail to maintain the standards for their network as set forth in our network services agreement with them or otherwise fail to provide their network for our use, our ability to provide wireless services in these markets may be adversely affected, and we may not be able to provide seamless service for our customers. If we breach our obligations to the Alliances, or if the Alliances otherwise terminate the network services agreement, we will lose our right to use the Alliances' network to provide service in these markets. In that event, it is likely that we will be required to build our own network in those markets and incur the costs associated with doing so.

     SPRINT PCS' VENDOR DISCOUNTS MAY BE DISCONTINUED, WHICH COULD INCREASE OUR EQUIPMENT COSTS AND REQUIRE MORE CAPITAL THAN WE PROJECT TO BUILD OUT OUR NETWORK

     We intend to continue to purchase our infrastructure equipment under Sprint PCS' vendor agreements that include significant volume discounts. If Sprint PCS were unable to continue to obtain vendor discounts for its affiliates, the loss of vendor discounts could increase our equipment costs for our new markets.

     THE FAILURE OF OUR VENDORS, CONSULTANTS AND CONTRACTORS TO PERFORM THEIR OBLIGATIONS MAY DELAY CONSTRUCTION OF OUR NETWORK WHICH MAY LEAD TO A BREACH OF THE SPRINT PCS AGREEMENTS

     We have retained vendors, consultants and contractors to assist in the design and engineering of our systems, construct cell sites, switch facilities and towers, lease cell sites and deploy our network systems, and we will continue to significantly depend upon them in order to fulfill our build-out obligations. The failure by any of our vendors, consultants or contractors to fulfill their contractual obligations to us could materially delay construction of the remaining portion of our network and may cause us to breach our build-out commitments to Sprint PCS.

     CONFLICTS WITH SPRINT PCS MAY NOT BE RESOLVED IN OUR FAVOR WHICH COULD RESTRICT OUR ABILITY TO MANAGE OUR BUSINESS AND PROVIDE SPRINT PCS PRODUCTS AND SERVICES, ADVERSELY AFFECT OUR RELATIONSHIPS WITH OUR CUSTOMERS, INCREASE OUR EXPENSES AND DECREASE OUR REVENUES

     Under the Sprint PCS agreements, Sprint PCS has a substantial amount of control over the conduct of our business. Conflicts between us may arise, and as Sprint PCS owes us no duties except as set forth in the Sprint PCS agreements, these conflicts may not be resolved in our favor. The conflicts and their resolution may harm our business. For example:

     - Sprint PCS could price its national plans based on its own objectives and could set price levels that may not be economically sufficient for our business;

     - upon expiration, Sprint PCS could decide not to renew the Sprint PCS agreements on the following renewal dates, which would not be in our best interest or that of our stockholders:

      - the Sprint PCS agreements for Horizon Personal Communications will come up for renewal on June 8, 2018;

      - the Sprint PCS agreements for Bright PCS will come up for renewal on October 13, 2019;

     - Sprint PCS could increase the prices we pay for our back office services;

     - Sprint PCS could change the per minute rate for Sprint PCS roaming fees, adversely affecting our revenues from roaming;

     - subject to limitations under the Sprint PCS agreements, Sprint PCS may alter its network and technical requirements or request that we build-out additional areas within our markets, which could result in increased equipment and build-out costs or in Sprint PCS building out that area itself or assigning it to another affiliate; and

     - Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services.

     IF WE FAIL TO PAY OUR DEBT, OUR LENDERS MAY SELL OUR LOANS TO SPRINT PCS GIVING SPRINT PCS CERTAIN RIGHTS OF A CREDITOR TO FORECLOSE ON OUR ASSETS

     If the lenders accelerate the amounts due under our new senior secured credit facility, Sprint PCS has the right to purchase our obligations under this facility and become a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS' interests as a creditor could conflict with ours. Sprint PCS' rights as a senior lender would enable it to exercise rights with respect to our assets and Sprint PCS' continuing relationship in a manner not otherwise permitted under the Sprint PCS agreements.

     WE MAY NOT BE ABLE TO COMPETE WITH LARGER, MORE ESTABLISHED WIRELESS PROVIDERS WHO HAVE RESOURCES TO COMPETITIVELY PRICE THEIR PRODUCTS AND SERVICES, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS

     Our ability to compete will depend in part on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors. In each market, we compete with two cellular providers which have had their infrastructure in place and have been operational for a number of years. They have significantly greater financial and technical resources than we do, could offer attractive pricing options and may have a wider variety of handset options. We expect that existing cellular providers will continue to upgrade their systems and provide expanded, digital services to compete with the Sprint PCS products and services that we offer. Many of these wireless providers generally require their customers to enter into long-term contracts, which may make it more difficult for us to attract customers away from them. Sprint PCS generally does not require its customers to enter into long-term contracts, which may make it easier for other wireless providers to attract Sprint PCS customers away from Sprint PCS. We will also compete with several PCS providers and other existing communications companies in our markets, and expect to compete with new entrants as the FCC licenses additional spectrum to mobile services providers. A number of our cellular, PCS and other wireless competitors have access to more licensed spectrum than the amount licensed to Sprint PCS in most of our territory and therefore will be able to provide greater network call volume capacity than our network to the extent that network usage begins to reach or exceed the capacity of our licensed spectrum. Our inability to accommodate increases in call volume could result in more dropped or disconnected calls. In addition, any competitive difficulties that Sprint PCS may experience could also harm our competitive position and success. For further information on the Sprint PCS licensed spectrum in our markets, see "Business -- Markets."

     THERE IS NO UNIFORM SIGNAL TRANSMISSION TECHNOLOGY AND IF WE DECIDE TO USE OTHER TECHNOLOGIES IN THE FUTURE, SUCH A DECISION COULD SUBSTANTIALLY INCREASE OUR EQUIPMENT EXPENDITURES TO REPLACE THE TECHNOLOGY USED ON OUR NETWORK

     The wireless telecommunications industry is experiencing evolving industry standards. We have employed code division multiple access, known as CDMA technology, which is the digital wireless communications technology selected by Sprint PCS for its network. CDMA is a relatively new technology and may not provide the advantages expected by us and by Sprint PCS. In addition to CDMA, there are two other principal signal transmission technologies, time division multiple access, or TDMA, and global systems for mobile communications, or GSM. These three signal transmission technologies are not compatible with each other. If one of these technologies or another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require Sprint PCS to change its digital technology which, in turn, may require us to make changes at substantially increased costs.

     WE MAY NOT RECEIVE AS MUCH SPRINT PCS ROAMING REVENUE AS WE ANTICIPATE AND OUR NON-SPRINT PCS ROAMING REVENUE IS LIKELY TO BE LOW

     We are paid a fee from Sprint PCS or a Sprint PCS affiliate for every minute that a Sprint PCS subscriber based outside of our territory uses our network. Similarly, we pay a fee to Sprint PCS or a Sprint PCS affiliate for every minute that our customers use the Sprint PCS network outside our territory. Our customers may use the Sprint PCS network outside our territory more frequently than we anticipate, and Sprint PCS subscribers based outside our territory may use our network less frequently than we anticipate. Sprint PCS could also change the current fee for each Sprint PCS roaming minute used. As a result, we may receive less Sprint PCS roaming revenue than we anticipate or we may have to pay more Sprint PCS roaming fees than we anticipate. Furthermore, we do not expect to receive substantial non-Sprint PCS roaming revenue.

     IF SPRINT PCS CUSTOMERS ARE NOT ABLE TO ROAM INSTANTANEOUSLY OR EFFICIENTLY ONTO OTHER WIRELESS NETWORKS, WE MAY SUFFER A REDUCTION IN OUR REVENUES AND NUMBER OF CUSTOMERS

     The Sprint PCS network operates at a different frequency and uses or may use a different signal transmission technology than many analog cellular and other digital systems. To access another provider's analog cellular, TDMA or GSM digital system when outside the territory served by the Sprint PCS network, a Sprint PCS customer is required to utilize a dual-band/dual-mode handset compatible with that provider's system. Generally, because dual-band/dual-mode handsets incorporate two radios rather than one, they are more expensive, larger and heavier than single-band/single-mode handsets. The Sprint PCS network does not allow for call hand-off between the Sprint PCS network and another wireless network, so a customer must end a call in progress on the Sprint PCS network and initiate a new call when outside the territory served by the Sprint PCS network. In addition, the quality of the service provided by a network provider during a roaming call may not approximate the quality of the service provided by Sprint PCS. The price of a roaming call may not be competitive with prices of other wireless companies for roaming calls, and Sprint PCS customers may not be able to use Sprint PCS advanced features, such as voicemail notification, while roaming.

     PARTS OF OUR TERRITORIES HAVE LIMITED LICENSED SPECTRUM, AND THIS MAY AFFECT THE QUALITY OF OUR SERVICE, WHICH COULD IMPAIR OUR ABILITY TO ATTRACT OR RETAIN CUSTOMERS

     In the majority of our markets, Sprint PCS has licenses covering 20 or 30 MHz of spectrum. However, Sprint PCS has licenses covering only 10 MHz in parts of our territory covering approximately 3.8 million residents out of a total population of over 10.2 million residents, including our Fort Wayne and South Bend, Indiana, markets. In the future, as our customers in those areas increase in number, this limited licensed spectrum may not be able to accommodate increases in call volume and may lead to increased dropped calls and may limit our ability to offer enhanced services.

     NON-RENEWAL OR REVOCATION BY THE FEDERAL COMMUNICATIONS COMMISSION OF THE SPRINT PCS LICENSES WOULD SIGNIFICANTLY HARM OUR BUSINESS BECAUSE WE WOULD NO LONGER HAVE THE RIGHT TO OFFER WIRELESS SERVICE THROUGH OUR NETWORK

     We are dependent on Sprint PCS' licenses, which are subject to renewal and revocation by the FCC. Sprint PCS' licenses in many of our territories will expire as early as 2005 but may be renewed for additional ten year terms. There may be opposition to renewal of Sprint PCS' licenses upon their expiration and the Sprint PCS licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. For example, if Sprint PCS does not demonstrate to the FCC that Sprint PCS has met the five-year construction requirements for each of its PCS licenses, it can lose those licenses. Failure to comply with these standards in our territory could cause revocation or forfeiture of the Sprint PCS licenses for our territory or the imposition of fines on Sprint PCS by the FCC.

     THE LOSS OF OUR OFFICERS AND SKILLED EMPLOYEES THAT WE DEPEND UPON TO OPERATE OUR BUSINESS COULD REDUCE OUR ABILITY TO OFFER SPRINT PCS PRODUCTS AND SERVICES

     The loss of one or more key officers could impair our ability to offer Sprint PCS products and services. Our business is managed by a small number of executive officers. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. We may not be successful in retaining our key personnel or in attracting and retaining other highly qualified technical and management personnel.

     WE MAY NEED MORE CAPITAL THAN WE CURRENTLY PROJECT TO COMPLETE THE BUILD-OUT OF OUR NETWORK AND A DELAY OR FAILURE TO OBTAIN ADDITIONAL CAPITAL COULD ADVERSELY AFFECT OUR REVENUES

     The completion of our network build-out will require substantial capital. Additional funds would be required in the event of:

     - significant departures from our current business plan;

     - unforeseen delays, cost overruns, unanticipated expenses; or

     - regulatory, engineering design and other technological changes.

     Due to our highly leveraged capital structure, additional financing may not be available or, if available, may not be obtained on a timely basis and on terms acceptable to us or within limitations permitted under our existing debt covenants. Failure to obtain additional financing, should the need for it develop, could result in the delay or abandonment of our development and expansion plans, and we may be unable to fund our ongoing operations.

     UNAUTHORIZED USE OF OUR NETWORK AND OTHER TYPES OF FRAUD COULD DISRUPT OUR BUSINESS AND INCREASE OUR COSTS

     We will likely incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming. Although we believe that we have a plan in place to implement appropriate controls to minimize the effect to us of fraudulent usage, we cannot assure you that we will be successful.

     EXPANDING OUR TERRITORY MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     As part of our business strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS affiliates. We will evaluate strategic acquisitions and alliances principally relating to our current operations. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including:

     - difficulty assimilating acquired operations and personnel;

     - diversion of management attention;

     - disruption of ongoing business;

     - inability to retain key personnel;

     - inability to successfully incorporate acquired assets and rights into our service offerings;

     - inability to maintain uniform standards, controls, procedures and policies; and

     - impairment of relationships with employees, customers or vendors.

     Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may also issue additional equity securities, incur additional debt or incur significant amortization expenses related to goodwill and other intangible assets.

     IF THE SPRINT PCS AGREEMENTS DO NOT COMPLY WITH FCC REQUIREMENTS, SPRINT PCS MAY TERMINATE THE SPRINT PCS AGREEMENTS, WHICH COULD RESULT IN OUR INABILITY TO PROVIDE SERVICE

     The FCC requires that licensees like Sprint PCS maintain control of their licensed spectrum and not delegate control to third-party operators or managers like us. Although the Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree with us. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use our best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would have extreme difficulty in conducting our business.

     THE SPRINT PCS AGREEMENTS AND OUR CERTIFICATE OF INCORPORATION INCLUDE PROVISIONS THAT MAY DISCOURAGE, DELAY AND RESTRICT ANY SALE OF OUR OPERATING ASSETS OR COMMON STOCK TO THE POSSIBLE DETRIMENT OF OUR STOCKHOLDERS

     The Sprint PCS agreements restrict our ability to sell our operating assets and common stock. Generally, Sprint PCS must approve a change of control of our ownership and consent to any assignment of the Sprint PCS agreements. The Sprint PCS agreements also give Sprint PCS a right of first refusal if we decide to sell the operating assets of our Bright PCS markets to a third party. In addition, provisions of our certificate of incorporation could also operate to discourage, delay or make more difficult a change in control of our company. For example, our certificate of incorporation provides for:

     - two classes of common stock, with our class B common stock having ten votes per share;

     - the issuance of preferred stock without stockholder approval; and

     - a classified board, with each board member serving a three-year term.

See "Description of Capital Stock."

     The restrictions in the Sprint PCS agreements and the provisions of our certificate of incorporation could discourage any sale of our operating assets or common stock. This could reduce the price of our company in the event of a sale.

     WE WILL NOT BE ABLE TO RECEIVE THE TAX BENEFIT OF OUR FUTURE LOSSES UNTIL WE BEGIN TO GENERATE TAXABLE INCOME

     From our inception until September 2000, we have been included in the consolidated federal income tax return of Horizon Telcom. Under our tax-sharing agreement with Horizon Telcom, Horizon Telcom files a consolidated tax return and pays us an amount equal to the tax savings realized by Horizon Telcom as a result of our taxable operating losses being used to offset consolidated taxable income. We also have recorded a tax benefit on our income statement related to the consolidated tax-sharing agreement. As a result of the sale of convertible preferred stock in September 2000, we will no longer be included in Horizon Telcom's consolidated tax return and, as a result, will no longer be able to recognize any tax benefits from our operating losses until we start to generate taxable income. In addition, as a result of this change in our tax status, we recognized a tax liability of approximately $8.5 million.

     HORIZON TELCOM WILL BE ABLE TO CONTROL THE OUTCOME OF SIGNIFICANT MATTERS PRESENTED TO STOCKHOLDERS AS A RESULT OF ITS OWNERSHIP POSITION FOLLOWING THE COMPLETION OF THIS OFFERING, WHICH COULD POTENTIALLY IMPAIR OUR ATTRACTIVENESS AS A TAKEOVER TARGET

     Horizon Telcom beneficially owns approximately 67.9% of our outstanding common stock in total on a fully diluted basis. In addition, the shares held by Horizon Telcom are class B shares, which have ten votes per share. The class A shares have only one vote per share. As a result, Horizon Telcom holds approximately 83.6% of the voting power, on a fully diluted basis. Horizon Telcom will have the voting power to control the election of our board of directors and it will be able to cause amendments to our restated certificate of incorporation or our restated bylaws. Horizon Telcom also may be able to cause changes in our business without seeking the approval of any other party. These changes may not be to the advantage of our company or in the best interest of our other stockholders or the holders of senior discount notes. For example, Horizon Telcom will have the power to prevent, delay or cause a change in control of our company and could take other actions that might be favorable to Horizon Telcom, but not necessarily to other stockholders. This may have the effect of delaying or preventing a change in control. In addition, Horizon Telcom is controlled by members of the McKell family, who collectively own approximately 60.6% of the economic and voting interests of Horizon Telcom. Therefore, the McKell family, acting as a group, may be able to exercise indirect control over us. See "Management" and "Principal Stockholders."

     WE MAY FACE POTENTIAL CONFLICTS OF INTEREST WITH HORIZON TELCOM WHICH MAY HARM OUR BUSINESS

     Conflicts of interest may arise between us and Horizon Telcom, or its other affiliates, in areas relating to past, ongoing and future relationships, including:

     - corporate opportunities;

     - tax and intellectual property matters;

     - potential acquisitions;

     - financing transactions, sales or other dispositions by Horizon Telcom of shares of our common stock held by it; and

     - the exercise by Horizon Telcom of its ability to control our management and affairs.

     Horizon Telcom controls approximately 83.6% of the voting power on a fully diluted basis. Horizon Telcom is engaged in a diverse range of telecommunications-related businesses, such as local telephone services and Internet services, and these businesses may have interests that conflict or compete in some manner with our business. Horizon Telcom is under no obligation to share any future business opportunities available to it with us, unless Delaware law requires it to do so. Any conflicts that may arise between us and Horizon Telcom or any of its affiliates or any loss of corporate opportunity to Horizon Telcom that may otherwise be available to us may impact our financial condition or results of operations because these conflicts of interest or losses of corporate opportunities could result in a loss of customers and, therefore, business. Because Horizon Telcom will be able to control the outcome of most conflicts upon which stockholders could vote and because it will have the voting power to control our board of directors, conflicts may not be resolved in our favor.

     PRESENT AND FUTURE TRANSACTIONS WITH HORIZON TELCOM MAY BE ON TERMS WHICH ARE NOT AS FAVORABLE AS COULD BE OBTAINED FROM THIRD PARTIES.

     In the past, we have entered into transactions with Horizon Telcom including the leasing of towers by Horizon Telcom to us and the advancing of cash to us to finance our operations. In addition, under our tax sharing agreement with Horizon Telcom, Horizon Telcom has used our net operating losses to offset its taxes. Under this agreement, Horizon Telcom paid us the amount of its tax savings from our net operating losses used for this purpose. In addition, a subsidiary of Horizon Telcom provides certain administrative services to us including finance functions, billing and collections, accounting services, computer access, customer relations and human resources. Although these transactions were on terms that we believe are fair, because Horizon Telcom currently owns 92% of our outstanding common stock and will continue to be our controlling shareholder after the offering, third-parties with which we wish to enter into agreements or the market place may not perceive them to be fair. In addition, because Horizon Telcom has the power to control our board of directors, we may not be able to renew these agreements on terms favorable to us. See "Certain Transactions."

INDUSTRY RISKS

     WE MAY EXPERIENCE A HIGH RATE OF CUSTOMER TURNOVER WHICH WOULD INCREASE OUR COSTS OF OPERATIONS AND REDUCE OUR REVENUE AND PROSPECTS FOR GROWTH

     Our strategy to minimize customer turnover, commonly known as churn, may not be successful. Our average monthly churn for the first nine months of 2000 was less than 2.4%. As a result of customer turnover, we lose the revenue attributable to these customers and increase the costs of establishing and growing our customer base. The PCS industry has experienced a higher rate of customer turnover as compared to cellular industry averages. The rate of customer turnover is affected by the following factors, several of which are not within our ability to address:

     - extent of network coverage;

     - reliability issues such as blocked calls, dropped calls and handset problems;

     - non-use of phones;

     - change of employment;

     - the decision not to require our customers to sign contracts, unlike most cellular providers that do require contracts;

     - a lack of affordability;

     - price competition;

     - customer care concerns; and

     - other competitive factors.

     A high rate of customer turnover could adversely affect our competitive position, results of operations and our costs of, or losses incurred in, obtaining new customers, especially because we subsidize some of the cost of initial purchases of handsets by our customers.

     BECAUSE THE WIRELESS INDUSTRY HAS EXPERIENCED HIGHER CUSTOMER ADDITIONS AND HANDSET SALES IN THE FOURTH CALENDAR QUARTER AS COMPARED TO THE OTHER THREE CALENDAR QUARTERS, A FAILURE BY US TO ACQUIRE SIGNIFICANTLY MORE CUSTOMERS IN THIS QUARTER COULD HAVE A DISPROPORTIONATE NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS

     The wireless industry is historically dependent on fourth calendar quarter results. Our overall results of operations could be significantly reduced if we have a worse than expected fourth calendar quarter for any reason, including the following:

     - our inability to match or beat pricing plans offered by competitors;

     - our failure to adequately promote Sprint PCS' products, services and pricing plans;

     - our inability to obtain an adequate supply or selection of handsets;

     - a downturn in the economy of some or all of the markets in our territory; or

     - a poor holiday shopping season.

     WIRELESS PROVIDERS OFFERING SERVICES BASED ON LOWER COST STRUCTURES OR ALTERNATIVE TECHNOLOGIES AND CURRENT UNCERTAINTIES IN THE WIRELESS MARKET MAY REDUCE DEMAND FOR PCS

     Other wireless providers enjoy economies of scale that can result in a lower cost structure for providing wireless services. Rapid technological changes and improvements in the telecommunications market could lower other wireless providers' cost structures in the future. These factors could reduce demand for PCS because of competitors' ability to provide wireless services at a lower price. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. As a result, our future prospects, those of our industry, and the success of PCS and other competitive services, remain uncertain.

     Technological advances and industry changes could cause the technology used on our network to become obsolete. We may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences.

     If we are unable to keep pace with these technological changes or changes in the telecommunications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our network or our current business strategy may become obsolete. In addition, wireless carriers are seeking to implement a new "third generation," or "3G," technology throughout the industry. There can be no assurance that we can implement the new 3G technology successfully on a cost-effective basis.

     REGULATION BY GOVERNMENT AGENCIES MAY INCREASE OUR COSTS OF PROVIDING SERVICE OR REQUIRE US TO CHANGE OUR SERVICES, WHICH COULD IMPAIR OUR FINANCIAL PERFORMANCE

     The licensing, construction, use, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC, the Federal Aviation Administration, and, depending on the jurisdiction, state and local regulatory agencies and legislative bodies. Adverse decisions regarding these regulatory requirements could negatively impact our operations and our cost of doing business.

     USE OF HAND-HELD PHONES MAY POSE HEALTH RISKS, WHICH COULD RESULT IN THE REDUCED USE OF OUR SERVICES OR LIABILITY FOR PERSONAL INJURY CLAIMS

     Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for our services, or costs of litigation and damage awards, could impair our ability to profitably operate our business.

RISKS RELATING TO THIS OFFERING

     THE REGISTERED NOTES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE VOLATILE, SO YOU MAY BE UNABLE TO SELL YOUR SECURITIES AT THE PRICE YOU DESIRE OR AT ALL.

     We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of such securities at a particular time if at all or that the prices that you receive when you sell will be favorable. There is currently no public market for the registered notes, and there can be no assurance that such a market will develop. The Initial Purchasers have advised us that they intend to make a market in the registered notes, but they are not obligated to do so. The Initial Purchasers may discontinue any market-making in the securities at any time in their sole discretion. Future trading prices of the securities will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

     BECAUSE THE REGISTERED NOTES ARE SUBORDINATED TO OTHER DEBT THAT ENCUMBERS THE ASSETS OF THE GUARANTORS, YOU MAY NOT BE FULLY REPAID IF WE OR THEY BECOME INSOLVENT.

     If we or any of the guarantors become insolvent, we may not have sufficient assets to make payments on amounts due on any or all of the registered notes or the subsidiary guarantees. Each subsidiary guarantee of the registered notes will be subordinated to all existing and future senior debt of the applicable guarantor. If we or any of the guarantors become bankrupt, liquidate, dissolve, reorganize or undergo a similar proceeding, each guarantor's assets will be available to pay obligations on the registered notes or the applicable guarantee only after all outstanding senior debt of such party has been paid in full.

     BECAUSE THE REGISTERED NOTES AND GUARANTEES WILL BE UNSECURED, YOU MAY NOT BE FULLY REPAID UNDER THE NOTES OR GUARANTEES IF WE BECOME INSOLVENT.

     Because the guarantees of the registered notes will be unsecured, if we become insolvent, you may be repaid only after our senior debt is satisfied. Our senior debt is secured by liens on substantially all of our assets and those of our subsidiary and future subsidiaries. If we were to default on our senior debt, the lenders could foreclose on the collateral regardless of any default with respect to the registered notes. These assets would first be used to repay in full all amounts outstanding under our senior debt.

     Our Sprint PCS agreements and the infrastructure equipment used in our network create the value of our assets. These assets are highly specialized and, taken individually, have limited marketability, particularly as a result of some of the provisions in our agreement with Sprint PCS. Therefore, in a foreclosure sale, these assets are likely to be sold as an entirety, and the lender may not realize enough money to satisfy all senior debt.

     HOLDERS OF OUR SENIOR DEBT WILL CONTROL ENFORCEMENT OF THE PLEDGES OF ANY OF OUR SUBSIDIARIES' STOCK, WHICH MAY AFFECT THE TRUSTEE'S ABILITY TO INDEPENDENTLY PURSUE REMEDIES ON BEHALF OF HOLDERS OF THE REGISTERED NOTES.

     The holders of the senior debt are given the exclusive right to control all decisions relating to the enforcement of remedies under the senior debt pledge agreement with respect to the stock of our current and future subsidiaries. Our senior debtholders may have interests that are different from yours and our senior debtholders may elect not to pursue their remedies under the pledge agreement at a time when it would be advantageous for you to do so.

     BECAUSE FEDERAL AND STATE STATUTES MAY ALLOW COURTS TO VOID THE GUARANTEES OF THE REGISTERED NOTES, YOU MAY NOT HAVE THE RIGHT TO RECEIVE ANY MONEY PURSUANT TO THE GUARANTEES.

     Although the guarantees of the registered notes provide you with a direct claim against the assets of the applicable guarantor, creditors of a bankrupt guarantor may challenge the guarantee. If a challenge to a guarantee were upheld, then the applicable guarantee would be invalid and unenforceable, and be junior to all creditors, including trade creditors, of that guarantor.

     The creditors of a bankrupt guarantor could challenge a guarantee on the grounds that the guarantee constituted a fraudulent conveyance under bankruptcy law. If a court were to rule that the guarantee did constitute a fraudulent conveyance, then the court could void the obligations under the guarantee or subordinate the guarantee to other debt of the guarantor or take other action detrimental to holders of the notes. In addition, any of the guarantees could be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of our subsidiary that provided the guarantee, the obligations of the applicable guarantor were incurred for less than fair consideration.

     OUR DEBT INSTRUMENTS CONTAIN PROVISIONS AND REQUIREMENTS THAT COULD LIMIT OUR ABILITY TO PURSUE BORROWING OPPORTUNITIES.

     The restrictions to be contained in the indenture governing the registered notes, and the restrictions to be contained in our senior debt, may limit our ability to implement our business plan, finance future operations, respond to changing business and economic conditions, secure additional financing, if needed, and engage in opportunistic transactions. Our senior debt will also restrict our ability and the ability of our subsidiaries and our future subsidiaries to do the following:

     - create liens;

     - make certain payments, including payments of dividends and distributions in respect of capital stock;

     - consolidate, merge and sell assets;

     - engage in certain transactions with affiliates; and

     - fundamentally change our business.

     In addition, our senior debt will require us to maintain certain ratios, including:

     - leverage ratios;

     - an interest coverage ratio; and

     - a fixed charges ratio,

and to satisfy certain tests, including tests relating to:

     - minimum covered population;

     - minimum number of subscribers to our services; and

     - minimum annualized revenues.

     We may not satisfy the financial ratios and tests under our senior debt due to events that are beyond our control. If we fail to satisfy any of the financial ratios and tests, we could be in default under our senior debt or may be limited in our ability to access additional funds under our senior debt, which could result in our being unable to make payments on the registered notes.

     BECAUSE THE REGISTERED NOTES WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT, YOU WILL HAVE TO INCLUDE INTEREST IN YOUR TAXABLE INCOME BEFORE YOU RECEIVE CASH.

     The notes were issued at a substantial discount from their principal amount at maturity. Original issue discount, i.e., the difference between the stated redemption price at maturity of the notes, including all cash payments of principal and interest, and the issue price of the notes, will accrue from the issue date of the notes and will be included in your gross income for federal income tax purposes before you receive the cash payment of such interest. The amount of original issue discount will be greater than the difference between the stated principal amount at maturity of the notes and the purchase price of the units. As discussed below, United States federal income tax law may postpone or limit our interest deduction for original issue discount. See "Certain U.S. Federal Tax Considerations."

     WE WILL NOT BE ABLE TO DEDUCT A PORTION OF OUR BORROWING EXPENSE.

     The notes will be "applicable high yield discount obligations" for federal income tax purposes, as described below under "Certain U.S. Federal Tax Considerations -- U.S. Holders; Applicable High Yield Discount Obligations." We will not be entitled to deduct original issue discount accruing on the notes until such amounts are actually paid. In addition, because the yield to maturity of the notes that is in excess of the sum of the applicable federal rate plus six percentage points, we will be permanently precluded from deducting the original issue discount to the extent of such excess.

     THE BANKRUPTCY LAWS MAY REDUCE YOUR CLAIM IN THE EVENT OF OUR INSOLVENCY.

     If a bankruptcy case were commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, your claim with respect to the principal amount of the notes may be limited to an amount equal to the sum of the initial offering price and that portion of the original issue discount that is not deemed to constitute unmatured interest for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of the bankruptcy filing could constitute unmatured interest for purposes of the United States Bankruptcy Code. To the extent that the United States Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, you may recognize taxable gain or loss upon payment of your claim in bankruptcy.

     IF AN EVENT CONSTITUTING A CHANGE IN CONTROL OF US OCCURS, WE MAY BE UNABLE TO FULFILL OUR OBLIGATION TO PURCHASE YOUR REGISTERED NOTES.

     Our senior debt will prohibit us from purchasing any of the notes before their stated maturity. Under the indenture governing the notes, upon certain changes in control we will, subject to certain contractual limitations, be required to make an offer to repurchase all of the notes. In the event we become subject to a change in control at a time when we are prohibited from purchasing the notes, we may seek the consent of the holders of our senior debt to purchase the notes or attempt to refinance the debt that contains the prohibition. If we do not obtain a consent or repay the senior debt, our failure to purchase the tendered notes would constitute an event of default under the indenture, which would in turn result in a default under the senior debt. Even if we obtain the consent, we cannot assure you that we will have sufficient resources to repurchase the notes following a change in control.

     CERTAIN BUSINESS COMBINATIONS WITH SPRINT PCS AFFILIATES MAY NOT RESULT IN A CHANGE OF CONTROL THAT OBLIGATES US TO REPURCHASE YOUR NOTES.

     Consistent with our business strategy, we discuss potential strategic business combinations with other Sprint PCS affiliates from time to time. We have not reached any agreements or understandings with respect to a business combination or other transaction. We cannot assure you as to whether we will enter into any business combination or as to the terms of any business combination. Under the notes, certain business combinations that might otherwise be a change of control that triggers your repurchase rights would not trigger the repurchase rights if the business combination involved another Sprint PCS affiliate.

     SOME PERSONS WHO PARTICIPATE IN THIS EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE REGISTERED NOTES.

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act of 1933 to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your registered notes under the Securities Act of 1933, you may incur liability under this Act. We do not and will not assume, or indemnify you against, this liability.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table shows our cash and cash equivalents, short-term debt and capitalization as of September 30, 2000:

                                                                  AS OF SEPTEMBER 30, 2000
                                                                  ------------------------
                                                                   (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................              $236,463
                                                                          --------
Long-term debt:
  Senior secured credit facility............................                50,000
  Senior discount notes(1)..................................               129,743
Convertible preferred stock, 26,003,478 shares
  outstanding...............................................               134,315
Stockholders' equity (deficit):
  Preferred stock, 10,000,000 shares authorized; no shares
     outstanding............................................                    --
  Class A common stock, par value $0.0001 per share,
     125,000,000 shares authorized; no shares outstanding...                    --
  Class B common stock, par value $0.0001 per share,
     75,000,000 shares authorized; 58,485,000 shares
     outstanding............................................                     6
  Treasury stock............................................                  (111)
  Additional paid-in capital................................                75,296
  Retained deficit..........................................               (53,251)
                                                                          --------
     Total stockholders' equity.............................                21,940
                                                                          --------
          Total capitalization..............................              $335,998
                                                                          ========

-------------------------

(1) Reflects $149.9 million of senior discount notes less a $20.2 million unrecognized discount associated with the warrants issued with the senior discount notes.

     All references to shares of class A or class B common stock in this prospectus reflect a 1.1697-for-one stock split in the form of a stock dividend, effective on September 8, 2000. In October, 2000, we increased the authorized shares of common and preferred stock. See "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     On April 26, 2000, Horizon Telcom, Inc. formed Horizon PCS and on June 27, 2000 transferred its 100% ownership of Horizon Personal Communications, Inc. to Horizon PCS in exchange for 53.8 million shares of Horizon PCS class B common stock, representing 100% of the outstanding shares of Horizon PCS. This transfer was accounted for in the financial statements as a reorganization of companies under common control in a manner similar to a pooling-of-interests. We have reflected the reorganization and the adjusted number of shares outstanding retroactively and we have presented the prior financial statements of Horizon Personal Communications, Inc. as those of Horizon PCS.

     The following tables present selected consolidated historical financial data for Horizon PCS, as of and for the five years ended December 31, 1999, and selected unaudited consolidated historical financial data for the nine months ended September 30, 1999 and 2000. We derived the statements of income and balance sheet data as of and for the periods ended December 31, 1997, 1998 and 1999 for Horizon PCS from the audited consolidated financial statements of Horizon PCS. We derived the financial data of all other periods from the unaudited consolidated financial statements of Horizon PCS. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all normal and recurring adjustments and accruals necessary for a fair presentation of such information. Financial results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

     The following information should be read together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Statements" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                               YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                   -------------------------------------------------   -------------------
                                                    1995      1996      1997       1998       1999       1999       2000
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
STATEMENTS OF INCOME DATA:
Operating revenues:
  Service revenues...............................  $    --   $    --   $    26   $    459   $  3,903   $  2,308   $ 13,855
  Equipment revenues.............................       --        --       138        309        600        340      1,745
                                                   -------   -------   -------   --------   --------   --------   --------
    Total revenues...............................       --        --       164        768      4,503      2,648     15,600
                                                   -------   -------   -------   --------   --------   --------   --------
Operating expenses:
  Cost of service and equipment..................       --        --       941      4,905      9,741      6,033     21,406
  Selling, general and administrative expenses
    (exclusive of non-cash compensation
    expense).....................................      289       845     2,500      3,770      7,922      4,830     15,856
  Non-cash compensation expense..................       --        --        --         --        291         --        324
  Depreciation and amortization..................       19        13       419      1,748      2,685      1,877      3,467
                                                   -------   -------   -------   --------   --------   --------   --------
    Total operating expenses.....................      308       858     3,860     10,423     20,639     12,740     41,053
                                                   -------   -------   -------   --------   --------   --------   --------
    Operating loss...............................     (308)     (858)   (3,696)    (9,655)   (16,136)   (10,092)   (25,453)
  Interest expense, net..........................      (24)       --      (264)      (838)    (1,529)    (1,061)    (3,561)
  Gain on sale of PCS assets.....................       --        --        --         --      1,388      1,388         --
  Gain on exchange of stock......................       --        --        --         --         --         --     11,551
  Other income (expense), net....................       (9)       58       100     (1,690)       182         17        973
                                                   -------   -------   -------   --------   --------   --------   --------
    Loss from continuing operations before income
      taxes......................................     (341)     (800)   (3,860)   (12,183)   (16,225)    (9,748)   (16,490)
  Income tax benefit (expense)...................      116       262     1,308      4,145      5,275      3,229     (2,844)
                                                   -------   -------   -------   --------   --------   --------   --------
    Loss from continuing operations..............  $  (225)  $  (538)  $(2,552)  $ (8,038)  $(10,950)  $ (6,519)  $(19,334)
                                                   =======   =======   =======   ========   ========   ========   ========

                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                               YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                   -------------------------------------------------   -------------------
                                                    1995      1996      1997       1998       1999       1999       2000
                                                         (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND OTHER DATA)
PER SHARE DATA:
Basic and diluted loss per share of common stock
  from continuing operations.....................  $ (0.00)  $ (0.01)  $ (0.05)  $  (0.15)  $  (0.20)  $  (0.12)  $  (0.35)

OTHER DATA:
Number of PCS subscribers(1).....................       --        --       312      2,091     13,749      7,324     36,007
Total population in our markets (millions).......       --        --       0.1        1.6        4.9        4.9       10.2
ARPU (including roaming)(2)......................       --        --        NM   $     44   $     58   $     59   $     67
ARPU (excluding roaming)(2)......................       --        --        NM         42         49         51         48

                                                                                                             AS OF
                                                                   AS OF DECEMBER 31,                  SEPTEMBER 30, 2000
                                                     -----------------------------------------------   ------------------
                                                      1995      1996      1997      1998      1999
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................  $   185   $11,132   $   200   $    27   $   147        $236,463
  Total property and equipment, net................      395     1,435    14,996    17,880    22,894          76,975
  Total assets.....................................    4,979    25,102    33,328    26,862    32,879         378,690
  Total debt.......................................       --    10,116    16,611    21,180    24,590         179,743
  Total liabilities................................    9,432    25,045    29,094    24,919    35,042         222,435
  Convertible preferred stock......................       --        --        --        --        --         134,315
  Total stockholders' equity (deficit).............   (4,453)       57     4,234     1,943    (2,163)         21,940

-------------------------

(1) Represents the number of PCS subscribers at the end of each period.
(2) Represents average monthly revenue per unit (subscriber). For more detail on how ARPU is computed, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     As of October 31, 2000, we had launched service in 38 markets covering approximately 4.9 million residents, or approximately 48% of the total population in our territory. As of September 30, 2000, we had approximately 36,000 customers. We expect to launch all of our markets and be offering service to approximately 6.9 million residents, or approximately 68% of the total population in our territory, by the end of the third quarter of 2001, at which time our planned network build-out will be substantially complete.

     Sprint PCS has invested approximately $57.0 million to purchase the PCS licenses in our territory and has incurred additional expenses for microwave clearing. Under the Sprint PCS agreements, we manage our network on Sprint PCS' licensed spectrum and have the right to use the Sprint and Sprint PCS brand names.

HISTORY AND BACKGROUND

     Horizon PCS is a wholly-owned subsidiary of Horizon Telcom. Horizon Telcom is a holding company which, in addition to Horizon PCS, owns 100% of The Chillicothe Telephone Company, a local telephone company in service for 105 years. Horizon Telcom also owns 100% of Horizon Services, which provides administrative services to Horizon PCS and other Horizon Telcom affiliates, and 100% of United Communications, a separate long distance and Internet services business. Prior to providing PCS service, we were a DirecTV affiliate. We sold that business in 1996. We also launched a successful Internet services business in 1995, which we transferred to United Communications in April 2000.

     The following are key milestones in our business:

     - In November 1996, we acquired PCS licenses in the FCC's C Block auction giving us the right to provide service to five markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.0 million. In August 1997, approximately ten months after receiving our licenses, we launched PCS Service as an independent service provider operating under the Horizon Personal Communications brand name. We were the third C Block licensee to launch PCS service in the United States and the first to use CDMA technology.

     - In June 1998, we returned all of our FCC licenses except for a portion of the license covering our Chillicothe, Ohio market, in exchange for the forgiveness of our FCC debt. In connection with the return of our FCC licenses, we agreed to become one of five charter Sprint PCS affiliates. Our initial grant of markets from Sprint PCS consisted of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. This grant included the five markets for which we originally held licenses. In November 1998, we began offering Sprint PCS service. However, we continued to use Horizon Personal Communications as the primary brand for marketing our PCS service.

     - In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million.

       In conjunction with this second grant, we also entered into a network services agreement with the West Virginia PCS Alliance and Virginia PCS Alliance, which we refer to as the Alliances. The Alliances are two related independent PCS providers offering services under the Intelos brand, and whose network is managed by CFW Communications. Under this agreement, we obtained the right to use their wireless network to provide Sprint PCS services to our customers in most of these new markets. Within two months of receiving our second grant from Sprint PCS, we were offering Sprint PCS service in 16 of our markets including eleven markets served under this agreement. If we use the Alliances' network to the fullest extent permitted by our agreement, the Alliances' network would provide service to markets with a total population of 3.3 million and coverage to 1.8 million residents, or 52% of the total population.

     - In September 1999, Horizon Telcom, our parent company, sold its interest in the towers it owned to SBA for $15.7 million and invested the net proceeds in us. Prior to the sale, we had been leasing the towers from Horizon Telcom. We now lease those towers from SBA. Concurrently with the tower sale, we entered into a build-to-suit agreement with SBA for the construction of new towers as part of our network build-out. Under the lease rates for specified towers constructed by SBA and leased to us as an anchor tenant.

     - In September 1999, we became one of the founders of Bright PCS, receiving a 26% equity stake in exchange for approximately $3.1 million. Shortly after our investment, Bright PCS became the exclusive Sprint PCS affiliate for 13 markets in Indiana, Ohio and Michigan, with a total population of approximately 2.4 million. At that time, we also entered into a management agreement with Bright PCS under which we agreed to manage all of Bright PCS' network build-out and operations. We launched service in substantially all of the Bright PCS markets in October 2000.

     - In December 1999, we completed a two-month transition from a co-branded marketing strategy to marketing and selling all of our products and services exclusively under the "Sprint PCS" brand name, which gave us full access to Sprint PCS' major national retailers. Since that transition, we have experienced an accelerated growth in our customer base.

     - In May 2000, Sprint PCS granted us an additional 17 markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In September 2000, we completed the purchase from Sprint PCS of the assets related to our new markets.

     - In June 2000, we acquired the remaining 74% of Bright PCS that we did not already own to become a 100% owner. As consideration for the outstanding Bright PCS equity, we exchanged 4.7 million shares of our class B common stock equal to 8% of our outstanding shares of all classes of our common stock prior to this offering, and 31,911 shares of Horizon Telcom common stock equal to 8% of the outstanding shares of Horizon Telcom, which we acquired in February 2000.

     - On September 26, 2000, an investor group led by Apollo Management purchased $126.5 million of our convertible preferred stock in a private placement. Concurrently, holders of our $13.4 million short term convertible note converted it into the same convertible preferred stock purchased by the investor group. Concurrently, the Company received $149.7 million from the issuance of $295.0 million of senior discount notes due 2010 and $50.0 million of term loans from our $225.0 million senior secured credit facility (later increased to a $250.0 million facility).

RESULTS OF OPERATIONS

     Service revenues consist primarily of PCS subscriber revenues, Sprint PCS roaming revenues and non-Sprint PCS roaming revenues. PCS subscriber revenues consist primarily of monthly service fees and other charges billed to our customers for Sprint PCS service in our territory under a variety of service plans. We receive Sprint PCS roaming revenues at a per minute rate from Sprint PCS or another Sprint PCS affiliate when Sprint PCS subscribers based outside of our territory use our portion of the Sprint PCS network. Non-Sprint PCS roaming revenues include payments from wireless service providers, other than Sprint PCS, when those providers' subscribers roam on our network.

     We record 100% of PCS subscriber revenues from our customers, Sprint PCS roaming revenues from Sprint PCS subscribers based outside our markets and non-Sprint PCS roaming revenues. Sprint PCS retains 8% of all collected service revenues. Collected service revenues include PCS subscriber revenues and non-Sprint PCS roaming revenues, but exclude Sprint PCS roaming revenues and revenues from sales of equipment. We report the amounts retained by Sprint PCS as selling, general and administrative expenses.

     Equipment revenues consist of digital handsets and accessories sold to our customers. Certain of our equipment sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by the distributors. We defer recognition of such sales until the merchandise is sold by the distributors.

     The following table sets forth a breakdown of our revenues by type.

                                                                                                   NINE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                 ------------------------------------------   ----------------------------
                                                     1997           1998           1999           1999           2000
                                                 ------------   ------------   ------------   ------------   -------------
                                                 AMOUNT    %    AMOUNT    %    AMOUNT    %    AMOUNT    %    AMOUNT     %
                                                 ------   ---   ------   ---   ------   ---   ------   ---   -------   ---
                                                                    (DOLLARS IN THOUSANDS, EXCEPT ARPU)
Service revenues...............................   $ 26    16%    $459    60%   $3,903   87%   $2,308   87%   $13,855   89%
Equipment revenues.............................    138    84%     309    40%     600    13%     340    13%     1,745   11%
                                                  ----           ----          ------         ------         -------
Total revenues.................................   $164           $768          $4,503         $2,648         $15,600
                                                  ====           ====          ======         ======         =======
ARPU (including roaming)(1)....................     NM           $ 44          $  58          $  59          $    67
ARPU (excluding roaming)(1)....................     NM             42             49             51               48

-------------------------

(1) ARPU, average revenue per unit, is an industry term that measures total PCS service revenues per month from our subscribers divided by the average number of digital subscriber units for that month. ARPU, including roaming, is ARPU with Sprint PCS roaming and travel and non-Sprint PCS roaming and travel. ARPU excluding roaming, excludes Sprint PCS roaming and travel and non-Sprint PCS roaming and travel.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     SERVICE REVENUES. Service revenues for the nine months ended September 30, 2000 were $13.9 million, compared to $2.3 million for the nine months ended September 30, 1999, an increase of $11.6 million. The growth in service revenues is primarily the result of the growth in our customer base. We had 36,007 customers at September 30, 2000, compared to 7,324 at September 30, 1999. We believe our customer base has grown because we have launched additional markets, increased our sales force and are now marketing under the Sprint PCS brand rather than our own. Our growth in revenues also reflects a significant increase in Sprint PCS roaming revenues from approximately $340,000 in 1999 to approximately $3.9 million in 2000. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western

Virginia in the fourth quarter of 1999. These interstate highways represent less than 15% of our total interstate miles, and we expect continued increases in Sprint PCS roaming revenues as we complete the remainder of our network build-out, including completing other portions of our network covering additional heavily traveled highways.

     ARPU excluding roaming and travel decreased from the nine months ended September 30, 1999 to the nine months ended September 30, 2000 primarily as a result of the change in the mix of the packages our subscribers have selected. Our subscribers have selected packages with lower monthly recurring charges made available to our subscribers as a result of our seasonal promotions. The decrease caused by the change in the mix of packages was partially offset by the increase in the charges to our subscribers for minute sensitive usage (long distance and overage) and the growth in our Sprint PCS roaming revenues. ARPU including roaming and travel increased from the nine months ended September 30, 2000 to the same period in 1999 as a result of the increase in travel revenue from customers other than our own on our network.

     EQUIPMENT REVENUES. Equipment revenues consist of handsets and accessories sold to customers. Equipment revenues for the nine months ended September 30, 2000 were $1.7 million, compared to $340,000 for the nine months ended September 30, 1999, an increase of $1.4 million. The increase in equipment revenues is the result of our increase in customers.

     COST OF SERVICES. Cost of services includes site rent, utilities, maintenance, engineering and network personnel, interconnection expenses, Sprint PCS roaming fees, non-Sprint roaming fees, and other expenses related to operations. We pay Sprint PCS roaming fees to Sprint PCS when our customers use Sprint PCS' network outside of our territory. We pay non-Sprint PCS roaming fees to other wireless service providers when our customers use their networks. Also included in cost of services are costs incurred under our network services agreement with the Alliances. We pay the Alliances a per minute use charge whenever our customers or Sprint PCS subscribers use their network.

     Under our build-to-suit agreement with SBA, we receive site development fees for towers SBA constructs and leases to us. Each site development fee received is recorded as a deferred credit and is amortized over the term of the lease, thereby effectively reducing our tower lease expense. As of September 30, we have received but not recognized site development fees totaling $7.8 million.

     Cost of services for the nine months ended September 30, 2000 was $14.2 million, compared to $4.4 million for the nine months ended September 30, 1999, an increase of $9.8 million. This increase reflects the increase in engineering and network personnel expenses of $750,000, the increase in Sprint PCS roaming fees of $3.3 million, the increase in non-Sprint roaming fees of $325,000, the increase in costs incurred under our network services agreement with the Alliances of $4.0 million, and $550,000 of additional costs for rent expense for the additional towers leased. Cost of services has declined as a percentage of service revenues, and we believe that these costs will continue to decline as a percentage of service revenues.

     COST OF EQUIPMENT. Cost of equipment includes the costs of handsets and accessories sold to customers. Cost of equipment for the nine months ended September 30, 2000 was $7.2 million, compared to $1.7 million for the nine months ended September 30, 1999, an increase of $5.5 million. The increase in the cost of equipment is the result of the growth in our wireless customers (7,324 customers at September 30, 1999 compared to 36,007 at September 30,
2000), partially offset by the decreasing cost of the handsets. For competitive and marketing reasons, we have sold handsets to our customers below our cost and expect to continue to sell handsets at a price below our cost for the foreseeable future.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses consist of sales and marketing expenses and general and administrative costs. Sales and marketing expenses relate to salaries and commissions paid to our sales representatives and sales support personnel, commissions paid to national and local third party distribution channels, operating costs associated with our retail stores, costs associated with distribution channels and marketing and advertising programs. General and administrative costs relate to corporate personnel, including executives and customer care. The 8% of collected service revenues retained by Sprint PCS is included in selling, general and administrative costs.

     Also included in general and administrative costs are costs associated with functions performed for us by Horizon Services under our services agreement. These include finance functions, billing and collections, accounting services, computer access and administration, executive, supervisory, consulting, customer relations, human resources and other administrative services. Horizon Services' costs for these functions are charged to us using a standard FCC cost allocation methodology. Under this methodology, all costs that can be specifically identified to us are directly charged to us, and all costs that are specifically identified to other subsidiaries of Horizon Telcom are charged to them. Costs incurred by Horizon Services that cannot be specifically identified to a company for which Horizon Services provides service are apportioned among the Horizon Telcom subsidiaries based on appropriate measures. Because of the economies of scale inherent in a centralized service company, we believe we are able to receive these services less expensively through this arrangement than if we provided them ourselves.

     These services are provided for under a five-year agreement. We have the right to terminate the agreement at any time, subject to notice requirements. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach.

     In May 2000, we agreed to begin purchasing certain back office services, including customer activation, billing and customer care, directly from Sprint PCS. Previously, we provided these services ourselves. We will purchase these services from Sprint PCS at rates which reflect Sprint PCS' economies of scale. We expect that the total cost of these services will be at or below the total cost of providing the services ourselves due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets. During the third quarter of 2000, we launched new markets using Sprint PCS back office services. We also began to transition our existing customers to Sprint PCS' back office services in the third quarter of 2000. The transition to Sprint PCS' back office services should be completed by the end of 2001. At September 30, 2000, approximately half of our customers were serviced via Sprint PCS back office services.

     Selling, general and administrative expenses rose to $15.9 million for the nine months ended September 30, 2000, compared to $4.8 million for the same period in 1999, an increase of $11.1 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $726,000), the costs of servicing an increased coverage area including 8 storefronts at September 30, 2000 compared to 2 at September 30, 1999 and the related marketing of the increased area (increase of $3.2 million), additional customer support personnel and associated activities (an increase of $1.4 million), commissions paid to national and local third party distribution channels (an increase of $1.4 million) and increased headcount and professional services at Horizon Services needed to support our growth (an increase of $2.4 million). We expect selling, general and administrative expenses to increase in the aggregate as we expand our coverage and add customers, but to decrease as a percentage of service revenues.

     NON-CASH COMPENSATION EXPENSE. For the nine months ended September 30, 2000, we recorded stock-based compensation expense of $324,000 associated with certain stock options granted in November 1999. Stock-based compensation expense will continue to be recognized through the conclusion of the vesting period for these options in 2005. The annual non-cash compensation expense expected to be recognized is approximately $490,000 in 2000, $709,000 in 2001, $681,000 in 2002, $622,000 in 2003, $193,000 in 2004, and $71,000 in 2005.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expenses increased by $1.6 million to a total of $3.5 million in 2000. The increase reflects the continuing construction of our network. Because our acquisition of Bright PCS was accounted for as a purchase transaction, amortization will increase as a result of amortizing the intangible assets.

     GAIN ON EXCHANGE OF STOCK. We transferred 40% of our Horizon Telcom stock to the former members of Bright PCS as consideration for the acquisition of Bright PCS. This transaction resulted in a gain of $10.5 million. In addition, in September 2000, 10% of the 12% of the stock of Horizon Telcom was distributed to the shareholders in the form of a dividend. To the extent that the dividend was paid to shareholders other than Horizon Telcom, a non-cash gain of $1.0 million was recognized.

     OTHER INCOME (EXPENSE). Other income (expense) in 2000 was $973,000 and consisted primarily of interest income of approximately $440,000 and dividend income of approximately $580,000. Interest income was generated from cash proceeds from our private equity sales, senior subordinated discount notes and drawings under the senior secured credit facility, all completed on September 26, 2000. The proceeds were invested in short term accounts waiting to be deployed. As capital expenditures are made to complete the build-out of our network, decreasing cash balances may result in lower daily interest income in the future.

     INTEREST EXPENSE, NET. Interest expense for the nine months ended September 30, 2000 was $3.6 million, compared to $1.1 million in 1999, and consisted of interest on debt. The increase in interest expense is the result of the increase in borrowings on the RTFC financing used to build out our network resulting in an increase in interest expense of $411,000 and the $13.4 million short-term convertible note issued to obtain funds used to purchase common stock of Horizon Telcom resulting in an increase in interest expense of $1.1 million. Interest on our senior credit facility accrued at LIBOR plus our specified margin (approximately 10.7% at September 30, 2000). We accrue interest at a rate of 14% per annum on our senior subordinated discount notes through October 1, 2005 and will pay interest semi-annually in cash thereafter. Non-cash interest expense also included the amortized amount of deferred financing fees related to our senior secured credit facilities, our senior subordinated discount notes, and the accretion of our warrants related to the senior subordinated discount notes. Total non-cash interest expense for the nine months ended September 30, 2000 was $774,000 compared to $4,000 for the same period in 1999. We expect our interest expense to increase in the future as we borrow under our senior credit facility to fund our network build-out and operating losses.

     INCOME TAX EXPENSE (BENEFIT). Until September 26, 2000 we were included in the consolidated federal income tax return of Horizon Telcom. We provide for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. As a result of the sale of the convertible preferred stock on September, 2000, we will not be able to participate in the tax sharing agreement nor will we be able to recognize any net operating loss benefits until we start to generate taxable income. In addition, we recorded an income tax expense of $2.8 million for the nine months ended September 30, 2000. This expense was generated primarily as a result of the recognition of an excess loss account on the deconsolidation from the Horizon Telcom affiliated group.

     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the nine months ended September 30, 2000 was $19.3 million compared to $6.5 million for the nine months ended September 30, 1999. The increase in our loss reflects the continued expenses related to launching our markets and building our customer base partially offset by the $10.5 million gain on exchange of stock.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $141,000 for the nine months ended September 30, 2000 and $289,000 for the nine months ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     SERVICE REVENUES. Service revenues for the year ended December 31, 1999 were $3.9 million, compared to $459,000 for the year ended December 31, 1998, an increase of $3.4 million. The growth in revenues is the result of the growth in PCS subscriber revenues of $2.6 million which reflects the growth in our customer base. We had 13,749 customers at December 31, 1999, compared to 2,091 at December 31, 1998. We have experienced increased growth in our customer base at the end of 1999 as a result of full branding with Sprint PCS in October 1999 and as a result of utilization of Sprint PCS' national third-party distribution channels. The growth in revenues also reflects the growth in Sprint PCS roaming revenues from a nominal amount in 1998 to approximately $642,000 in 1999. This was the first year we recognized significant roaming revenue. This increase primarily resulted from the launch of portions of our network covering two heavily traveled interstate highways in western Virginia. ARPU increased from the year ended December 31, 1998 to the year ended December 31, 1999. In 1998 we had substantial promotions for our subscribers, which were phased out in 1999. In addition, in 1999 we experienced a significant growth in the charges to our customers for minute sensitive usage (long distance and overage) and a significant growth in Sprint PCS roaming revenue.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1999 were $600,000, compared to $309,000 for the year ended December 31, 1998, an increase of $291,000. The increase in equipment revenues is the result of our increase in customers.

     COST OF SERVICES. Cost of services related to service revenues for the year ended December 31, 1999 was $7.0 million, compared to $3.9 million for the year ended December 31, 1998, an increase of $3.1 million. This increase reflects the increase in our operations to service our growing customer base.

     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1999 was $2.7 million compared to $994,000 for the year ended December 31, 1998, an increase of $1.7 million. The increase in the cost of equipment is the result of the growth in our customer base.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $7.9 million for the year ended December 31, 1999, compared to $3.8 million for the same period in 1998, an increase of $4.1 million. This increase reflects the 8% fee paid to Sprint PCS on our increased collected service revenues (an increase of $130,000), the costs of additional sales and marketing personnel and associated activities (an increase of $1.7 million), additional customer support personnel (an increase of $602,000) and increased headcount and professional services at Horizon Services needed to support our growth (an increase of $536,000). We expect selling, general and administrative expenses to increase as we expand our coverage and add customers.

     NON-CASH COMPENSATION EXPENSE. For the year ended December 31, 1999, we recorded stock-based compensation expense of $291,000 associated with certain stock option grants in November 1999.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $937,000 to a total of $2.7 million for the year ended December 31, 1999. The increase reflects the continuing construction of our network.

     GAIN ON SALE OF PCS ASSETS. During 1999, in connection with entering the network services agreement with the Alliances, we sold certain PCS ancillary and base station equipment to the Alliances. The sale resulted in a gain of approximately $1.4 million, representing the excess of cash proceeds over the historical net book value of the assets sold.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1999 and 1998 of $52,000 and $27,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1999 was $1.5 million compared to $838,000 for the year ended December 31, 1998, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build-out. The increase in interest expense is the result of increased borrowings on the RTFC financing to finance the build out of our network.

     INCOME TAX BENEFIT. In 1999, we were included in the consolidated federal income tax return of Horizon Telcom. We provided for federal income taxes on a pro-rata basis, consistent with a consolidated tax-sharing agreement. For the year ended December 31, 1999, we recorded an income tax benefit of $5.3 million. A valuation allowance of $138,000 was recorded in 1999 for the amount of the deferred tax assets that exceeded the deferred tax liabilities at December 31, 1999.

     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the year ended December 31, 1999 was $11.0 million compared to $8.0 million for the year ended December 31, 1998. The increase in our loss reflects the continued expenses relative to launching our markets and building our customer base.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $282,000 in 1999 and $53,000 in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     SERVICE REVENUES. Service revenues for the year ended December 31, 1998 were $459,000 compared to $26,000 for the year ended December 31, 1997, an increase of $433,000. PCS service was launched in August 1997. The growth in revenues is the result of the growth in our customer base. We had 2,091 subscribers on December 31, 1998, compared to 312 on December 31, 1997. We experienced the growth in customers as the result of becoming co-branded with Sprint PCS in June 1998 and the continued build-out of our network.

     EQUIPMENT REVENUES. Equipment revenues for the year ended December 31, 1998 were $309,000, compared to $138,000 for the year ended December 31, 1997, an increase of $171,000. The growth in revenues is the result of the growth in our customer base.

     COST OF SERVICES. Cost of services for the year ended December 31, 1998 was $3.9 million, compared to $519,000 for the year ended December 31, 1997, an increase of $3.4 million. This increase reflects the increase in our operations to service our growing customer base.

     COST OF EQUIPMENT. Cost of equipment for the year ended December 31, 1998 was $994,000, compared to $422,000 for the year ended December 31, 1997, an increase of $572,000. The increase in the cost of equipment is the result of the growth in our customer base.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses rose to $3.8 million for the year ended December 31, 1998, compared to $2.5 million for the same period in 1997, an increase of $1.3 million. These increased costs reflect the overall growth in our business.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.3 million to a total of $1.7 million in 1998. The increase reflects the continuing construction of our network.

     LOSS ON DISPOSITION OF PERSONAL COMMUNICATIONS LICENSES. In June 1998, we returned four of our FCC licenses and a portion of our license in Chillicothe, Ohio. In connection with the disposition of these licenses we recorded a loss of $1.7 million.

     OTHER INCOME (EXPENSE). Other income (expense) for the years ended December 31, 1998 and 1997 of $27,000 and $100,000, respectively, consists primarily of interest and dividend income.

     INTEREST EXPENSE, NET. Interest expense for the year ended December 31, 1998 was $838,000, and consisted of interest on debt in excess of the amount capitalized for the purpose of completing the network build out. The increase in interest expense is the result of increased borrowings on the RTFC financing.

     INCOME TAX BENEFIT. For the years ended December 31, 1998 and 1997, we recorded an income tax benefit of $4.1 million and $1.3 million, respectively. No valuation allowance was considered necessary as the tax loss was realizable on the consolidated tax return of Horizon Telcom.

     LOSS FROM CONTINUING OPERATIONS. Our loss from continuing operations for the year ended December 31, 1998 was $8.0 million compared to $2.5 million for the year ended December 31, 1997. The increase in our loss reflects the continued expenses relative to launching our markets and building our customer base.

     DISCONTINUED OPERATIONS. As of April 2000, we transferred our Internet, long distance and other businesses unrelated to the wireless operations to United Communications, a separate subsidiary of Horizon Telcom, at net book value. In May 1997, we sold a portion of our telecommunication system sales business and transferred the remaining operations of this business to The Chillicothe Telephone Company, a sister company, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. Income from discontinued operations, net of tax expense, was $52,000 in 1998 and loss from discontinued operations, net of tax benefit, was $487,000 in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Through September 26, 2000 we financed our operations through equity contributions from Horizon Telcom and through debt financing provided by the RTFC. As of September 30, 2000, we had received $21.2 million of equity contributions from Horizon Telcom consisting of $18.7 million in cash contributions and $2.5 million in property contributions. Horizon Telcom's equity contribution during 1999 consisted of a contribution of property of $2.5 million and $3.7 million in cash contributions. Of this amount, $2.0 million was funded by Horizon Telcom's sale of towers to SBA. The equity contributions for the nine months ended September 30, 2000 consisted of $1.4 million in cash contributions.

     On September 26, 2000, an investor group led by Apollo Management purchased $126.5 million of our convertible preferred stock in a private placement. Concurrent with the closing, holders of our $13.4 million short-term convertible note converted it into the same convertible preferred stock purchased by the investor group. On September 26, 2000, the Company received $149.7 million from the issuance of $295.0 million of Senior Discount Notes due 2010. The notes accrete in value until October 1, 2005 at a rate of 14% compounded semi-annually. Also on September 26, 2000, the company received $50.0 million as part of a $225.0 million senior secured credit facility led by First Union National Bank. The amount of the senior secured credit facility was increased to $250.0 million in November 2000.

     We expect that most of our future funding needs, including our anticipated funding needs over the next 12 months, will be provided by our existing working capital and borrowings under our new senior secured credit facility. Our funds will be used for capital expenditures and tax payments as a result of not being included in Horizon Telcom's tax return, and to fund working capital and operating losses.

     The senior discount notes were issued with aggregate principal amount sufficient to generate gross proceeds of $149.7 million. These notes do not require us to pay cash interest until the fifth year after they are issued, at which point we will pay semi-annual interest until maturity. The senior discount notes are general unsecured obligations. They are guaranteed by our existing and future domestic restricted subsidiaries. The guarantees are senior subordinated obligations of our existing and future domestic restricted subsidiaries. The rights of the holders of our senior discount notes to receive payments pursuant to the guarantees are subordinated in right of payment to the holders of our existing and future senior indebtedness, including our $250.0 million senior secured credit facility.

     As of December 31, 1999 we had drawn $23.6 million from our credit facilities with the RTFC. In September, 2000, all debt outstanding under the RTFC credit facility was repaid using proceeds from our new senior secured credit facility. We will receive approximately $1.2 million from the RTFC in redemption of the subordinated capital certificates acquired in connection with our RTFC borrowing by March 31, 2001.

     Our $250.0 million senior secured credit facility consists of the following two loans to provide funds for the build-out of our expansion markets:

     - a $155.0 million term loan, available in a $50.0 million tranche and a $105.0 million tranche, under which we may borrow to finance (i) the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS System; (ii) transaction costs and expenses; and (iii) working capital and other general corporate purposes.

     - a $95.0 million revolving credit facility, the proceeds of which may be used to fund working capital.

     The $50.0 million tranche was drawn on September 26, 2000. We are required to draw the remaining $120 million tranche by March 31, 2002. The term loans bear interest at the rate of LIBOR plus 3.50% -- 4.0%, or approximately
10.2% -- 10.7% at September 30, 2000.

     During the nine months ended September 30, 2000, we borrowed $13.0 million in the form of a short-term convertible note to purchase 19.78% of the outstanding capital stock of Horizon Telcom. This note, including accrued interest, was converted into shares of preferred stock on September 26, 2000. In May 2000, we exchanged 31,911 shares of Horizon Telcom common stock, which we acquired in February 2000, along with 4.7 million newly issued shares of our class B common stock, for the remaining 74% ownership interest in Bright PCS which we did not previously own.

     Net cash provided by operating activities was $2.1 million for the nine months ended September 30, 2000. This reflects the continuing use of cash to fund operating losses, partially offset by a substantial increase to accounts payable. Net cash used in investing activities was $57.0 million for the nine months ended September 30, 2000. Our capital expenditures were $8.6 million in 1999 and $49.8 million for the nine months ended September 30, 2000. This reflects the continuing build-out of our network. Other investing expenditures were related to the acquisition of 19.78% of the outstanding common stock of Horizon Telcom for $11.8 million offset by the cash acquired in the acquisition of Bright PCS of $4.9 million. Net cash provided by financing activities for the nine months ended September 30, 2000 was $291.3 million consisting primarily of borrowings under senior discount notes ($149.7 million), our senior secured credit facility ($50.0 million), and the sale of convertible preferred stock ($126.5 million), less related fees.

     During 1999 and the nine months ended September 30, 2000, Horizon Telcom paid an aggregate of $5.2 million and $4.2 million, respectively, to us under our tax-sharing agreement with Horizon Telcom. As a result of the sale of the convertible preferred stock in September, 2000, Horizon Telcom owns less than 80% of our outstanding common stock and less than 80% of the value of our outstanding common stock. Therefore we will no longer be included in the consolidated tax return. As a result, we will not be able to participate in the tax-sharing agreement and will not receive further payments from Horizon Telcom.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We do not engage in commodity futures trading activities and do not enter into derivative financial instruments for trading or other speculative purposes. We also do not engage in transactions in foreign currencies that would expose us to market risk.

     We will be subject to interest rate risk on our new senior secured credit facility and any future floating rate financing requirements.

     The following table presents the estimated future outstanding long-term debt at the end of each year and future required annual principal payments for each year then ended associated with our new senior secured credit facility and our senior discount notes financing based on our projected level of long-term indebtedness:

                                             YEARS ENDING DECEMBER 31,
                                   ----------------------------------------------
                                    2000      2001      2002      2003      2004     THEREAFTER
                                                      (DOLLARS IN MILLIONS)
Senior secured credit facility...  $ 50.0    $150.0    $150.0    $150.0    $150.0          --
  Variable interest rate(1)......    10.5%     10.5%     10.5%     10.5%     10.5%       10.5%
  Principal payments.............      --        --        --        --        --      $150.0
Senior discount notes............  $133.4    $162.3    $184.9    $210.8    $240.0
  Fixed interest rate(2).........    14.0%     14.0%     14.0%     14.0%     14.0%       14.0%
  Principal payments.............      --        --        --        --        --      $295.0

-------------------------

(1) Interest rate on the senior secured credit facility equals the London Interbank Offered Rate ("LIBOR") plus a margin that varies from 3.5% to 4.0%. The interest rate is assumed to equal 10.5% for all periods presented.

(2) Assumed interest rate for senior discount notes, which will be paid in full in 2010.

     Our primary market risk exposure relates to:

     - the interest rate risk on long-term and short-term borrowings, and

     - the impact of interest rate movements on our ability to meet interest expense requirements and meet financial covenants.

     The carrying value of the financial instruments approximate fair value.

REGULATORY DEVELOPMENTS

     See "Regulation of the Wireless Telecommunications Industry" for a discussion of regulatory developments that could have a future impact on us.

SEASONALITY

     Our business is subject to seasonality because the wireless industry is heavily dependent on calendar fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the calendar fourth quarter as compared to the other three calendar quarters. A number of factors contribute to this trend, including:

     - The increasing use of retail distribution, which is more dependent upon the year-end holiday shopping season;

     - The timing of new product and service announcements and introductions;

     - Competitive pricing pressures; and

     - Aggressive marketing and promotions.

INFLATION

     We believe that inflation has not had, and will not have, a material adverse effect on our results of operations.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     SOFTWARE COSTS. In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement became effective for us on January 1, 1999 and established accounting standards for costs incurred in the acquisition or development and implementation of computer software. This new standard requires the capitalization of certain software implementation costs relating to software acquired or developed and implemented for our use. The adoption of this statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR START-UP ACTIVITIES. In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement became effective on January 1, 1999 and required that costs of start-up activities and organization costs be expensed as incurred. This statement has not had a significant effect on our financial position or results of operations.

     ACCOUNTING FOR DERIVATIVE INSTRUMENT AND HEDGING ACTIVITIES. In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. We have not determined the effects of this change on its financial position or results of operations.

     REVENUE RECOGNITION IN FINANCIAL STATEMENTS. In November of 1999, the SEC released Staff Accounting Bulletin Number 101 -- Revenue Recognition in Financial Statements. This bulletin became effective for us for the quarter ended June 30, 2000. This bulletin established more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. We believe that the effects of this bulletin will not be material to our financial position or the results of our operations.

                                    BUSINESS

OVERVIEW

     We are one of the largest Sprint PCS affiliates based on our exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of twelve contiguous states. Our markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, we market digital personal communications services, or PCS, under the Sprint and Sprint PCS brand names.

SPRINT PCS

     Sprint PCS, a wholly-owned subsidiary of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. The digital technology that Sprint PCS uses is code division multiple access technology, referred to as CDMA. Sprint PCS has licenses to provide PCS service nationwide. Sprint PCS operates its PCS network in major metropolitan markets throughout the United States and has entered into agreements with affiliates, such as Horizon PCS, to build out and manage networks in smaller metropolitan areas and along major highways.

     Sprint launched its first commercial PCS service in the United States in November 1995. Since then, Sprint PCS has experienced rapid customer growth, providing service to more than 8.3 million customers as of September 30, 2000. The Sprint PCS network (including the portions of the network owned, constructed and operated by the 17 affiliates) operates the largest 100% digital, 100% PCS nationwide wireless network in the United States. Sprint PCS has licensed PCS coverage of nearly 270 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. The following table, showing the quarterly end-of-period subscriber data for Sprint PCS, illustrates Sprint PCS' subscriber growth from the beginning of 1997 through the third quarter of 2000.

                                   1997                        1998                            1999                    2000
                           ---------------------   -----------------------------   -----------------------------   -------------
                           Q1    Q2    Q3    Q4     Q1      Q2      Q3      Q4      Q1      Q2      Q3      Q4      Q1      Q2
                                                                      (IN THOUSANDS)
Total subscribers........  192   347   570   887   1,114   1,370   1,750   2,586   3,350   3,967   4,687   5,723   6,554   7,437

                           2000
                           -----
                            Q3

Total subscribers........  8,348

     Statements in this prospectus regarding Sprint Corporation or Sprint PCS are derived from information contained in the periodic reports and other documents filed with the Securities and Exchange Commission by Sprint and Sprint PCS, or press releases issued by Sprint and Sprint PCS.

BENEFITS OF THE SPRINT PCS AFFILIATION

     Our long-term strategic affiliation with Sprint PCS provides us with many business, operational and marketing advantages including the following:

     EXCLUSIVE PROVIDER OF SPRINT PCS PRODUCTS AND SERVICES. We have the exclusive right to use the Sprint and Sprint PCS brand names for the sale of Sprint PCS products and services in our territory. We provide these products and services exclusively under the Sprint and Sprint PCS brand names.

     SPRINT PCS LICENSES AND LONG-TERM COMMITMENTS. We have the exclusive right to use Sprint PCS' licensed spectrum to provide Sprint PCS products and services in our territory. Sprint PCS has funded the purchase of the licenses covering our territory at a cost of approximately $57.0 million and has incurred additional expenses for microwave clearing. As a Sprint PCS affiliate, we did not have to fund the acquisition of these licenses, thereby reducing our start-up costs. The Sprint PCS agreements are for a total of 50 years, including an initial term of 20 years and three 10-year renewal terms. These agreements will automatically renew for the renewal period unless at least two years prior to the commencement of any renewal period either party notifies the other party that it does not wish to renew the agreement.

     SPRINT PCS' NATIONWIDE DIGITAL PCS NETWORK. As of June 30, 2000, Sprint PCS, together with its affiliates, operated PCS systems providing service in metropolitan markets within the United States containing nearly 195 million people nationwide, including all of the 50 largest metropolitan markets. Our network operates with Sprint PCS' national network and will extend Sprint PCS' coverage into our markets, which we believe is important to Sprint PCS' national strategy. Our ability to provide our customers with access to Sprint PCS' nationwide network represents a competitive advantage over other national and regional providers of wireless services.

     ESTABLISHED AND AVAILABLE DISTRIBUTION CHANNELS. We benefit from immediate access to major national retailers under Sprint PCS' existing sales and distribution agreements and other national sales and distribution channels, including:

     - a sales and distribution agreement with RadioShack, which provides us with access to approximately 142 stores in our territory on an exclusive basis for PCS;

     - the sales and distribution agreements with other major national third-party retailers such as Best Buy, Circuit City and Office Depot, which collectively provide us with access to approximately 339 additional retail outlets in our territory;

     - Sprint PCS' national inbound telemarketing sales force;

     - Sprint PCS' national accounts sales team; and

     - Sprint PCS' electronic commerce sales platform.

     SPRINT PCS' NATIONAL BRAND NAME RECOGNITION AND NATIONAL ADVERTISING SUPPORT. We benefit from the strength and the reputation of the Sprint and Sprint PCS brands. Sprint PCS' national advertising campaigns and developed marketing programs are provided to us at little or no additional cost under our Sprint PCS agreements. We offer the same strategic pricing plans, promotional campaigns and handset and accessory promotions as Sprint PCS, and have the ability to add pricing plans and marketing promotions that target local market needs.

     BETTER EQUIPMENT AVAILABILITY AND PRICING. We are able to acquire our network equipment, handsets and accessories more quickly and at a significantly lower cost than we would without our strategic relationship with Sprint PCS. We purchase our network equipment, handsets and accessories under Sprint PCS' vendor arrangements that provide for volume discounts. These discounts significantly reduce the overall capital required to build our network and significantly reduce our costs of handsets and accessories.

     SPRINT PCS WIRELESS WEB. Our network will support and market the Sprint PCS Wireless Web. The Sprint PCS Wireless Web allows customers with data capable or web-browser enabled handsets to connect to the Internet and browse specially designed text-based web sites, including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com. For more information on the Sprint PCS Wireless Web, see
"-- Products and Services -- Access to the Sprint PCS Wireless Web."

     SPRINT PCS' EXTENSIVE RESEARCH AND DEVELOPMENT. We benefit from Sprint PCS' extensive research and development effort, which provides us with ongoing access to new technological products and enhanced service features without significant research and development expenditures of our own. We have prompt access to any developments produced by Sprint PCS for use in our network.

     SPRINT PCS' BACK OFFICE SERVICES. When we initially launched our independent PCS operations, we provided our own back office services, such as customer services and billing services. In May 2000, we amended the Sprint PCS agreements so that Sprint PCS will provide these back office services to us. Beginning in June 2000, all new markets that we launch will be under our new back office arrangement with Sprint PCS. We anticipate that we will complete conversion of our existing customers to these services by the end of first quarter of 2001. We expect the cost of these services will be at or below the cost of providing the services ourselves, due to anticipated rate reductions and Sprint PCS' ability to economically manage the support of new services. We also believe this arrangement will allow us to more quickly roll out new Sprint PCS products and services in our markets.

OTHER COMPETITIVE STRENGTHS OF OUR BUSINESS

     In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following favorable operating characteristics:

     A NETWORK BUILD-OUT THAT COVERS APPROXIMATELY 48% OF THE TOTAL POPULATION IN OUR TERRITORY AT OCTOBER 31, 2000 AND THAT IS EXPECTED TO COVER APPROXIMATELY 68% BY THE END OF THE THIRD QUARTER OF 2001. We have completed approximately 71%, based on population, of our planned construction of our network, which we refer to as our build-out. We offer service to approximately 4.9 million residents, or 48% of the total population of our territory at October 31, 2000. The Alliances have already completed the build-out of 11 of their 13 required markets and have begun to provide fill-in coverage in our Virginia and West Virginia markets. We also have utilized third-party relationships to quickly build out our network. For instance, we used co-location opportunities to build our Kingsport, Tennessee market, which we launched in late August 2000. We have also been actively managing the Bright PCS build-out using a build-to-suit approach which involves engaging a third-party to construct towers and lease them to us. This approach requires less capital than building our own towers. In addition, our new markets in Pennsylvania, New York, Ohio and New Jersey include 154 sites already under construction that we are purchasing from Sprint PCS. We plan to launch the western portion of these new markets within the next three months using a Sprint PCS switching center on an interim basis and plan to launch the eastern portion of these new markets before the end of 2000.

     A HIGH GROWTH STRATEGY AS DEMONSTRATED BY OUR ACQUISITION OF BRIGHT PCS AND THE RECENT GRANT TO US OF ADDITIONAL MARKETS BY SPRINT PCS. We entered the wireless industry in 1997 to capitalize on the strong growth opportunities that we believed existed and launched independent PCS service before Sprint PCS was offering affiliation opportunities. To successfully offer service as an independent provider, we were required to finance, build and launch our initial markets without any of the benefits of affiliation such as lower infrastructure and handset costs, national marketing and distribution arrangements or a nationwide network. Because of our success as an independent PCS provider we were able to become a charter Sprint PCS affiliate. Since then we have been able to expand our territory from a total population of less than 1.0 million in 1998 to a total population of 10.2 million today. We have accomplished this by developing our relationship with the Alliances, investing in and subsequently acquiring Bright PCS, and establishing a strategic partnership with Sprint PCS.

     POTENTIAL FOR SIGNIFICANT ROAMING REVENUE. We receive Sprint PCS roaming revenue from Sprint PCS subscribers based outside our territory who roam on our network. Our territory is adjacent to or connects 15 major markets owned and operated by Sprint PCS, including Buffalo, Chicago, Cincinnati, Cleveland, Columbus, Detroit, Indianapolis, Knoxville, Lexington, New York, Philadelphia, Pittsburgh, Raleigh/Durham, Richmond and Washington, D.C. These markets include five of the ten largest metropolitan areas in the United States, which have a total population of approximately 59 million residents. Our territory also contains more than 2,600 interstate miles, as follows:

                                                               ESTIMATED TOTAL INTERSTATE MILES(1)
                                                               -----------------------------------
                                                                  BETWEEN                IN OUR
INTERSTATE               MAJOR DESTINATION CITIES               DESTINATIONS            TERRITORY
I-80/I-90     Chicago, IL to New York, NY                             787                   478
  I-90        Cleveland, OH to Buffalo, NY                            188                   117
  I-75        Detroit, MI to Cincinnati, OH                           264                    57
  I-77        Cleveland, OH to Charlotte, NC                          510                   314
  I-79        Erie, PA to Charleston, WV                              337                   234
  I-81        Syracuse, NY to Knoxville, TN                           790                   419
  I-64        Lexington, KY to Richmond, VA                           473                   350
  I-69        Indianapolis, IN to Lansing, MI                         241                   106
  I-476       Scranton, PA to Philadelphia, PA                        124                    60
              Other interstates                                        --                   519
                                                                    -----                 -----
              Total                                                 3,714                 2,654
                                                                    =====                 =====

-------------------------

(1) Source: Rand McNally.

     Our territory also includes numerous other federal and major state highways. The proximity of our markets to major Sprint PCS markets and the concentration of major interstates and highways in our territory create significant potential for roaming revenue.

     FEWER COMPETITORS IN OUR MARKETS COMPARED TO MAJOR METROPOLITAN AREAS, WITH THE EXPECTATION OF BEING THE FIRST OR SECOND PCS PROVIDER IN 49 OF OUR 54 MARKETS. We expect to face fewer competitors in our markets than is the case in the surrounding urban markets. We are or expect to be either the first or second PCS provider in 49 of our 54 markets, representing 82% of our planned covered residents. Our most extensive competition to date has come from ALLTEL, a regional provider. However, ALLTEL lacks both the national brand name and scope of territory that we enjoy as a Sprint PCS affiliate and holds licenses for only 41% of our territory. Two recently created national cellular providers, Verizon and Cingular, also offer service in portions of our territory. They currently have licenses to operate in markets representing 60% and 9% of our planned covered residents, respectively. We believe, however, that neither of these providers has a well-established national brand name or an integrated operating platform. AT&T has launched cellular service in markets representing only 27% of the planned covered residents in our markets and only 49% including its Suncom PCS affiliate.

     ACCESS TO THE LOCAL TELEPHONE CUSTOMERS OF SPRINT AND OTHER AFFILIATED LOCAL TELEPHONE COMPANIES. Sprint's Local Telephone Division provides local telephone service to residents in several of our key markets, including our Charlottesville, Virginia and Kingsport, Tennessee markets. In the aggregate, residents in Sprint Local Telephone Division markets represent approximately 20% of the total population in our territory. We believe this local Sprint presence contributes to the overall market awareness of Sprint's telecommunications services and provides us with an additional distribution channel. Based on our experience in the Sprint Local Telephone Division market of Charlottesville, we believe we will likely be able to penetrate the Sprint Local Telephone Division markets more quickly and to an overall higher percentage than if Sprint did not provide local service. We have a similar relationship in our home market of Chillicothe, Ohio, where our sister company, The

Chillicothe Telephone Company, provides local telephone service. Since launching service in that market in 1997, we have experienced strong subscriber growth, reaching a penetration rate in excess of 10% of total covered residents. The former owners of Bright PCS also offer local telephone service in northwestern Ohio, and we expect to benefit positively from their long-term relationships with their local telephone customers.

     FULLY FINANCED BUSINESS PLAN. We believe that our existing cash and available borrowings under our new senior secured credit facility will be adequate to fund our PCS network build-out, tax payments, anticipated operating losses and working capital requirements until we achieve positive earnings before interest, taxes, depreciation and amortization, which we expect to achieve in the third quarter of 2003. Because we are fully financed, we are able to use the proceeds of this offering to redeem a portion of the convertible preferred stock and provide additional liquidity.

BUSINESS STRATEGY

     We believe that the following elements of our business strategy will enable us to rapidly complete our network, distinguish our wireless service offerings from those of our competitors and compete successfully in the wireless communications marketplace:

     TAKING FULL ADVANTAGE OF THE BENEFITS OF OUR AFFILIATION WITH SPRINT PCS. The benefits of our affiliation with Sprint PCS include:

     - Sprint PCS brand awareness and national marketing programs;

     - access to established Sprint PCS distribution channels and outlets, national marketing plans and marketing strategies;

     - Sprint PCS nationwide coverage;

     - availability of discount prices for network and subscriber equipment under Sprint PCS' vendor contracts;

     - revenues from Sprint PCS subscribers traveling onto our network;

     - use of Sprint PCS' back office services including customer activation, billing and customer care; and

     - use of Sprint PCS' national network control center which is responsible for continually monitoring the performance of our network and providing rapid response for systems maintenance needs.

     RAPIDLY COMPLETING THE BUILD-OUT AND LAUNCH OF OUR NETWORK. We plan to offer coverage to 6.9 million residents, or approximately 68% by September 30, 2001. We have successfully developed several key relationships which allow us to efficiently launch our markets. For the build-out in our Bright PCS markets and for fill-in coverage in our initial markets, we rely on our build-to-suit arrangements with SBA. These arrangements allow us to minimize capital costs and take advantage of SBA's expertise in quickly completing the site acquisition process. For markets with a high concentration of existing towers or zoning challenges, we employ a co-location strategy. For our Virginia and West Virginia markets, we use our network services agreement with the Alliances to increase our coverage to our markets with a total population of 3.3 million. For our new markets in Pennsylvania, New York, Ohio and New Jersey, we are purchasing network assets currently under construction from Sprint PCS, enabling us to launch these markets much earlier than if we had to complete the entire build-out of these markets independently.

     DEPLOYING A HIGH-CAPACITY NETWORK. We have built an all-digital PCS network that we believe is state-of-the-art and high-quality. Our strategy is to provide service to the largest communities in our markets and the interstates and primary roads connecting these communities to one another and to the adjacent major markets owned and operated by Sprint PCS. We believe that our network design, together with the use of digital CDMA technology, will allow our network to handle more customers with fewer dropped calls and better clarity than our competitors. In addition, our network will have sufficient capacity to provide services beyond traditional voice transmissions.

     EXECUTING AN INTEGRATED LOCAL MARKETING STRATEGY. Our marketing strategy is to take full advantage of Sprint's and Sprint PCS' nationwide presence and brand names while at the same time establishing a strong local presence in each of our markets. We emphasize the improved clarity and quality, enhanced features and favorable pricing of Sprint PCS products and services and replicate the marketing strategies that have resulted in Sprint PCS becoming the fastest growing wireless service providers in the country. In addition, on the local level, we are or soon will be:

     - establishing 40 Sprint PCS stores within our territory;

     - establishing local third-party sales and distribution relationships on an as-needed basis;

     - directing our media efforts at the community level by advertising in local publications and radio;

     - sponsoring local and regional events; and

     - using the local telephone offices of Sprint and the former owners of Bright PCS which are located in our markets to offer our products and services.

     CONTINUING TO EXPLORE OPPORTUNITIES TO EXPAND OUR TERRITORY AND PROVIDE COMPLEMENTARY PRODUCTS AND SERVICES. Since the initial grant of our markets, we have significantly expanded the geographic scope of our territory through three separate transactions. We expect to continually evaluate ways to strategically expand our territory. Similarly, we expect to consider offering complementary products and services.

MARKETS

     Our territory covers 54 markets in parts of Indiana, Kentucky, Maryland, Michigan, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, and West Virginia. Sprint PCS has launched service in 15 major metropolitan areas that are adjacent to our markets and have a combined total population of approximately 59 million. We believe that connecting or being adjacent to existing Sprint PCS markets is important to Sprint PCS' strategy to provide seamless, nationwide PCS service.

     Our territory, with a total population of approximately 10.2 million, has the following market characteristics:

     - HIGH VOLUME OF COMMUTER AND LONG DISTANCE TRAVEL. Our territories include more than 2,600 interstate miles and numerous other federal and major state highways. We believe coverage along these highways will generate significant roaming revenues.

     - LARGE STUDENT POPULATION. There are over 240,000 students attending more than 60 four year colleges and universities located in our territories, including Notre Dame, Penn State, Ohio University, the University of Virginia, Virginia Tech, and West Virginia University. There are also numerous other colleges and universities throughout our markets. We believe college students have a higher wireless usage rate than the general population.

     - POPULAR RESORTS AND DAY-TRIP DESTINATIONS. In our territory there are more than 25 ski resorts, three major NASCAR speedways, popular resorts and day trip destinations, including the Greenbrier and Homestead resorts, numerous state parks, and many other tourist destinations.

     The following chart identifies our markets and key phases of our build-out plan:

                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Charleston, WV............................    1st        20           492,700         232,048            47.1%
Huntington, WV............................    1st        20           369,700         246,993            66.8%
Zanesville, OH............................    1st        20           187,200         105,808            56.5%
Parkersburg, WV...........................    1st        20           182,000         109,442            60.1%
Athens, OH................................    1st        20           132,100          62,446            47.3%
Chillicothe, OH...........................    1st        35   (7)     104,700          84,065            80.3%
Portsmouth, OH............................    1st        20            93,800          45,736            48.8%
Roanoke, VA...............................    2nd        10           645,200         361,628            56.0%
Charlottesville, VA.......................    2nd        30           218,600         147,442            67.4%
Clarksburg, WV............................    2nd        30           195,600          64,254            32.8%
Danville, VA..............................    2nd        10           168,600          85,971            51.0%
Lynchburg, VA.............................    2nd        10           160,100         127,929            79.9%
Morgantown, WV............................    2nd        30           107,800          70,727            65.6%
Staunton, VA..............................    2nd        10           107,600          85,315            79.3%
Martinsville, VA..........................    2nd        10            90,400          49,532            54.8%
Fairmont, WV..............................    2nd        30            56,800          41,896            73.8%
                                                                   ----------       ---------
         COVERAGE AT DECEMBER 31, 1999                              3,312,900       1,921,232            58.0%
                                                                   ----------       ---------
Kingsport (Tri-Cities), TN................    2nd        20           689,100         488,119            70.8%
Beckley, WV...............................    2nd        20           169,500          37,723            22.3%
Cincinnati, OH (Partial)(5)...............    2nd        10           127,400           5,398             4.2%
Knoxville, TN (Partial)(5)................    3rd        10            54,201          23,601            43.5%
Erie, PA..................................    3rd        10           280,200         227,103            81.1%
Jamestown, NY.............................    3rd        30           180,100          42,830            23.8%
Sharon, PA................................    3rd        10           122,300          25,180            20.6%
Ashtabula, OH.............................    3rd        10           103,500          43,599            42.1%
Meadville, PA.............................    3rd        10            90,000          10,775            12.0%
Fort Wayne, IN............................  Bright       10           689,200         689,200           100.0%
South Bend, IN............................  Bright       10           348,800         348,800           100.0%
Elkhart, IN...............................  Bright       10           256,900         233,086            90.7%
Lima, OH..................................  Bright       30           251,800         212,350            84.3%
Kokomo,IN.................................  Bright       30           186,000         157,268            84.6%
Benton Harbor, MI.........................  Bright       10           160,100          44,471            27.8%
Findlay, OH...............................  Bright       30           152,900         105,084            68.7%
Michigan City, IN (Partial)(5)............  Bright       10           109,900          46,938            42.7%
Marion, IN................................  Bright       30           108,600         104,808            96.5%
Dayton, OH (Partial)(5)...................  Bright       10            41,065           3,170             7.7%
Toledo, OH (Partial)(5)...................  Bright       30            30,066          30,066           100.0%
Kalamazoo, MI (Partial)(5)................  Bright       30            20,009          17,975            89.8%
Battle Creek, MI (Partial)(5).............  Bright       30             8,980           7,003            78.0%
Launched Markets (Incremental)(6).........                                 --         120,968             1.6%
                                                                   ----------       ---------
         COVERAGE AT OCTOBER 31, 2000                               7,493,521       4,946,747            66.0%
                                                                   ----------       ---------
Williamson, WV............................    2nd        20           183,900          56,064            30.5%
Bluefield, WV.............................    2nd        20           176,200          88,000            49.9%
Cumberland, MD............................    2nd        10           159,000          40,558            25.5%
Logan, WV.................................    2nd        10            40,900          15,978            39.1%
Canton, OH (Partial)(5)...................    2nd        10            36,215           5,342            14.8%
Scranton, PA..............................    3rd        30           664,700         492,385            74.1%
Olean, NY.................................    3rd        30           240,200          81,259            33.8%
Sunbury, PA...............................    3rd        30           194,300         120,829            62.2%

                                                                                                       COVERED
                                             SPRINT                 ESTIMATED       ESTIMATED      POPULATION AS A
                                              PCS       MHZ OF        TOTAL          COVERED        PERCENTAGE OF
                MARKET(1)                   GRANT(2)   SPECTRUM   POPULATION(3)   POPULATION(4)   TOTAL POPULATION
                ---------                   --------   --------   -------------   -------------   -----------------
Williamsport, PA..........................    3rd        30           161,200         115,000            71.3%
New York, NY (Partial)(5).................    3rd        30           169,673         101,017            59.5%
Pottsville, PA............................    3rd        30           151,000          90,422            59.9%
State College, PA.........................    3rd        30           134,900         103,624            76.8%
Stroudsburg, PA...........................    3rd        30           128,100          45,978            35.9%
Du Bois, PA...............................    3rd        30           127,900          76,026            59.4%
Oil City, PA..............................    3rd        30           104,500          41,582            39.8%
Allentown, PA (Partial)(5)................    3rd        30            59,094          31,113            52.7%
Launched Markets (Incremental)(6).........    --         --                --         473,360             4.6%
                                                                   ----------       ---------           -----
         PLANNED COVERAGE AT SEPTEMBER 30, 2001                    10,225,303       6,925,284            67.7%
                                                                   ==========       =========           =====

---------------

(1) Expected commercial launch dates for these markets may change based on a number of factors, including availability of local telephone numbers; shifts in populations, target markets or network focus; changes or advances in technology; acquisition of other markets; and delays in market build-out due to reasons identified in "Risk Factors -- Risks Particular to Horizon PCS."

(2) Indicates the grant from Sprint PCS in which we received our respective markets. "Bright" indicates markets granted to Bright PCS in October 1999. The following summarizes our other grants:

                        1st:  June 1998
                        2nd:  August 1999
                        3rd:  May 2000

(3) Estimated total population is based on January 1, 1999 estimates compiled by Rand McNally Commercial Atlas & Marketing Guide, 2000 Edition.

(4) Estimated covered population reflects only those residents in our market which we expect will be able to receive our service.

(5) The estimated total population in these markets represents the population of the counties within the market granted to us in the Sprint PCS agreements, not the total population of that market.

(6) "Incremental" indicates fill-in coverage in markets already launched.

(7) Includes 15 MHz of spectrum owned directly by Horizon.

     By the third quarter of 2001, we are required to provide aggregate coverage of 65% in the markets granted to us in our third grant from Sprint PCS. Sprint PCS has reviewed our build-out plans, as set forth above, and has agreed in writing that, if we meet those plans, we will be fully compliant with their build-out requirements.

NETWORK BUILD-OUT PLAN

Overview

     Our network build-out strategy is to provide service to the largest communities in our markets and to cover interstates and primary roads connecting these communities to each other, and to the adjacent major markets owned and operated by Sprint PCS. We believe that our schedule for completing the build-out is achievable based on our prior experience in network build-out, the digital PCS technology we will use to build our PCS network and the established standards of Sprint PCS. We have designed our build-out to exceed the requirements of the Sprint PCS agreements.

     Our markets have a total population of approximately 10.2 million and, as of October 31, 2000, we covered approximately 4.9 million residents or 48% of the total population. When complete, the build-out of our 54 markets will consist of approximately 1,230 sites. Approximately 597 sites are currently operational. As of October 31, 2000, we have site lease options for an additional 381 sites. Of these 381 sites, 381 have been approved for construction, 361 have received zoning approval, 346 leases have been executed, 343 building permits have been approved, construction has begun on 215 sites and 188 sites are complete, but not yet operational. We plan to cover approximately
6.9 million residents or 68% by September 30, 2001. The following details the current status of each of our market grants.

First Horizon PCS Grant (June 1998)

     In June 1998, we became one of five charter Sprint PCS affiliates, receiving an initial grant of seven markets in Ohio, West Virginia and Kentucky with a total population of approximately 1.6 million. These markets included the five original markets for which we had obtained C Block licenses. We had previously launched service in three of the original markets as an independent service provider and we continued to provide service in those markets through our network after becoming a Sprint PCS affiliate. We launched service in three additional markets by the end of 1998, including two markets which were served through an interim network services agreement with the Alliances. We launched service in the seventh market in January 1999 at which time we covered approximately 887,000 residents, or 57% of the total population of our initial seven markets.

     We are currently extending the coverage in these markets along connecting highways and to smaller communities. Engineering design is complete and we expect to add 29 additional sites. We have site lease options for these 29 site locations. Of these 29 sites, 29 have been approved for construction, 29 have received zoning approval, 28 leases have been executed, 26 building permits have been approved, construction has begun on 25 sites and 18 sites have been completed, but are not yet operational. We expect completion of the project by December 31, 2000. We also expect the Alliances to fill in coverage in the two initial markets that are being served under our network services agreement. As of October 31, 2000, we cover approximately 913,000 residents, or 58% of the total population of our initial seven markets, and we plan to cover approximately 985,000 residents, or 63% by September 30, 2001.

Second Horizon PCS Grant (August 1999)

     In August 1999, Sprint PCS granted us 17 additional markets in Virginia, West Virginia, Tennessee, Maryland, Kentucky and Ohio with a total population of approximately 3.3 million. Within two months of this second grant, we launched service in nine of these markets, providing coverage to 1.0 million residents, or 31% of the total population in these markets through our network services agreement with the Alliances.

     In August 2000, we launched service in our Kingsport, Tennessee market, which has a total population of 689,000. We plan to cover approximately 488,000 residents, or 71% of the total population in this market. The build-out in this market consists of approximately 99 sites. We have site lease options for all 99 of the site locations. Of these 99 sites, 99 have been approved for construction, 97 have received zoning approval, 90 leases have been executed, 93 building permits have been approved, construction has begun on 80 sites and 72 sites are complete, 62 of which are operational.

     The seven remaining markets received in the second grant will be launched by September 30, 2001, at which time we plan to cover approximately 2.0 million residents, or 61% of the total population in these 17 markets.

Bright PCS Grant (October 1999)

     In September 1999, we formed Bright PCS with a group of independent telephone companies. In October 1999, Sprint PCS granted Bright PCS 13 markets in Indiana, Ohio and Michigan with a total population of approximately 2.4 million. Concurrent with the formation of Bright PCS, we entered into a services agreement to manage all aspects of Bright PCS' operations and network build-out.

     The build-out in these markets will consist of approximately 141 sites. We have site lease options for 140 of the site locations. Of these 140 sites, 140 have been approved for construction, 134 have received zoning approval, 115 leases have been executed, 130 building permits have been approved, construction has begun on 115 sites and 105 sites are complete, 92 of which are operational. In September 2000 we launched service in our Bright PCS markets and expect to offer service in all of the Bright PCS markets by December 31, 2000, at which time we plan to cover approximately 2.0 million residents, or 85% of the total population of these 13 markets.

Third Horizon PCS Grant (May 2000)

     In May 2000, Sprint PCS granted us 17 additional markets in Pennsylvania, New York, Ohio and New Jersey with a total population of approximately 2.9 million. In conjunction with the grant, we agreed to purchase from Sprint PCS 154 sites in various stages of construction. We have completed our engineering design for these markets and the build-out is expected to consist of approximately 410 sites, including the 154 that were purchased from Sprint PCS. We have site lease options for 113 of the 410 site locations. Of these 410 sites, 113 have been approved for construction, 101 have received zoning approval, 113 leases have been executed, 94 building permits have been approved, construction has begun on 51 sites and 31 sites are complete.

     The 29 sites that were operational at October 31, 2000 are located in the Erie, Jamestown, Sharon, Ashtabula and Meadville markets, which have a total population of approximately 776,000.

     The remaining sites being purchased from Sprint PCS are located in the Scranton, Pottsville, Stroudsburg, New York and Allentown markets, which have a total population of approximately 1.2 million. We will assume responsibility for construction in these markets as clusters of sites are transferred to us. We expect to launch service in these markets by the end of the fourth quarter of 2000.

     The remaining markets to be launched are Williamsport, Sunbury, State College, Oil City, Olean and Du Bois, which have a total population of approximately 963,000. We expect to launch service in these markets by the end of the third quarter of 2001. At that time, we plan to cover approximately 1.9 million residents, or 65% of the total population of the 17 markets received in our third grant.

NETWORK BUILD-OUT ELEMENTS

     As part of our network build-out strategy, we entered into certain outsourcing relationships with third parties to assist us in building out our network. We believe that these relationships result in a more timely, efficient and cost effective build-out process.

     RADIO FREQUENCY DESIGN. We have engaged an outside design firm to provide radio frequency design, engineering and optimization services for our markets. This firm assists us in determining the required number of cell sites to operate the network and identifies the general geographic areas in which each of the required cell sites will be located.

     SITE ACQUISITION, PROJECT MANAGEMENT AND CONSTRUCTION. We use a combination of build-to-suit and co-location opportunities in the design and construction of our network. Build-to-suit arrangements are contractual relationships whereby a tower company constructs and owns a cell tower at a location which we approve and leases the cell tower to us for use in our network. Co-location is an arrangement whereby a wireless service provider, like us, is allowed to use another party's cell tower as part of its network. Generally we prefer build-to-suit opportunities because of the favorable development fees and leasing terms associated with our arrangement with SBA. Under our build-to-suit agreement, SBA acquires the site, builds the tower and leases it to us. We consider this arrangement to be preferable to building our own towers.

     In situations where we determine that build-to-suit is not appropriate, we use a co-location strategy. For sites where co-location leases are utilized, zoning, permitting and surveying approvals and licenses have already been secured, which minimizes our start-up costs and accelerates access to the markets.

     We expect that approximately 1,230 sites will be required to achieve our planned coverage of the residents in our territory, including those provided to us through our network services agreement. Of those sites, we believe that approximately 345 will be build-to-suit towers.

     MICROWAVE RELOCATION. At the time of the FCC's auction of PCS licenses, other third parties were using portions of the same frequency bandwidths for the operation of microwave facilities. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. Sprint PCS relocates the microwave paths that use frequencies owned by Sprint PCS, and is analyzing these relocations as we continue the build-out of our network. Sprint PCS is also paying for a portion of the relocation costs. Sprint PCS has completed necessary relocation for all microwave paths in all of our markets that are operational or scheduled to be operational before December 31, 2000. We estimate our future costs associated with relocation to be approximately $3.0 million.

     SWITCHING. We currently use one switching center in Chillicothe, Ohio to provide services to our network. We also utilize the Alliance's two switching centers under our network services agreement, and intend to use a Sprint PCS switching center on an interim basis to more rapidly launch our markets in western Pennsylvania. A switching center serves several purposes, including routing calls, managing call handoff, managing access to the public telephone network and providing access to voice mail. We believe the capacity of these switching centers is adequate to accommodate our planned growth until 2001. We plan to install additional switching centers prior to that time.

     INTERCONNECTION. Our network connects to the public telephone network through local exchange carriers. Through our Sprint PCS agreements, we benefit from Sprint PCS-negotiated interconnection agreements with local exchange carriers.

     LONG DISTANCE AND BACK HAUL. We use Sprint and other third party providers for long distance services and for back haul services. Back haul services are the telecommunications services which other carriers provide to carry our voice traffic from our cell towers to our switching facilities. When we use Sprint, we receive the same preferred rates made available to Sprint PCS.

     NETWORK MONITORING. We currently operate our own network monitoring system for continuous network monitoring. For new markets launched after July 31, 2000, we will use Sprint PCS' Network Operations Control Center for continuous network monitoring. We began converting our existing markets to Sprint PCS' Network Operation Control Center beginning in the third quarter of 2000.

SBA AGREEMENT

     Prior to August 1999, Horizon Telcom owned the cell site towers we used in our network. In August 1999, Horizon Telcom sold to SBA the towers we used in our network, and we subsequently entered into a long-term lease arrangement with SBA. We now pay a fixed amount per month, per cell site, to SBA for the right to use their towers in our markets. This fixed fee is subject to an annual percentage increase for each site beginning on the third anniversary of the date we began using the site. We believe that the rates we pay under this agreement are generally more favorable than average co-location rates available in our markets.

     In August 1999, we also entered into a build-to-suit agreement with SBA. Under this agreement, SBA acquires and develops the sites and installs the towers at locations approved by us. We receive a site development fee from SBA for tower sites which SBA constructs on our behalf. We have agreed to lease space on certain existing SBA towers for which we pay a fixed amount per month, per cell site. For certain of the leases, we receive a one year rent abatement on these sites. Rent expense for the leases which include abatement will be recognized on a straight-line basis over the life of the lease.

MOTOROLA PRODUCT SUPPLY AGREEMENT

     In December 1999, we entered into a product supply agreement with Motorola for the purchase of the telecommunications products and services for our network. Motorola also provides installation services for our network equipment. We intend to use Motorola equipment for the build out of our new markets in Pennsylvania, New York, Ohio and New Jersey and the Bright PCS markets. Since entering the Sprint PCS agreements in June 1998, we have benefited from Sprint PCS' volume pricing arrangements with Motorola on our equipment purchases and expect to continue to benefit going forward.

ALLIANCES NETWORK SERVICES AGREEMENT

     The Alliances are two related independent PCS providers offering service under the Intelos brand name. The Alliances' network is managed by CFW Communications. In August 1999, we entered into a network services agreement with the Alliances for 16 of our markets in Virginia and West Virginia. Under this agreement, we are entitled to use the Alliances' wireless network and equipment to provide services to our customers in these markets. The Alliances are required to maintain their network to Sprint PCS technical standards. We pay the Alliances a per minute of use charge for use of their network whenever Sprint PCS subscribers use their network.

     We believe this arrangement eliminates or defers capital costs, and reduces network expenses while permitting a faster launch of service and preserving our capital for other uses. In addition, this arrangement gives us access to additional spectrum in markets where Sprint PCS has limited bandwidth and reduces our risk of technological obsolescence in these markets.

     As of September 30, 2000, the Alliances had deployed 382 cell sites within our markets in West Virginia and Virginia and had complied with their contractual build-out requirements to date. The Alliances have also committed to build out the Beckley, West Virginia market by September 30, 2000 and the Bluefield, Virginia market by September 30, 2001. If the Alliances fail to build out these markets by these dates, we have at least 12 additional months to complete the build-out under our Sprint PCS agreements. The Beckley build-out was not completed by the September 2000 date due to delays in obtaining required backhaul services from local exchange carriers. This delay does not cause the Alliances to be in violation of the build-out requirements. The Alliances provide coverage to 56% of the total population of 3.3 million in the markets covered by our network services agreement as of October 31, 2000, and we expect the Alliances to provide coverage to 64% by September 2001.

     The three remaining markets, which the Alliances have not yet committed to build out, are the Williamson and Logan, West Virginia and Cumberland, Maryland markets. We have the option to either allow the Alliances to build out these markets, or to build them ourselves. Under the terms of our Sprint PCS agreements, these markets must be built out by February 2002.

     In the event we terminate our agreement with the Alliances because of the Alliances' breach of the agreement, we have the right to continue to use the Alliances' network for up to 36 months after such termination at rates which reflect a significant discount from the standard pricing terms under our agreement. This is intended to enable us to continue to provide services to our customers while we build out our own network. In addition, under all circumstances, we have the right to overbuild the Alliances' markets, on a market-by-market basis, at any time for any reason.

PRODUCTS AND SERVICES

     We will offer established Sprint PCS products and services throughout our territory. Our products and services mirror the service offerings of Sprint PCS and are designed to integrate seamlessly with the Sprint PCS nationwide network. Sprint PCS Wireless Services currently serve the majority of the nation's metropolitan areas, including more than 4,000 cities and communities, providing customers with affordable, reliable 100% digital, 100% PCS services. The Sprint PCS service package we offer includes the following:

     100% DIGITAL WIRELESS MOBILITY. Our primary service is wireless mobility coverage. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our territory enhanced voice clarity, advanced features, and simple, affordable Sprint PCS Free and Clear pricing plans. These plans include free long distance and wireless airtime minutes for use throughout the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding, distinctive ringing and call blocking.

     NATIONWIDE SERVICE. Our customers are able to use Sprint PCS services in our markets and seamlessly throughout the Sprint PCS network.
Dual-band/dual-mode handsets allow roaming on wireless networks where Sprint PCS is not available and with which Sprint PCS has roaming agreements. These handsets are designed to operate on analog and digital cellular networks, as well as on Sprint PCS' digital PCS networks.

     ADVANCED HANDSETS. CDMA handsets weighing approximately five to seven ounces offer up to three to five days of standby time and approximately two to four hours of talk time. We also offer dual-band/dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands and both digital or analog technology. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. All handsets are equipped with preprogrammed features such as speed dial and last number redial, and are sold under the Sprint and Sprint PCS brand names.

     EXTENDED BATTERY LIFE. CDMA handsets offer significantly extended battery life relative to earlier technologies, providing up to three to five days of standby battery life. Handsets operating on a digital system are capable of saving battery life while turned on but not in use, improving efficiency and extending the handset's use.

     IMPROVED VOICE QUALITY. We believe the Sprint PCS CDMA technology offers significantly improved voice quality compared to existing analog and TDMA networks, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls. See "-- CDMA Technology" for a discussion of the reasons CDMA technology offers improved voice quality.

     PRIVACY AND SECURITY. Sprint PCS provides secure voice transmissions encoded into a digital format to prevent eavesdropping and unauthorized cloning of subscriber identification numbers.

     EASY ACTIVATION. Customers can purchase a Sprint PCS handset off the shelf at a retail location and activate their service by calling customer service, which can program the handset over the air.

We believe over-the-air activation will reduce the training requirements for salespersons at the retail locations.

     CUSTOMER CARE. When we initially launched our independent PCS operations, we provided our own "back office" services, such as customer services and billing services. In May 2000, we amended our Sprint PCS agreements so that Sprint PCS will provide the back office services to us. We anticipate that our existing customers will be transitioned to these services by the end of the first quarter of 2001. By using Sprint PCS' established back office services, we believe that our operating costs will be reduced. By using Sprint PCS' services, we expect to more rapidly implement new products and services offered by Sprint PCS. Sprint PCS offers customer care 24 hours a day, seven days a week. Our customers can call the Sprint PCS toll-free customer care number from anywhere on the national Sprint PCS network. All Sprint PCS phones are preprogrammed with a speed dial feature that allows customers to easily reach customer care at any time.

     ACCESS TO THE SPRINT PCS WIRELESS WEB. We will soon be able to support and market the Sprint PCS Wireless Web throughout our network. The Sprint PCS Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the Internet. Sprint PCS subscribers with data-capable handsets also have the ability to receive periodic information updates such as stock prices, airline schedules, sports scores and weather reports directly on their handsets. Sprint PCS subscribers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based Internet sites on an interactive basis. Sprint PCS has agreements with Internet providers including AOL, Yahoo!, Amazon.com, Bloomberg.com, CNN Interactive, MapQuest.com, Fox Sports, Ameritrade, InfoSpace.com and Weather.com to provide services for the Sprint PCS Wireless Web. Sprint PCS offers Sprint PCS Wireless Web as an add-on to existing Sprint PCS' Free and Clear pricing plans. We plan to begin offering wireless web service in some of our markets by the end of 2000.

     OTHER SERVICES. In addition to these services, we may also offer wireless local loop services in our territory. Wireless local loop refers to the use of a wireless network to provide a substitute for the portion of traditional telephone companies' networks which extends from homes and businesses to the traditional telephone companies' switching facilities. We also believe that new features and services will be developed on the Sprint PCS nationwide network to take advantage of CDMA technology. As a leading wireless provider, Sprint PCS conducts ongoing research and development to produce innovative services that give Sprint PCS a competitive advantage. We intend to offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic and demand for video services. We plan to provide, when available, a number of applications for wireless data services including facsimile, Internet access, wireless local area networks and point-of-sale terminal connections.

MARKETING STRATEGY

     Our marketing and sales strategy uses Sprint PCS' strategies and developed national distribution channels that have helped Sprint PCS generate rapid customer growth. We plan to enhance Sprint PCS' strategies with strategies tailored to our specific territory.

     USE OF SPRINT PCS' BRAND EQUITY AND MARKETING. We will feature exclusively and prominently the nationally recognized Sprint and Sprint PCS brand names in our marketing effort. From the customers' point of view, they will use our PCS network and the Sprint PCS national network seamlessly as a unified national network. We will build on Sprint PCS' national distribution channels and advertising programs.

     PRICING. We believe that our use of the Sprint PCS pricing strategy will offer customers in our territory simple, easy-to-understand service plans. Sprint PCS' consumer pricing plans are typically structured with what we believe to be competitive monthly recurring charges and large local calling areas, service features such as voicemail, enhanced caller ID, call waiting and three-way calling and what we believe to be competitive per-minute rates. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA system that both we and Sprint PCS employ has greater capacity than current analog cellular systems, which we believe will enable us to market high usage customer plans at lower prices. All of Sprint PCS' current national plans:

     - include minutes in any Sprint PCS market with no roaming charges;

     - include several features that we believe are advantageous and convenient to customers and generally require no annual contracts or hidden charges;

     - offer what we believe to be a wide selection of phones to meet the needs of consumers and businesses; and

     - provide a limited-time money back guarantee on Sprint PCS phones.

     In addition, Sprint PCS' national Free and Clear plans, which we believe offer simple, affordable plans for every consumer and business customer, include the option to choose free long distance calling from anywhere on its nationwide network, a package of off-peak minutes or Sprint PCS Wireless Web.

     LOCAL FOCUS. Our local focus enables us to supplement Sprint PCS' marketing strategies with our own strategies tailored to each of our specific markets. These include attracting local businesses to enhance our distribution and using local radio and newspaper advertising to sell our products and services in each of our launched markets. We have established a local sales force to execute our marketing strategy through company-owned Sprint PCS stores, and also employ a direct sales force targeted to business sales. In addition, Sprint PCS' existing agreements with national retailers provide us with immediate access to over 481 retail locations in our territory. We also expect the former owners of Bright PCS to offer Sprint PCS products in their local telephone offices in northwestern Ohio. Sprint-owned local exchange carriers provide local telephone service to approximately 20% of the total population in our territory, which will provide us with an additional distribution channel through which we can market to an established base of Sprint customers. Some of the Sprint local exchange markets have a store for Sprint customers to pay their bills, which we expect to use to sell Sprint PCS products and services.

     ADVERTISING AND PROMOTIONS. Sprint PCS uses national as well as regional television, radio, print, outdoor and other advertising campaigns to promote its products. We benefit from this national advertising in our territory at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free minutes of use for limited time periods. We are able to purchase promotional materials related to these programs from Sprint PCS at their cost.

     SPONSORSHIPS. Sprint PCS is a sponsor of numerous selected, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory.

     BUNDLING OF SERVICES. We intend to take advantage of the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as long distance and Internet access.

SALES AND DISTRIBUTION

     Our sales and distribution plan mirrors Sprint PCS' multiple channel sales and distribution plan. Key elements of our sales and distribution plan consist of the following:

     SPRINT STORE WITHIN A RADIOSHACK STORE. Sprint has an exclusive arrangement with RadioShack to install a "store within a store," making Sprint PCS the exclusive brand of PCS sold through RadioShack stores. RadioShack has approximately 142 stores in our territory.

     OTHER NATIONAL AND REGIONAL THIRD PARTY RETAIL STORES. We also will benefit from the distribution agreements established by Sprint PCS with other national and regional retailers which currently include Best Buy, Circuit City, Office Depot, The Good Guys, Dillards, The Sharper Image, Montgomery Ward, OfficeMax, Ritz Camera, Staples, Cord Camera, The Wiz and certain May Company department stores. At present, these retailers operate approximately 339 retail stores in our territory. We also believe that we benefit from stores located in major Sprint PCS markets near our markets because residents of our territory who buy PCS handsets at those stores become our subscribers.

     SPRINT PCS STORES. We currently own and operate 14 Sprint PCS stores. We plan to have a total of 16 Sprint PCS stores in our territory by the end of 2000, and 40 by the end of 2003. These stores will be located in larger markets within our territory, which we believe provides us with strong local presence and a high degree of visibility. Following the Sprint PCS model, these stores will be designed to facilitate retail sales, bill collection and customer service. We train our sales representatives to be informed and persuasive advocates for Sprint PCS' services.

     LOCAL TELEPHONE STORES. We also plan to offer Sprint PCS products and services through the Sprint Local Telephone Division retail centers in our service area and through at least thirteen local telephone service centers of the former owners of Bright PCS and their affiliates located in our markets. We also expect former Bright PCS members and local Sprint service providers to offer Sprint PCS products and services.

     NATIONAL ACCOUNTS AND DIRECT SELLING. We participate in Sprint PCS' national accounts program. Sprint PCS has a national accounts team which focuses on the corporate headquarters of Fortune 500 companies. Once a representative reaches an agreement with the corporate headquarters, we service the offices of that corporation located in our territory. Our direct sales force will target the employees of these corporations in our territory and cultivate other local business clients. At present, we employ 26 direct sales representatives, and plan to hire approximately 29 more over the next 24 months.

     INBOUND TELEMARKETING. Sprint PCS provides inbound telemarketing sales when customers call from our territory. As the exclusive provider of Sprint PCS products and services in our market, we use the national Sprint 1-800-480-4PCS number campaigns that generate call-in leads. These leads are then handled by Sprint PCS' inbound telemarketing group.

     ELECTRONIC COMMERCE. Sprint PCS launched an Internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS' Internet site can order and pay for a handset and select a rate plan. Customers visiting the site can review the status of their account, including the number of minutes used in the current billing cycle. Customers in our territory who purchase products and services over the Sprint PCS Internet site will be our customers.

CDMA TECHNOLOGY

     SPRINT PCS' NATIONWIDE NETWORK AND ITS AFFILIATES' NETWORKS ALL USE DIGITAL CDMA TECHNOLOGY. CDMA technology is fundamental to accomplishing our business objective of providing high-volume, high-quality airtime at a low cost. We believe that CDMA provides important system performance benefits.

     VOICE QUALITY. We believe that CDMA systems offer less interference, more powerful error correction and less susceptibility to fading than analog systems. Using enhanced voice coding techniques, CDMA systems achieve voice quality that is comparable to that of the typical wireline telephone. This CDMA voice coding technology also filters out annoying background noise more effectively than existing wireline, analog cellular or other digital PCS phones.

     CAPACITY. CDMA technology allows a greater number of calls within one specific frequency and reuses the entire frequency spectrum in each cell. CDMA systems provide capacity gains of up to seven times over current analog systems and up to three times greater than TDMA and GSM systems. In the first half of 2000, Sprint PCS began to deploy a new voice coding technology for CDMA networks which is expected to increase the capacity of the system by approximately 100%. This new voice coding standard, referred to as Enhanced Variable Rate Coding, will allow the network to support additional capacity while maintaining the high level of voice quality associated with digital networks. We expect to begin using the Enhanced Variable Rate Coding technology in our PCS network to increase its capacity. Additional capacity improvements are expected for CDMA networks over the next two years as new third generation standards are approved and implemented that will allow for high-speed data and an even greater increase in the voice traffic capacity.

     CDMA technology is designed to provide flexible or "soft" capacity that permits networks like ours to temporarily increase the number of telephone calls that can be handled within a cell. When capacity limitations in analog, TDMA and GSM systems are reached, additional callers in a given cell must be given a busy signal. Using CDMA technology, networks like ours can allow a small reduction in voice quality to provide temporary increases in capacity. This reduces blocked calls and increases the probability of a successful cell-to-cell hand-off.

     SOFT HAND-OFF. As a subscriber travels from one cell site to another cell site, the call must be "handed off" to the second site. CDMA systems transfer calls throughout the network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by both cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell until it is clearly established in a new one. As a result, fewer calls are dropped compared to analog, TDMA and GSM networks which use a "hard hand-off" and disconnect the call from the current cell site as it connects with a new one.

     INTEGRATED SERVICES. CDMA systems permit us to offer advanced features, including voice mail, caller ID, enhanced call waiting, three-way calling, call forwarding and paging and text-messaging. These advanced features may also be offered by companies utilizing competing technologies.

     PRIVACY AND SECURITY. One of the benefits of CDMA technology is that it combines a constantly changing coding scheme with a low power signal to enhance security and privacy. Vendors are currently developing additional encryption capabilities which we believe will further enhance overall network security.

     FREQUENCY PLANNING. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference between one call and another call and to maximize capacity. Currently, cellular service providers spend considerable money and time on frequency planning. Because TDMA and GSM based systems have frequency reuse constraints similar to present analog systems, frequency reuse planning for TDMA and GSM based systems is expected to be comparable to planning for the current analog systems. With CDMA technology, however, the same group of frequencies can be reused in every cell, substantially reducing the need for costly frequency reuse patterning and constant frequency plan management.

     BATTERY LIFE. Due to their greater efficiency in power consumption, CDMA handsets will provide up to three to five days of standby time and approximately two to four hours of talk time availability. We believe this generally exceeds the battery life of handsets using alternative digital or analog technologies.

     BENEFITS OF OTHER TECHNOLOGIES. While CDMA has the benefits discussed above, TDMA networks are generally less expensive when overlaying existing analog systems. In addition, the GSM technology standard, unlike CDMA, supports a more robust interoperability standard which more easily allows a network operator to use equipment from several different vendors in the same network. This, along with the fact that the GSM technology is currently more widely deployed throughout the world than CDMA, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, TDMA and GSM technologies in a single unit. Currently, there are no plans to have CDMA handsets that support either the TDMA or GSM technologies.

COMPETITION

     Given the broad geographic coverage of our territory, the competition that we face from other wireless providers is fragmented. We compete, to varying degrees, with regional and national cellular, PCS and other wireless service providers, although today no competing provider offers complete coverage of our territory. Currently, we believe that our strongest competition is from cellular providers, many of which have been operating in our markets and building their customer base for a number of years. We believe however, that our competition from other PCS providers is limited. Many are in the preliminary stages of building their networks and customer bases and currently offer less consistent coverage than the cellular providers.

     Our largest single cellular competitor is Verizon Wireless, which offers service in markets covering 60% of our planned covered residents. However, Verizon is a newly formed company, and we believe it lacks the well established national brand name and fully integrated service platform that we enjoy as a Sprint PCS affiliate. Furthermore, Verizon does not hold licenses for 40% of our territory. In addition, we believe that a significant portion of Verizon's network in our markets is analog. While the recently formed national cellular alliance between BellSouth and SBC, now called Cingular, competes with us in certain markets, those markets represent only 9% of our planned covered residents. AT&T, which has licenses to provide service to all markets in our territory, currently provides service to only 27% of our planned covered residents. ALLTEL, a large regional provider and our most significant competitor to date, competes with us in markets representing 41% of our planned covered residents. Small regional cellular providers, such as US Cellular and Dobson Cellular, which offers service under the Cellular One brand, also operate in our territory, though none competes with us in markets representing more than 25% of our planned covered residents.

     Our primary PCS competition is from PCS providers whose coverage is regional. Omnipoint, including its affiliate Aerial, is the largest, and offers service in markets covering 36% of our planned covered residents. The Alliances, which offer service under the Intelos brand, provide service in markets covering 30% of our planned covered residents. SunCom, an AT&T affiliate, currently offers service in markets covering 22% of our planned covered residents. As a Sprint PCS affiliate, we believe we are positioned to successfully compete with all of these PCS providers due to the strength of the Sprint PCS brand name, distribution channels, and CDMA network. More importantly, we will be the first PCS provider to market in 32 of our 54 markets, representing over 43% of our planned covered residents and the first or second PCS provider to market in 49 of our 54 markets, representing 82% of our planned covered residents.

     Nextel, together with Nextel Partners, which we believe has licenses to offer service in the vast majority of our markets, currently offers service to only 34% of our planned covered residents. Nextel's coverage in many of these markets is focused primarily on highway coverage as opposed to community coverage.

     The following table lists the primary operational competitors known to us within our various geographic areas:

                                                              PRIMARY OPERATING    TYPE OF
GEOGRAPHIC AREA                                                  COMPETITORS       SERVICE
Ohio markets................................................  ALLTEL               Cellular
                                                               AT&T                Cellular
                                                               Verizon Wireless    Cellular
                                                               Nextel              ESMR
Indiana markets.............................................  Centennial           Cellular
                                                               Century             Cellular
                                                               Verizon Wireless    Cellular
                                                               Omnipoint           PCS
                                                               Nextel              ESMR
Pennsylvania and New York markets...........................  AT&T                 Cellular
                                                               Verizon Wireless    Cellular
                                                               Omnipoint           PCS
                                                               Nextel              ESMR
Virginia and West Virginia markets..........................  ALLTEL               Cellular
                                                               AT&T                Cellular
                                                               Verizon Wireless    Cellular
                                                               Intelos             PCS
                                                               Suncom              PCS
Tennessee markets...........................................  ALLTEL               Cellular
                                                               Verizon Wireless    Cellular
                                                               Cingular            PCS
                                                               Suncom              PCS
                                                               Nextel              ESMR

     Most of these primary competitors offer a wireless service that is generally comparable to our PCS service. However, we believe that most do not offer the full range of products, services and features that we offer. For instance, we believe that Verizon, Cingular, AT&T, ALLTEL and most regional cellular providers do not offer 100% digital technology. Similarly, Cingular, ALLTEL, and regional cellular providers do not offer nationwide service. In addition, most of our competitors do not offer full wireless Internet connectivity in all of our markets. We plan to begin offering wireless Internet connectivity in some of our markets by the end of 2000. Some of our competitors may also offer wireless Internet connectivity in some of our markets by the end of 2000.

     Our ability to compete effectively with these other providers will depend on a number of factors, including the continued success of CDMA technology in providing better call clarity and quality as compared to analog cellular systems, Sprint PCS' competitive pricing with various options suiting individual customer's calling needs, the continued expansion and improvement of the Sprint PCS nationwide network, our extensive direct and indirect sales channels, our centralized Sprint PCS customer care systems, and our selection of handset options.

     Some of our competitors have access to more licensed spectrum than the 10 or 20MHz licensed to Sprint PCS in certain of our markets. Some of our competitors also have established infrastructures, marketing programs and brand names. Certain competitors may be able to offer coverage in areas not served by our network, or, because of their calling volumes or their affiliations with, or ownership of, other wireless providers, may be able to offer roaming rates that are lower than those offered by Sprint PCS. PCS operators compete with us in providing some or all of the services available through the Sprint PCS network and may provide services that we do not. Additionally, we expect that existing cellular providers will continue to upgrade their systems to provide digital wireless communication services competitive with Sprint PCS.

     We also face limited competition from "resellers" which provide wireless service to customers but do not hold FCC licenses or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. The FCC requires all cellular and PCS licensees to permit resale of carrier service to resellers. Although Sprint PCS is required to resell PCS in our markets, currently there is no reseller of Sprint PCS in our markets. Any reseller of Sprint PCS in our markets would be required to pay us for the use of our capacity and their use of the Sprint PCS service marks in our markets would be restricted to describing their handsets as operational on the Sprint PCS network.

     In addition, we compete with paging, dispatch and other mobile telecommunications companies in our markets. Potential users of PCS systems may find their communications needs satisfied by other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential customers who do not need immediate two-way voice communications.

     In the future, we expect to face increased competition from entities providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. While few of these technologies and services are currently operational, others are being developed or may be developed in the future.

     Over the past several years the Federal Communications Commissions has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with Sprint PCS service. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain customers principally on the basis of:

     - the strength of the Sprint and Sprint PCS brand names, services and features;

     - the location of our markets;

     - the size of our territory;

     - national network coverage and reliability;

     - customer care; and

     - pricing.

REORGANIZATION; PURCHASE OF BRIGHT PCS

     On April 26, 2000, we were incorporated to become the holding company for Horizon Personal Communications and to facilitate a business combination with Bright PCS.

     On May 5, 2000, we agreed to exchange shares of our class B common stock and shares of Horizon Telcom common stock for all the ownership interests held by the other owners of Bright PCS. This transaction was completed on June 27, 2000. The other Bright PCS owners received 4.7 million newly issued shares of class B common stock from us, equal to 8% of our outstanding shares of common stock before this offering. In addition, Horizon Personal Communications transferred to them 7,978 shares of the class A common stock and 23,933 shares of the class B common stock of Horizon Telcom, equal to 8% of the outstanding shares of Horizon Telcom.

     In September 2000, we distributed substantially all of the remaining Horizon Telcom common stock owned by us to our stockholders as a dividend. We retained approximately 2.0% of the outstanding shares of Horizon Telcom.

     As a result of these transactions, our ownership structure is as follows:

                                  [FLOW CHART]
-------------------------

(1) The shareholders of Horizon Telcom include the members of the McKell family (60.6%); Horizon Personal Communications (2.0%); the former owners of Bright PCS (9.7%); other individuals and trusts (27.7%).

(2) The ownership percentages for Horizon PCS exclude options granted under our 2000 Stock Option Plan, the warrants issued to the initial purchasers of the senior discount notes and shares subject to the Sprint PCS warrants.

(3) This percentage includes the 48% of Bright PCS which we own indirectly through Horizon Personal Communications.

INTELLECTUAL PROPERTY

     "Sprint," the Sprint diamond design logo, "Sprint PCS," "Sprint Personal Communications Services," "The Clear Alternative to Cellular" and "Experience the Clear Alternative to Cellular Today" are service marks registered with the United States Patent and Trademark Office. These service marks are owned by Sprint. Pursuant to the trademark and service mark license agreements, we have the right to use, royalty-free, the Sprint and Sprint PCS brand names and the Sprint diamond design logo and certain other service marks of Sprint in connection with marketing, offering and providing licensed services to end-users and resellers, solely within our territory.

     Except in certain instances, Sprint PCS has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, licensed services under the licensed marks in our market areas except as to Sprint PCS' marketing to national accounts and the limited right of resellers of Sprint PCS to inform their customers of handset operation on the Sprint PCS network. In all other instances, Sprint PCS reserves for itself and its affiliates the right to use the licensed marks in providing its services, subject to its exclusivity obligations described above, whether within or without our territory.

     The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "The Sprint PCS Agreements -- The Trademark and Service Mark License Agreements."

     This prospectus includes product names, trade names and trademarks of other companies. We do not have any rights with respect to these product names, trade names and trademarks.

EMPLOYEES

     As of September 30, 2000, we employed 230 full-time employees. None of our employees are represented by a labor union. We believe we have good relations with our employees.

PROPERTIES

     Our principal executive offices are leased from a subsidiary of Horizon Telcom and are located at 68 E. Main Street, Chillicothe, Ohio 45601-0480, which is also the location of our first PCS store. We also lease three other retail stores and have signed leases for three more retail stores. We believe our property is in good operating condition and is currently suitable and adequate for our business operations.

LEGAL PROCEEDINGS

     We are not aware of any pending legal proceedings against us which, individually or in the aggregate, if adversely determined, would have a material adverse effect on our financial condition or results of operations.

                           THE SPRINT PCS AGREEMENTS

     The following is a summary of the material terms and provisions of the Sprint PCS agreements. The summary applies to the Sprint PCS agreements for both Horizon Personal Communications and Bright PCS except where otherwise indicated. We have filed the Sprint PCS agreements as exhibits to the registration statement of which this prospectus is a part and urge you to review them carefully.

OVERVIEW OF SPRINT PCS RELATIONSHIP AND AGREEMENTS

     Under the Sprint PCS agreements, we exclusively market PCS services under the Sprint and Sprint PCS brand names in our markets. The Sprint PCS agreements require us to interface with the Sprint PCS wireless network by building our network to operate on PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give us access to Sprint PCS' equipment discounts, roaming revenue from Sprint PCS customers traveling into our territory, and various other back office services. The Sprint PCS agreements provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of maintaining billing and other customer services infrastructure. The Sprint PCS agreements have initial terms of 20 years with three 10-year renewals which would lengthen the contracts to a total of 50 years. The Sprint PCS agreements will automatically renew for each additional 10-year term unless we or Sprint PCS provide the other with two years' prior written notice to terminate the Sprint PCS agreements.

     We have eight major agreements with Sprint and Sprint PCS (collectively, the "Sprint PCS agreements"), consisting of one of each of the following for Horizon Personal Communications and one for Bright PCS:

     - the management agreement;

     - the services agreement;

     - the trademark and service mark license agreement with Sprint; and

     - the trademark and service mark license agreement with Sprint PCS.

THE MANAGEMENT AGREEMENT

     Under our Sprint PCS agreements, we have agreed to:

     - construct and manage a network in our territory in compliance with Sprint PCS' PCS licenses and the terms of the management agreement;

     - distribute, during the term of the management agreement, Sprint PCS products and services;

     - conduct advertising and promotion activities in our territory; and

     - manage that portion of Sprint PCS' customer base assigned to our territory.

     Sprint PCS will monitor our network operations and has unconditional access to our network.

     EXCLUSIVITY. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our territory. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our territory while our management agreement is in place and no event has occurred that would permit the agreement to terminate. Sprint PCS is permitted under our agreement to make national sales to companies in our territory, and as required by the FCC, to permit resale of the Sprint PCS products and services in our territory. We accrue the financial benefits of either of these activities.

     NETWORK BUILD-OUT. The management agreement specifies the terms of the Sprint PCS affiliation, including the required network build-out plan. We have agreed to operate our network to provide for a seamless handoff of a call initiated in our territory to a neighboring Sprint PCS network. As of June 30, 2000, we had not yet met the minimum covered population requirements under the Sprint PCS agreements for Roanoke, Fairmont, Martinsville, Lynchburg, Staunton-Waynesboro, and Danville. Sprint PCS has agreed that the shortfalls were not material and agreed that if we met our build-out requirement by December 31, 2000, we would not be in breach of our management agreement. We have subsequently extended our coverage in these markets.

     We did not launch certain of our Bright PCS markets by the date set forth in the Sprint PCS agreements. We were unable to obtain the required backhaul from local exchange carriers by that date, despite using commercially reasonable efforts. Sprint PCS agreed in writing that we are in compliance with the build-out requirements in these markets. We have subsequently obtained the required backhaul services and launched these markets.

     By the third quarter of 2001, we are required to provide aggregate coverage of 65% in our new Pennsylvania, New York, Ohio, and New Jersey markets. Sprint PCS has reviewed our build-out plans, and has agreed in writing that if we meet those plans, we will be fully compliant with their build-out requirements.

     Under our Sprint PCS agreements for Horizon Personal Communications, Sprint PCS can decide to expand the coverage requirements of our territory by providing us with written notice. We have 90 days after receiving notice from Sprint PCS to determine whether we will build out the proposed area. If we decline to exercise our right to build out the proposed area, Sprint PCS may construct the new area itself or allow a Sprint PCS affiliate or other manager to construct the new area.

     Under our Sprint PCS agreements for Bright PCS, Sprint PCS can decide to expand the coverage requirements of our Bright PCS territory by providing us with written notice, provided that Sprint PCS may not give us notice until October 12, 2001, which is the second anniversary of the signing of our Sprint PCS agreement. If we decline or fail to comply with Sprint PCS' expanded coverage requirements, Sprint PCS will have the right to terminate our Sprint PCS agreement for our Bright PCS markets. We believe it is unlikely that Sprint PCS will request additional coverage beyond the 85% coverage we plan to achieve for these markets. There is no cross default provision between our Sprint PCS agreement for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     Our Sprint PCS management agreements require us to complete specified portions of our markets by certain dates. Future build-out dates are summarized below:

                                                        ESTIMATED              COVERED
                                                     TOTAL POPULATION   POPULATION REQUIREMENT
                                                     ----------------   ----------------------
October 2000.......................................     3,084,254             2,063,977
December 2000......................................       182,301                65,538
October 2001.......................................     2,590,067             1,722,718
February 2002......................................       560,000               147,365

     PRODUCTS AND SERVICES. The management agreement identifies the products and services that we can offer in our territory. These services include Sprint PCS consumer and business products and services available as of the date of the agreements, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not otherwise violate the terms of the agreement, cause distribution channel conflicts, materially impede the development of the Sprint PCS network, cause consumer confusion with Sprint PCS' products and services or violate the trademark lease agreements. We may cross-sell services such as Internet access, customer premise equipment, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we name the Sprint owned local exchange carrier as the exclusive distributor or Sprint PCS approves the terms and conditions. Subject to agreements existing before we became a Sprint PCS affiliate, we are required to use Sprint's long distance service which we can buy at wholesale rates.

     NATIONAL SALES PROGRAMS. We will participate in the Sprint PCS sales programs for national sales to customers, and will pay the expenses and receive the compensation from national accounts located in our territory.

     SERVICE PRICING. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS' Free and Clear plans. We are permitted to establish our own local price plans for Sprint PCS' products and services offered only in our territory, subject to the terms of the agreement, consistency with Sprint PCS' regional and national pricing plans, regulatory requirements, capability and cost of implementing rate plans in Sprint PCS systems and Sprint PCS' approval.

     FEES. We are entitled to receive from Sprint PCS an amount equal to 92% of collected revenues under the Sprint PCS agreements. Collected revenues include revenue from Sprint PCS subscribers based in our territory, excluding outbound roaming, and inbound non-Sprint PCS roaming. Except in the case of taxes, we are entitled to 100% of the following revenues that are not considered collected revenues:

     - outbound non-Sprint PCS roaming revenue;

     - inbound and outbound Sprint PCS roaming fees;

     - proceeds from the sales of handsets and accessories through our distribution channels;

     - proceeds from sales not in the ordinary course of business; and

     - amounts collected with respect to taxes.

     ROAMING. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS' and affiliates' network without incremental roaming charges, we will earn roaming revenues from every minute that a Sprint PCS subscriber not based in our territory and any non-Sprint subscriber uses our network. We will earn revenues from Sprint PCS based on an established per-minute rate for Sprint PCS' or its affiliates' subscribers roaming in our territory. Similarly, we will pay for every minute our own subscribers use the Sprint PCS nationwide network outside our territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS' third-party roaming agreements.

     ADVERTISING AND PROMOTIONS. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our territory, including the pro rata cost of any promotion or advertising done by any third-party retailers in our territory pursuant to a national cooperative advertising agreement with Sprint. Sprint PCS' service area includes the urban markets around our territory. Sprint PCS will pay for advertising in these markets. Given the proximity of these markets to ours, we expect considerable spill-over from Sprint PCS' advertising in surrounding urban markets.

     PROGRAM REQUIREMENTS. We must comply with Sprint PCS' program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs to the extent that Sprint PCS meets these requirements. Sprint PCS can adjust the program requirements from time to time. We have the right to appeal to Sprint PCS' management adjustments which could cause an unreasonable increase in cost to us if the adjustment: (1) causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long-term debt, or (2) causes our long term operating expenses to increase by more than 5% (10% for Bright PCS) on a net present value basis. If Sprint PCS denies our appeal, we must then comply with the program adjustment, or Sprint PCS has the right to exercise the termination rights described below. There is no cross default provision between the Sprint PCS agreements for Horizon Personal Communications and the Sprint PCS agreements for Bright PCS.

     NON-COMPETITION. We may not offer Sprint PCS products and services outside our territory without the prior written approval of Sprint PCS. Within our territory we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreement, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent we have or obtain licenses to provide PCS services outside our territory, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS.

     INABILITY TO USE NON-SPRINT PCS BRANDS. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, "private label" basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

     TERMINATION OF MANAGEMENT AGREEMENT. The management agreement can be terminated as a result of:

     - termination of Sprint PCS' PCS licenses;

     - an uncured breach under the management agreement;

     - bankruptcy of a party to the management agreement;

     - the management agreement not complying with any applicable law in any material respect;

     - the termination of either of the trademark and service mark license agreements; or

     - our failure to obtain the financing necessary for the build-out of our network and for our working capital needs.

     The termination or non-renewal of either of the management agreements triggers certain of our rights and those of Sprint PCS.

     If we have the right to terminate the management agreement because of an event of termination caused by a Sprint PCS breach under the management agreement, we may generally:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to at least 80% of our Entire Business Value as defined below;

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
       (2) 9% of our Entire Business Value; or

     - sue Sprint PCS for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     If Sprint PCS has the right to terminate the management agreement because of an event of termination caused by us, Sprint PCS may generally:

     - require us to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

     - require us to purchase, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of our Entire Business Value;

     - take any action as Sprint PCS deems necessary to cure our breach of the management agreement, including assuming responsibility for and operating our network; or

     - sue us for damages or submit the matter to arbitration and thereby not terminate the management agreement.

     NON-RENEWAL. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

     - require Sprint PCS to purchase all of our operating assets used in connection with our network for an amount equal to 80% of our Entire Business Value; or

     - if Sprint PCS is the licensee for 20MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to us, subject to governmental approval, up to 10MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     If we give Sprint PCS timely notice of non-renewal, or we both give notice of non-renewal, or the management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

     - purchase all of our operating assets for an amount equal to 80% of our Entire Business Value; or

     - require us to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of our Entire Business Value.

     DETERMINATION OF ENTIRE BUSINESS VALUE. If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

     - the Entire Business Value is based on the price a willing buyer would pay a willing seller for the entire on-going business;

     - then-current customary means of valuing a wireless telecommunications business will be used;

     - the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

     - that we own the spectrum and frequencies presently owned by Sprint PCS that we use and are subject to the Sprint PCS agreements; and

     - the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

     INSURANCE. We are required to obtain and maintain workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and "all risk" property insurance with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under the management agreement and who are reasonably acceptable to Sprint PCS.

     INDEMNIFICATION. We have agreed to indemnify Sprint PCS and its directors, employees and agents, and related parties of Sprint PCS and their directors, employees and agents against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreement or any other agreement between us and Sprint PCS, our ownership of the operating assets or the actions or the failure to act of anyone who is employed or hired by us in the performance of any work under this agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, employees and agents against all claims against any of the foregoing arising from Sprint PCS' violation of any law, from Sprint PCS' breach of any representation, warranty or covenant contained in this agreement or any other agreement between Sprint PCS and us, or the actions or the failure to act of anyone who is employed or hired by Sprint PCS in the performance of any work under this agreement except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

THE SERVICES AGREEMENTS

     The services agreements outline various back office services provided by Sprint PCS and available to us at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS offers three packages of available services. Each package identifies which services must be purchased from Sprint PCS and which may be purchased from a vendor or provided in-house. Essentially, services such as billing, activation and customer care must either all be purchased from Sprint PCS or we may provide those services ourselves. When we signed our original Sprint PCS agreements, we elected to provide billing, activation and customer care services on our own. In connection with the May 2000 grant by Sprint PCS of additional markets to us, we agreed to change our arrangement under the services agreement, so that Sprint PCS will provide activation, billing and customer care. For our Bright PCS markets and our new markets in Pennsylvania, New York and New Jersey, we intend to launch these markets using Sprint PCS billing and customer care services. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to us. We have agreed not to use the services received under the services agreement in connection with any other business or outside our territory. We may discontinue use of any service upon three months' prior written notice. Sprint PCS may discontinue a service provided that Sprint PCS provides us with nine months' prior notice.

     We have agreed with Sprint PCS to indemnify each other as well as officers, directors, employees and certain other related parties and their officers, directors and employees for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions. The services agreement automatically terminates upon termination of the management agreement and neither party may terminate the services agreement for any reason other than the termination of the management agreement.

THE TRADEMARK AND SERVICE MARK LICENSE AGREEMENTS

     We have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and "diamond" symbol, and several other U.S. trademarks and service marks such as "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing us an immediate benefit in the market place. Our use of the licensed marks is subject to our adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. We have agreed to promptly notify Sprint and Sprint PCS of any infringement of any of the licensed marks within our territory of which we become aware and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS' enforcement of their respective rights. We have agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, we have agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of our use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy, materially breach the agreement or our management agreement is terminated. We can terminate the trademark and service mark license agreements upon Sprint's or Sprint PCS' abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the management agreement is terminated.

CONSENT AND AGREEMENT FOR THE BENEFIT OF THE HOLDERS OF THE SENIOR SECURED CREDIT FACILITY

     Sprint PCS entered into a consent and agreement for the benefit of the holders of the indebtedness under the senior secured credit facility. This agreement was acknowledged by us, and modified Sprint PCS' rights and remedies under our management agreement, for the benefit of the existing and future holders of indebtedness under our senior secured credit facility and any refinancing thereof, which was a condition to the funding of any amounts under our senior secured credit facility.

     The senior secured consent provides for, among other things, the following:

     - Sprint PCS' consent to the pledge of substantially all of our assets, including our rights in the Sprint PCS agreements;

     - Sprint PCS' consent to the pledge of all our equity interests in Horizon Personal Communications, Inc. and the pledge by Horizon Personal Communications, Inc. of all of its equity interests in each of its subsidiaries;

     - for redirection of payments due to us under the management agreement from Sprint PCS to the administrative agent during the continuation of our default under our senior secured credit facility;

     - for Sprint PCS to maintain 10 MHz of PCS spectrum in all of our markets until our senior secured credit facility is satisfied or our operating assets are sold after our default under our senior secured credit facility;

     - for Sprint PCS and the administrative agent to provide to each other notices of default by us under the Sprint PCS management agreement and the senior secured credit facility, respectively; and

     - the ability to appoint interim replacements, including Sprint PCS or a designee of the administrative agent, to operate our portion of the Sprint PCS network under the Sprint PCS agreements after an acceleration of or event of default under our senior secured credit facility or an event of termination under the Sprint PCS agreements.

     Sprint PCS' right to purchase on acceleration of amounts outstanding under our senior secured credit facility. Subject to the requirements of applicable law, so long as our senior secured credit facility remains outstanding, Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries, upon its receipt of notice of an acceleration of our senior secured credit facility upon the following terms:

     - Sprint PCS elects to make such a purchase of our operating assets within a specified period;

     - the purchase price of our operating assets is the greater of an amount equal to 72% of our "entire business value" or the amount we owe under our senior secured credit facility;

     - if Sprint PCS has given notice of its intention to exercise the purchase right for our operating assets, then the administrative agent is prohibited from enforcing its security interest for a specified period after the acceleration or until Sprint PCS rescinds its intention to purchase; and

     - if we receive a written offer after a specified period after acceleration that is acceptable to us to purchase our operating assets or pledged equity of our operating subsidiaries after the acceleration, then Sprint PCS has the right to purchase our operating assets or pledged equity of our operating subsidiaries on terms at least as favorable to us as the offer we receive.

     Sale of operating assets to third parties. If Sprint PCS does not purchase our operating assets after an acceleration of the obligations under our senior secured credit facility, then the administrative agent will be able to sell the operating assets, subject to the requirements of applicable law, including the law relating to foreclosures of security interests. The administrative agent will have two options:

     - to sell the assets to an entity that meets the requirements to be our successor under the Sprint PCS agreements; or

     - to sell the assets to any third-party, subject to specified conditions.

                         SENIOR SECURED CREDIT FACILITY

SENIOR SECURED CREDIT FACILITY

     Our wholly owned subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, entered into a senior secured credit facility with a syndicate of banks led by First Union National Bank for a $250.0 million senior secured facility. This facility constitutes senior debt secured by a first priority security interest in substantially all of our assets. The senior secured credit agreement provides that we and all of our current and future subsidiaries will guarantee this new senior secured facility.

     AMOUNT AND PURPOSE.  The senior secured credit facility provides for a:

     - $95.0 million revolving credit commitment; and

     - $155.0 million term loan commitment to consist of a $105.0 million Term Loan A and $50.0 million Term Loan B in amounts to be determined.

     We may borrow up to an additional $50.0 million upon approval of the lenders so long as:

     - the additional facility has a final maturity date no earlier than March 31, 2009;

     - each lender under the credit agreement is offered the opportunity (but is not obligated) to issue a commitment for its pro rata share of the additional facility; and

     - the additional facility will constitute obligations under the senior secured loan agreement and will rank pari passu with the other obligations under the senior secured credit agreement.

     The proceeds of term loan will be used to help finance:

     - the direct cost of the construction and operation of a regional digital wireless telecommunications network on the Sprint PCS system;

     - repayment of some existing indebtedness;

     - transaction costs and expenses; and

     - working capital and other general corporate purposes.

     CONDITIONS TO BORROWING. Each borrowing under the senior secured credit facility is subject to the conditions that the representations and warranties continue to be true and correct, and that there is no default or event of default under the loan documents and that the most current officer's compliance certificate shall have been delivered.

     INTEREST.  Interest on the term loans accrues, at our option, either at:

     - a rate based on London Interbank Offered Rate (LIBOR); or

     - an alternative base rate, which is the greatest of the prime rate as specified in the senior secured credit facility, or the federal funds rate plus 1/2%, plus the following margin percentages:

                                                    LIBOR BASED   ALTERNATE BASE RATE
                                                       LOANS             LOANS
                                                    -----------   -------------------
Term loan A.......................................     3.50%             2.50%
Term loan B.......................................     4.00%             3.00%
Revolving credit loans............................     3.50%             2.50%

     After Horizon PCS achieves two consecutive quarters of positive earnings before interest, taxes, depreciation, amortization plus other adjustments (EBITDA), the margin percentage will be reduced to vary between 1.00% and 3.00% for alternate base rate loans and 2.00% and 4.00% for LIBOR-based loans depending on our ratio of debt to EBITDA.

     If an event of default under the loan documents exists, interest on any amounts outstanding accrues at a rate per annum equal to 2.0% above the rate otherwise applicable.

     COMMITMENT FEES. The senior secured credit facility requires us to pay a quarterly commitment fee for the unused portion of the facility. The commitment fee varies between an annual rate of 0.75% and 1.375% of the unused commitments. We are also required to pay a separate agent's fee to the administrative agent.

     SCHEDULED PAYMENTS AND COMMITMENT REDUCTIONS. The revolving commitment expires and all unpaid revolving loans become due on or about September 30, 2008. Generally, amounts repaid under the revolving credit facility may be reborrowed until expiration of the revolving credit commitment; provided that the revolving commitment shall be permanently reduced in eighteen quarterly installments commencing on June 30, 2004 as follows:

     - for the four quarters commencing with the fiscal quarter ending June 30, 2004, $2,375,000;

     - for the following quarters five and six, $4,750,000;

     - for the following quarters seven through fourteen, $5,937,500; and

     - for the last four quarters, $7,125,000.

     The Term Loan A shall amortize in eighteen quarterly installments commencing on June 30, 2004 with the final installment due on or about September 30, 2008 as follows:

     - for the four quarters commencing with the calendar quarter ending June 30, 2004, $2,625,000;

     - for the following quarters five and six, $5,250,000;

     - for the following quarters seven through fourteen, $6,562,500; and

     - for the last four quarters, $7,875,000.

     The Term Loan B shall amortize in twenty quarterly installments commencing on June 30, 2004 with the final installment due on or about March 31, 2009 as follows:

     - for the eighteen quarters commencing with the calendar quarter ending June 30, 2004, $125,000; and

     - for the last two quarters, $23,875,000.

     OPTIONAL PREPAYMENTS. We may voluntarily prepay any of the loans at any time. Generally, amounts repaid under the revolving credit facility may be reborrowed until expiration or reduction of the reducing credit facility as described above.

     MANDATORY PREPAYMENTS. We must make mandatory prepayments on the term loans and the revolving credit loans, and the loan commitments will be reduced, in an aggregate amount equal to:

     - 50.0% of excess cash flow in each fiscal year beginning in 2003;

     - 100.0% of the net proceeds of asset sales other than in the ordinary course of business, except if no event of default under the senior secured credit facility exists to the extent not otherwise reinvested in telecommunications assets within 180 days of the receipt of such proceeds;

     - 100.0% of the net cash proceeds of debt issuances except the notes up to proceeds of $125.0 million and other permitted debt;

     - 50.0% of the net cash proceeds of specified issuances of equity securities, other than proceeds from the exercise of warrants issued in connection with this offering, proceeds from an initial public offering of our common stock and proceeds used to acquire additional telecommunications assets within 18 months of the receipt of such proceeds or used to redeem up to 35.0% of the outstanding principal amount of the notes in each case if no event of default under the senior secured credit facility exists; and

     - 100.0% of insurance proceeds not reinvested within 180 days.

     COLLATERAL AND GUARANTORS. The senior secured credit facility is collateralized by a perfected security interest in substantially all of our and our subsidiaries' tangible and intangible current and future assets, including an assignment of our affiliate agreements with Sprint PCS and a pledge of all of the capital stock of our subsidiaries. We will guarantee the obligations under the senior secured credit facility and pledge the stock of Horizon Personal Communications, Inc.

     COVENANTS. The senior secured credit facility contains customary covenants, including covenants limiting indebtedness, liens, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments with respect to capital stock, prepayments of and amendments to these high yield notes, and the acquisition and disposition of assets. The senior secured credit facility also requires that we comply with specified financial covenants during the term of the senior secured credit facility as follows:

     - For the period commencing with the date of closing of the senior secured credit facilities through March 31, 2004, a maximum ratio of total indebtedness to total capital, a maximum ratio of total senior indebtedness to total capital, minimum EBITDA (as defined in the senior secured credit facility), minimum total revenue, maximum capital expenditures, minimum number of subscribers, and coverage of a specified percentage of the population in our market areas.

     - For the period commencing with April 1, 2004, until termination of the senior secured credit facilities, a maximum total debt to EBITDA, a maximum senior debt to EBITDA, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and maximum capital expenditures.

     EVENTS OF DEFAULT. Our senior secured credit facility provides for customary events of default, including non-payment, judgment defaults, breaches of covenants, making misleading or inaccurate representations and warranties, cross-defaults with certain other debt, changes in control, default under material contracts and certain affiliate agreements with Sprint PCS, and events of bankruptcy. Upon the existence of an event of default, our lenders may, among other things, declare our obligations due and payable and terminate the revolving loan commitment.

     DIVIDENDS AND DISTRIBUTIONS. The senior secured credit facility, subject to certain exceptions, restricts our ability to pay dividends and make other cash distributions. The foregoing restriction will not prevent Horizon Personal Communications, Inc. or Bright Personal Communications Services, LLC from making dividends to us to service scheduled cash interest payments on the notes provided no event of default or event which, with the passage of time or the giving of notice or both, would constitute an event of default under the senior secured credit facility at the time of any such dividend or would result from any such dividend.

     CONSENT AND AGREEMENT. Sprint PCS entered into a consent and agreement for the benefit of the senior secured lenders. The terms of such consent and agreement are described under "The Sprint PCS Agreements."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following are our directors and executive officers as of the date of this prospectus.

NAME                                      AGE                    POSITION
William A. McKell.......................  40     Chairman of the Board, President and
                                                 Chief Executive Officer
Peter M. Holland........................  35     Director, Chief Financial Officer
Joseph E. Corbin........................  45     Vice President, Technology
Joseph J. Watson........................  35     Vice President, Sales and Marketing
Monesa S. Skocik........................  38     Vice President, Customer Operations
Robert A. Katz..........................  32     Director
Thomas McKell...........................  64     Director
Phoebe H. McKell........................  53     Director
Lonnie D. Pedersen......................  44     Director
Marc J. Rowan...........................  37     Director

     WILLIAM A. MCKELL has served as Chairman of the Board, President and Chief Executive Officer of Horizon PCS since its inception in April 2000 and has served as President, Chief Executive Officer and Chairman of the Board of Horizon Personal Communications since May 1996 and as President of Bright PCS since its formation in September 1999. Mr. McKell has 13 years of telecommunications experience. Mr. McKell served as Vice President of Network Services from January 1996 to April 1996 and Director of Network Services from August 1994 to December 1995 for The Chillicothe Telephone Company, a traditional local telephone company. Mr. McKell is the son of Thomas McKell.

     PETER M. HOLLAND has served as the Chief Financial Officer of Horizon PCS since its inception in April 2000 and has served as the Chief Financial Officer of Horizon Personal Communications since November 1999. Mr. Holland has served as Vice President of Finance and Treasurer of Horizon Telcom since November 1999. Mr. Holland has been a member of the management committee of Bright PCS since its formation in September 1999. Mr. Holland has nearly 13 years of telecommunications experience. From May 1996 to December 1999, Mr. Holland was a principal and owner of The Pinnacle Group located in Langley, Washington. Pinnacle provides strategic, business planning and regulatory consulting services to independent wireless and wireline companies, including Horizon PCS. Prior to joining Pinnacle in May 1996, Mr. Holland was a manager in Nextel Communications Business Development and Corporate Strategy groups. Mr. Holland started his career in telecommunications with Ernst & Young's telecommunications consulting group and is a Certified Public Accountant.

     JOSEPH J. WATSON has served as Vice President, Sales and Marketing, since August 2000. He served as Vice President of Business Development of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Mr. Watson is responsible for all of our sales and marketing efforts and regulatory matters. From May 1996 to August 1999, Mr. Watson held various senior management positions with Horizon Personal Communications, including the positions of Vice President of Administration, Director of Finance and General Manager -- Horizon Long Distance. Mr. Watson has been in the telecommunications industry for seven years including various management positions at The Chillicothe Telephone Company and sales positions at Cincinnati Bell Long Distance.

     JOSEPH E. CORBIN has served as Vice President of Technology of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since May 1996. He is responsible for the engineering, build-out and operations of our PCS network. Mr. Corbin also was Manager of Information Technology for The Chillicothe Telephone Company and then Horizon Services from January 1993 to April 2000 and has been in the telecommunications industry for 22 years including various management and technical positions at The Chillicothe Telephone Company.

     MONESA S. SKOCIK has served as Vice President of Customer Operations of Horizon PCS since its inception in April 2000 and of Horizon Personal Communications since August 1999. Ms. Skocik has over three years of telecommunications experience. Ms. Skocik is responsible for our coordination, management and implementation of Sprint PCS new product launches, compliance monitoring and other corporate customer service functions. Since March 1997, Ms. Skocik held various positions with Horizon Personal Communications, including Vice President of Customer Operations, Director-Customer Service and Manager-Customer Care. From August 1995 to February 1997, Ms. Skocik was the Administrator for Riverside Professional Corporation, Inc., a physician medical facility, where she was responsible for all operational aspects of the practice.

     ROBERT A. KATZ was appointed a director of Horizon PCS in September 2000. Mr. Katz is a senior principal of Apollo Advisors, with which he has been associated since 1990, and which, together with affiliated investment managers, manages the Apollo investment funds, including Apollo Investment Fund IV, L.P. Mr. Katz is also a director of Aris Industries, Inc., Clark Retail Group, Inc., Quality Distribution, Inc., Vail Resorts, Inc. and Vinciv Corporation. Mr. Katz was appointed to the board pursuant to the terms of the Investors Rights and Voting Agreement entered into in connection with the sale of convertible preferred stock in September 2000. See "Certain Transactions -- Issuance of Convertible Preferred Stock."

     THOMAS MCKELL has served as the President and a Director of Horizon Telcom since its inception in 1996 and of The Chillicothe Telephone Company since 1988. Mr. McKell has 45 years of telecommunications experience. Mr. McKell is the father of William A. McKell.

     PHOEBE H. MCKELL has served as the President of Horizon Services since its inception in 1996. Ms. McKell has 22 years of telecommunications experience. From 1989 to 1996, she was Director of Administration for The Chillicothe Telephone Company.

     LONNIE D. PEDERSEN has served as President of Telephone Service Company since 1993. Mr. Pedersen has 22 years of telecommunications experience. He began his career in the Air Force and has since held management positions in the independent telephone industry in Iowa and Ohio. Mr. Pedersen has served as President of the Rural Iowa Independent Telephone Association and is currently on the board of the Ohio Telecommunications Industry Association. He is also director and president of Com Net, a consortium of companies that provide Internet service (bright.net), long distance resale and other telecommunications services. Mr. Pedersen has served as a director of Minster Bank, a community bank based in Minster, Ohio since 1995. Mr. Pedersen was appointed to the board pursuant to the terms of our agreement to purchase the remaining 74% of Bright PCS. Prior to the Bright PCS acquisition, Mr. Pedersen was Vice President of Bright PCS and served as a member of the Bright PCS management committee.

     MARC J. ROWAN was appointed a director of Horizon PCS in September 2000. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P. which, together with affiliated investment managers, manages the Apollo investment funds, including Apollo Investment Fund IV, L.P. Mr. Rowan is also a director of Vail Resorts, Inc., Quality Distribution, Inc., National Financial Partners, Inc., NRT Incorporated, Rare Medium Group, Inc. and Wyndham International, Inc. Mr. Rowan is also a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of National Jewish Outreach Program and the

Undergraduate Executive Board of The Wharton School. Mr. Rowan was appointed to the board pursuant to the terms of the Investors Rights and Voting Agreement entered into in connection with the sale of convertible preferred stock in September 2000. See "Certain Transactions -- Issuance of Convertible Preferred Stock."

BOARD OF DIRECTORS

     There are presently seven members of the board of directors. Pursuant to Horizon PCS' Certificate of Incorporation, the board of directors is divided into three classes of directors -- Class I, Class II and Class III. Phoebe H. McKell and Marc J. Rowan will serve as Class I directors, and will stand for election at the annual meeting of stockholders to be held in 2001. Peter M. Holland and Thomas McKell will serve as Class II directors and will stand for election at the annual meeting of stockholders to be held in 2002. Robert A. Katz, William A. McKell and Lonnie Pedersen will serve as Class III directors and will stand for election at the annual meeting of stockholders to be held in 2003. Following these elections, directors in each class will serve for a term of three years, or until their successors have been elected and qualified, and will be compensated at the discretion of the board of directors. Executive officers are ordinarily elected annually and serve at the discretion of the board of directors.

BOARD COMMITTEES

     We will have an audit committee which will be responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The audit committee will consist of at least three members. Lonnie Pedersen has been appointed to serve on the audit committee. The board of directors has not designated the other members of the committee, but intends to do so promptly after this offering.

     We will have a compensation committee which will be responsible for reviewing and approving all compensation arrangements for our officers, and will also be responsible for administering the stock option plan. The board of directors has not designated the members of the committee, but intends to do so promptly after this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1999, the entire board of directors of Horizon Personal Communications, Inc. determined executive compensation. None of our executive officers served as a director or member of the compensation committee or other board committee performing equivalent functions of another corporation.

LIMITATION ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

     We intend to enter into agreements to indemnify our directors and officers in addition to indemnification provided for in our certificate of incorporation. These agreements will indemnify our directors and officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director or officer of ours, any subsidiary of ours, or any other company or enterprise to which the person provides services at our request. In addition, we have directors' and officers' insurance providing indemnification for certain of our directors, officers and employees for certain liabilities. We believe that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DIRECTOR COMPENSATION

     Currently, we do not compensate our directors. We do reimburse directors for their expenses incurred in connection with attending board meetings.

EXECUTIVE COMPENSATION

     The following table presents summary information with respect to the compensation paid to our Chief Executive Officer and each of our other executive officers whose salary and bonus exceeded $100,000 during the year ended December 31, 1999.

                                                             LONG-TERM
                               ANNUAL COMPENSATION         COMPENSATION
                              ---------------------         SECURITIES             ALL OTHER
NAME AND PRINCIPAL POSITION   SALARY($)    BONUS($)    UNDERLYING OPTIONS(#)    COMPENSATION($)
William A. McKell...........  $107,125      $9,641        1,614,186                 $8,934(1)
  Chairman of the Board,
  President and Chief
  Executive Officer
Peter M. Holland............        --          --        1,614,186                     --
  Chief Financial Officer(2)

-------------------------

(1) Includes a yearly car allowance of $7,428 and a 401(k) contribution of $1,506.

(2) Mr. Holland became Chief Financial Officer on November 17, 1999, but did not receive any compensation in 1999. Mr. Holland will receive a salary of $150,000 during 2000. See "Certain Transactions" for a discussion of consulting fees received by the Pinnacle Group, a company that was 50% owned by Mr. Holland. Pinnacle received consulting fees of $267,000 in 1999, $204,000 in 1998 and $419,000 in 1997.

     The following table presents information with respect to the options to purchase class B common stock granted to directors and executive officers in 1999.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF
                                                                                           APPRECIATION FOR OPTION TERM
                         NUMBER OF      % OF TOTAL                             -----------------------------------------------------
                        SECURITIES       OPTIONS                                     BASED ON            BASED ON AN ASSUMED VALUE
                        UNDERLYING      GRANTED TO    EXERCISE                    EXERCISE PRICE            OF $5.39 PER SHARE
                          OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION   ---------------------   -----------------------------
NAME                   GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)    DATE(3)       5%($)      10%($)        5%($)            10%($)
William A. McKell....    1,614,186        38.46%       $0.1209     12/1/09     $122,634    $310,780    $13,976,982      $22,371,604
Peter M. Holland.....    1,614,186        38.46%       $0.1209     12/1/09     $122,634    $310,780    $13,976,982      $22,371,604

-------------------------

(1) The options vest and become exercisable in six annual installments and have a term which expires ten years from the date of grant. In 1999, we granted options to purchase a total of 4,196,884 shares of class B common stock.

(2) The exercise price was fixed at the fair market value as determined by the board of directors on the date of grant.

(3) Options are subject to earlier termination in the event of death, disability, retirement, or termination of employment.

     None of our named executive officers exercised stock options in the fiscal year ended December 31, 1999. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 1999. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value on December 31, 1999 is based on an average assumed value of $5.39 per share. This valuation at December 31, 1999 does not represent the actual value of our stock at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED               IN-THE-MONEY
                                         OPTIONS AT YEAR END(#)          OPTIONS AT YEAR END($)
                                      ----------------------------    ----------------------------
NAME                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
William A. McKell...................   134,516        1,479,670        $708,776       $7,796,532
Peter M. Holland....................   134,516        1,479,670        $708,776       $7,796,532

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Mr. McKell and Mr. Holland, Horizon PCS' Chief Executive Officer and Chief Financial Officer, respectively. The employment agreements provide for an annual base salary of $175,000 to Mr. McKell and $150,000 to Mr. Holland. In addition to their base salary, Mr. McKell and Mr. Holland are eligible to receive an annual bonus up to 40% of their base salary. In addition, Mr. McKell and Mr. Holland are eligible to participate in all of our employee benefit plans and policies.

     The employment agreements provide that Mr. McKell or Mr. Holland's employment may be terminated with or without cause, as defined in the agreement. If either Mr. McKell or Mr. Holland is terminated without cause, he is entitled to receive 24 months base salary, the vesting of all of his stock options on the date of termination, and 24 months of health and dental benefits. Under the employment agreements, both Mr. McKell and Mr. Holland have agreed to a restriction on their present and future employment. They have agreed not to compete in the business of wireless telecommunications either directly or indirectly within our markets while employed by us and for a period of twelve months after termination of employment.

2000 STOCK OPTION PLAN

     The 2000 Stock Option Plan has been adopted by our board of directors and stockholders. The option plan permits the granting of both incentive stock options and nonqualified stock options to employees. The aggregate number of shares of common stock that may be issued pursuant to options granted under the option plan is 7.5 million shares of class A common stock and 4,196,884 shares of class B common stock, subject to adjustments in the event of certain changes in the outstanding shares of common stock. On December 1, 1999, our subsidiary, Horizon Personal Communications, granted options to purchase 3,588,000 shares of its class B common stock with an exercise price of

$0.1414 per share to 13 individuals under its 1999 Stock Option Plan. After we were incorporated, we issued options to replace those initial options, on the same economic terms adjusted for the fact that Horizon Personal Communications was our subsidiary. After taking into account the adjustment, we issued 4,196,884 substituted options at an exercise price of $0.1209.

     The option plan will be administered by our board of directors or by a compensation committee appointed by our board of directors, which will be authorized, subject to the provisions of the option plan, to grant options and establish rules and regulations as it deems necessary for the proper administration of the option plan and to make whatever determinations and interpretations it deems necessary or advisable.

     An incentive option may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant. In the case of option holders that own more than 10% of Horizon PCS' stock, the exercise price for an inactive option cannot be less than 110% of the fair market value of the common stock on the date of grant and the exercise period cannot exceed five years from the date of grant. Incentive options are also subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. Nonqualified options may have an exercise price of less than, equal to or greater than the fair market value of the underlying common stock on the date of grant but are limited to an exercise period of no longer than ten years.

     The board of directors or the compensation committee will determine the persons to whom options will be granted and the terms, provisions, limitations and performance requirements of each option granted, and the exercise price of an option.

     An option will not be not transferable except by will or by the laws of descent or distribution or unless determined otherwise by our board of directors or the compensation committee.

     Unless previously exercised, a vested option granted under the option plan will terminate automatically:

     - twelve months after the employee's termination of employment by reason of disability or death; and

     - three months after an employee's termination of employment for reasons other than disability or death.

     The plan contains provisions that give the compensation committee or our board of directors or the acquiring entity's board of directors discretion to take certain action if Horizon PCS is acquired, unless the individual option grants provide otherwise. Those actions can include the authorization to purchase option grants from plan participants, or make adjustments or modifications to outstanding options granted to protect and maintain the rights and interests of the plan participants or accelerate the vesting of outstanding options. To date, all individual option grants have provided that the options will accelerate and become fully exercisable upon an acquisition of the company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our voting securities, as of September 30, 2000 by:

     - each person who, to our knowledge, is the beneficial owner of 5% or more of a class of our outstanding common stock;

     - each of our directors;

     - each of the executive officers; and

     - all executive officers and directors as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares voting power or investment power with respect to such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. "Voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

                                   CLASS A                 CLASS B
                                COMMON STOCK             COMMON STOCK
                           -----------------------   --------------------   PERCENTAGE OF TOTAL VOTING
NAME AND ADDRESS(1)          NUMBER      PERCENT       NUMBER     PERCENT     POWER (ALL CLASSES)(2)
Horizon Telcom...........          --           --   53,806,200    92.0%               88.1%
Apollo Management VI,
  L.P.(3)................  21,096,559         80.9%          --      --                 3.5%
Ares Management II
  L.P.(4)................   2,380,124          9.1%          --      --                   *
First Union(5)...........   2,610,554         10.0%          --      --                   *
William A. McKell(6).....          --           --      269,031       *                   *
Peter M. Holland(6)......          --           --      269,031       *                   *
Joseph E. Corbin(6)......          --           --       94,161       *                   *
Joseph J. Watson(6)......          --           --       94,161       *                   *
Monesa S. Skocik(6)......          --           --       94,161       *                   *
Thomas McKell(7).........          --           --   53,806,200    92.0%               88.1%
Phoebe H. McKell(6)......          --           --       26,903       *                   *
Lonnie D. Pedersen(8)....          --           --    1,519,907     2.6%                2.5%
Robert A. Katz(9)........          --           --           --      --                  --
Marc J. Rowan(9).........          --           --           --      --                  --
All Executive Officers
  and Directors as a
  Group (10
  persons)(9)(10)........          --           --   56,173,555    94.7%               90.7%

-------------------------

 *  Less than one percent.

 (1) The address for Horizon Telcom and each executive officer and director is 68 E. Main Street, Chillicothe, Ohio 45601-0480.

 (2) Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Each share of class B common stock is convertible into one share of class A common stock.

 (3) Represents 21,096,559 shares of common stock issuable upon the conversion of the convertible preferred stock. Assuming conversion of all the convertible preferred stock held by the Apollo stockholders, the shares of common stock would consist of 19,986,880 shares of common stock beneficially owned by Apollo Investment Fund IV, L.P., and 1,109,769 shares of common stock beneficially owned by Apollo Overseas Partners IV, L.P. Apollo Management IV, L.P. manages these two Apollo funds. The holders of the convertible preferred stock are entitled to one vote per share of convertible preferred stock. Messrs. Katz and Rowan, directors of Horizon PCS and associated with Apollo Advisers IV, L.P., disclaim beneficial ownership of the shares held by the Apollo stockholders. The managing general partner of the Apollo funds is Apollo Advisors, a Delaware limited partnership, the general partner of which is Apollo Capital Management, Inc., a Delaware corporation. The address for the Apollo stockholders is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019.

 (4) Represents 2,380,124 shares of common stock issuable upon the conversion of the convertible preferred stock. Assuming conversion of all the convertible preferred stock held by the Ares stockholders, the shares of common stock would consist of 1,190,062 shares of common stock beneficially owned by Ares Leveraged Investment Fund, L.P., and 1,190,062 shares of common stock beneficially owned by Ares Leveraged Investment Fund II, L.P. The holders of the convertible preferred stock are entitled to one vote per share of convertible preferred stock. The managing general partner of the Ares funds is Ares Management II, L.P., a Delaware corporation, which together with its affiliate investment manager, serves as investment manager of the Ares funds. The address for the Apollo stockholders is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

 (5) Represents shares issuable upon the assumed conversion of the convertible preferred stock. First Union received 2,610,554 shares of convertible preferred stock upon conversion of the $13.4 million short-term convertible note plus accrued interest. Each share of convertible preferred stock is convertible into one share of class A common stock. Each holder of convertible preferred stock is entitled to one vote per share. See "Description of Capital Stock -- Convertible Preferred Stock."

 (6) Reflects shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

 (7) Includes 53,806,200 shares held by Horizon Telcom. Thomas McKell is the President of Horizon Telcom, and shares voting and investment power with regard to these shares. Mr. McKell disclaims beneficial ownership of these shares.

 (8) Includes 1,455,678 shares of class B common stock held by Telephone Service Company. Mr. Pedersen is the President of Telephone Service Company and shares voting and investment power with regard to these shares. Mr. Pedersen disclaims beneficial ownership of these shares.

 (9) Does not include shares held by Apollo. Each of Messrs. Katz and Rowan, directors of Horizon PCS and principals of Apollo Advisors, L.P., disclaims beneficial ownership of the securities held by Apollo.

(10) Includes 847,448 shares of class B common stock issuable upon exercise of stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICE AGREEMENTS WITH HORIZON TELCOM SUBSIDIARIES

     Horizon Personal Communications and Bright PCS, our subsidiaries, have entered into service agreements with Horizon Services, Inc. and a separate services agreement with United Communications, Inc. Horizon Services and United Communications are both wholly-owned subsidiaries of Horizon Telcom.

     Under our agreement with Horizon Services, Horizon Services provides services to Horizon Personal Communications and Bright PCS including insurance functions, billing services, accounting services, computer access and other customer relations, human resources, and other administrative services that Horizon Personal Communications and Bright PCS would otherwise be required to undertake on their own. These agreements have a term of three years, with the right to renew the agreement for additional one-year terms each year thereafter. We have the right to terminate each agreement during its term by providing 90 days written notice to Horizon Services. Horizon Services may terminate the agreement prior to its expiration date only in the event that we breach our obligations under the services agreement and we do not cure the breach within 90 days after we receive written notice of breach from Horizon Services. Horizon Services is entitled to the following compensation from Horizon Personal Communications for services provided:

     - direct labor charges at cost; and

     - expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocation basis.

     The agreement provides that Horizon Services' obligations do not relieve Horizon Personal Communications of any of their rights and obligations to their customers and to regulatory authorities having jurisdiction over them. Additionally, Horizon Services, upon request, is required to provide Horizon Personal Communications with access to Horizon Services' records with respect to the provision of services, and Horizon Services is also required to provide regular reports to Horizon Personal Communications, as it may request. Horizon Services received compensation from Horizon Personal Communications of approximately $319,000 in 1997, $330,000 in 1998, $960,000 in 1999, and $3.1
million for the nine months ended September 30, 2000. The payable to Horizon Services for these services as of December 31, 1999 was $499,000. As of September 30, 2000, Horizon Personal Communications, Inc. had a prepaid balance with Horizon Services of $889,000 for these services. Horizon Services also provides administrative services to Bright PCS.

     Horizon Personal Communications, our subsidiary, has entered into a services agreement with United Communications, Inc., a wholly-owned subsidiary of Horizon Telcom. Under the services agreement, Horizon Personal Communications provides services to United Communications including customer activation and deactivation, customer care support and other administrative services that United Communications would otherwise be required to undertake on its own. This arrangement has a term of one year, with the right to renew the agreement for additional terms of three months thereafter. Either party has the right to terminate the agreement during its term by providing 30 days written notice to the other party. Horizon Personal Communications is entitled to the following compensation from United Communications for services provided:

     - direct labor charges at cost; and

     - expenses and costs which are directly attributable to the activities covered by the agreement on a direct allocations basis.

In addition, United Communications must pay Horizon Personal Communications $4,000 each month of the term of the services agreement.

     Horizon Personal Communications, upon request, is required to provide United Communications with access to Horizon Personal Communications' records with respect to the provision of services, and Horizon Personal Communications must provide regular reports to United Communications, as it may request.

CONSULTING AGREEMENT

     Mr. Holland, the Chief Financial Officer of Horizon PCS, was a principal and 50% owner of The Pinnacle Group which provided strategic, business planning and regulatory consulting services to Horizon Personal Communications. Pinnacle received consulting fees of approximately $419,000 in 1997, $204,000 in 1998, and $267,000 in 1999. Mr. Holland joined Horizon PCS in November 1999. Horizon PCS believes that the consulting fees paid to Pinnacle were on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliate.

SALE OF ASSETS TO AFFILIATE

     On April 1, 2000, we transferred the assets and contractual rights that made up our Internet, long distance and other businesses unrelated to our wireless operations to United Communications, a subsidiary of Horizon Telcom, for a purchase price of approximately $708,000. United Communications paid the purchase price by delivering a promissory note with an interest rate equal to the applicable federal rate, which was 6.0%. Principal and interest on the note are payable in one payment due one year after the date of the purchase.

OFFICE LEASE

     Horizon PCS leases its principal office space, the space for one of our retail locations and the space for certain equipment from The Chillicothe Telephone Company, a wholly owned subsidiary of Horizon Telcom. The monthly rental payments under the lease are $10,000. Prior to signing the lease agreement in May 2000, Horizon PCS rented the office space from The Chillicothe Telephone Company under a month-to-month rental arrangement. Under this lease, Horizon PCS paid The Chillicothe Telephone Company $22,300, $22,300 and $67,500 in 1998, 1999, and for the nine months ended September 30, 2000. We believe that the lease was made on terms no less favorable to Horizon PCS than would have been obtained from a non-affiliated third party. The lease term expires in May 2005. Horizon PCS has the option to renew the lease for an additional two year period. It is the expectation of management that the lease will be renewed.

LEASE OF CELL SITES

     Prior to October 1999, we leased most of our cell sites from Horizon Telcom. In 1998 and 1999, we paid $1.3 million and $2.0 million, respectively, to Horizon Telcom under this lease. The lease was terminated in October 1999 when the leased assets were sold by Horizon Telcom to SBA.

STOCK DIVIDEND

     Prior to September 2000, we owned 46,989 shares of common stock of Horizon Telcom, representing approximately 12% of the total outstanding Horizon Telcom stock. In September 2000, we distributed 39,890 of these shares to the Horizon PCS stockholders as a dividend, retaining approximately 2% of the total outstanding Horizon Telcom stock.

TAX SHARING AGREEMENT

     In 1997, Horizon Personal Communications entered into a tax-sharing agreement with Horizon Telcom. This agreement provides that Horizon Telcom and its subsidiaries will file a consolidated tax return as long as they are eligible to do so, and that Horizon PCS will be paid for the amount of its taxable net operating losses used by Horizon Telcom to offset taxable income. For 1997, 1998 and 1999, Horizon Personal Communications had taxable net operating losses of $5.9 million, $12.6 million and $16.5 million, respectively. For the years ended December 31, 1999, and the nine months ended September 30, 2000, Horizon Telcom paid an aggregate of $5.2 million and $4.2 million, respectively, to Horizon PCS under the agreement. As of December 31, 1999, we had a receivable from Horizon Telcom for federal income taxes attributable to the benefit to be received by Horizon Telcom due to Horizon PCS' net losses of $2.6 million. Due to the sale of the convertible preferred stock in September 2000, we will no longer be included in the consolidated tax return of Horizon Telcom. This change in our tax status is referred to as a tax deconsolidation. The tax-sharing agreement provides that Horizon Telcom will indemnify Horizon PCS to the extent of any aggregate tax liability in excess of $11.5 million related to the tax deconsolidation and the dividend of the Horizon Telcom stock. As of September 30, 2000 we had a payable to the parent of $8.5 million for federal income taxes attributable primarily to the tax liability for the tax deconsolidation and the dividend of the Horizon Telcom Stock.

PAYABLE TO HORIZON TELCOM

     At December 31, 1999, we had a payable to Horizon Telcom relating to cash advances received from Horizon Telcom's line of credit and the associated interest. The cash advances related to this payable were used to finance operations. The outstanding balance as of December 31, 1999 was $4.4 million. This balance was repaid with proceeds from the RTFC financing.

POLICY REGARDING RELATED PARTY TRANSACTIONS

     We have established a policy that all future related party transactions (including transactions with Horizon Telcom and its affiliates) will be reviewed by the audit committee of our board of directors. Our policy is that all related party transactions will be on terms at least as favorable to Horizon PCS as a similar transaction with unrelated parties.

ISSUANCE OF CONVERTIBLE PREFERRED STOCK

     In September 2000, an investor group led by Apollo Management purchased approximately $126.5 million of our convertible preferred stock in a private placement. This investment consisted of 9.2 million shares of Series A Convertible Preferred Stock, with an issue price of $5.88 per share, and 14.3 million shares of Series A-1 Convertible Preferred Stock, with an issue price of $5.07 per share. On or before April 30, 2001, we have the right, under certain circumstances, including certain initial public offerings and certain business combination transactions, to repurchase all of the Series A-1 Convertible Preferred Stock for 107% of its issue price, or $5.42 per share. Subject to certain restrictions, the convertible preferred stock is convertible into shares of our class A common stock (on a share-for-share basis) at any time by holders thereof and upon the occurrence of certain events. See "Description of Capital Stock." Assuming full conversion of the $126.5 million of convertible preferred stock, the investor group (or successors thereto) will beneficially own approximately 27.7% of our outstanding class A and class B common stock on a combined, as-converted basis based on the number of outstanding shares of our common stock as of the closing of this offering (representing approximately 4.2% of the combined voting power of our class A and class B common stock). These percentages do not give effect to the warrants to be issued to Sprint PCS, the warrants issued as part of the senior discount note offering and the options which have been granted under the 2000 stock option plan. For more information relating to the terms of the convertible preferred stock, including redemption rights and approval rights, see "Description of Capital Stock."

     SECURITIES PURCHASE AGREEMENT. In the Securities Purchase Agreement between us and the investor group, we agreed that we will not take specified actions relating to our business, our capital stock and other aspects of our operations without the prior approval of the investor group. Among those actions are the following:

     - the declaration or payment of certain dividends or distributions;

     - entering into certain business combination transactions, including certain mergers or consolidations;

     - amend the terms of our class B common stock or issue any new shares of our class B common stock, other than pursuant to the exercise of outstanding options;

     - engaging in any business other than the business we currently engage in;

     - subject to certain exceptions, enter into affiliate transactions or remit payments in excess of specified amounts to related parties under existing services agreements;

     - subject to certain exceptions, acquiring or disposing of assets or a business with an aggregate value in excess of $5.0 million;

     - adopting a new employee option or incentive plan;

     - subject to certain exceptions, the issuance or sale of any shares of our capital stock or the capital stock of our subsidiaries, other than in a public offering of our class A common stock, pursuant to an employee benefit plan or with respect to certain mergers and acquisitions;

     - subject to certain exceptions, increasing the size of our board of directors;

     - subject to certain exceptions, the incurrence of any indebtedness for borrowed money;

     - subject to fiduciary duties, retaining or terminating certain senior executive officers including the chief executive officer and the chief financial officer; and

     - making capital expenditures, other than as permitted by the senior secured credit facility and in certain other limited circumstances.

     If we have not completed either (i) a public offering of our class A common stock in which we receive at least $50.0 million or (ii) a merger or consolidation with a publicly listed company that has a market capitalization of at least $100.0 million, in each case by the fifth anniversary of the date of the issuance of the convertible preferred stock, the investor group may request that we repurchase all of their shares of convertible preferred stock at fair market value, as determined by three investment banking institutions. If the investor group requests that we repurchase their convertible preferred stock and we decline, we will be required to auction Horizon PCS. If no bona fide offer is received upon such an auction, the repurchase right of the investor group expires. If, however, a bona fide offer is received upon such an auction, Horizon PCS must be sold or the dividend rate on the convertible preferred stock will increase from 7.5% to 18.0% and we will be required to re-auction the company annually until the convertible preferred stock is repurchased. Our new senior secured credit facility and the senior discount notes prohibit us from repurchasing any convertible preferred stock.

     Until we have completed a public offering of our class A stock in which we receive at least $30.0 million and subject to certain exceptions, the investors in the investor group led by Apollo Management have a preemptive right to purchase their portion of any future issuances of equity or equity-linked securities of Horizon PCS so as to maintain their as-converted ownership percentage.

     The approval rights of the investor group and most of the other rights relating to its ownership of our convertible preferred stock will terminate upon the earlier to occur of (a) the closing of an underwritten public offering of our class A common stock in which we receive aggregate gross proceeds of at least $65.0 million and in which we receive a per share price that exceeds a certain threshold and (b) the date upon which no convertible preferred stock remains outstanding.

     INVESTORS' RIGHTS AND VOTING AGREEMENT. In connection with the purchase and sale of our convertible preferred stock, we entered into an Investors' Rights and Voting Agreement with the investor group and Horizon Telcom which provides for, among other things, the matters described below:

     - co-sale rights in favor of the investor group allowing it to participate in certain sales of our capital stock by Horizon Telcom;

     - bring-along rights in favor of Horizon Telcom requiring the investor group to sell all of our capital stock owned by them if Horizon Telcom accepts an offer meeting certain criteria to sell all of our capital stock owned by it;

     - subject to certain requirements regarding the investor group's ownership of our capital stock, the right of the investor group to designate up to two members of our Board of Directors; and

     - subject to certain requirements regarding the investor group's ownership of our capital stock, the requirement that Horizon Telcom vote all of our capital stock owned by it to ensure that the size of our Board of Directors is set and remains at seven directors unless the designee members of the investor group of our Board of Directors agree to an increase in the size of our Board of Directors.

     Under the terms of this agreement, we appointed Robert Katz and Marc Rowan as Apollo's designees to our board of directors. See "Management."

     REGISTRATION RIGHTS AGREEMENT. We also entered into a registration rights agreement in connection with the purchase and sale of our convertible preferred stock in which we granted to holders of our convertible preferred stock the following registration rights:

     - demand registration rights that entitle them to require us to register, at our expense, the resale of their shares under the Securities Act; and

     - piggyback registration rights that entitle them to require us to include, at our expense, their shares in a registration of any of our equity securities for sale by us or by any of our other security holders, other than in connection with an initial public offering and other than pursuant to the registration of the warrants comprising part of the Units or the warrants to be issued to Sprint PCS.

     These registration rights extend to all of the class A common stock that the investor group or its successors may acquire upon the conversion of their convertible preferred stock. These registration rights are subject to the right of the underwriters of any underwritten offering to limit the number of shares included in the registration.

CONVERSION OF SHORT-TERM CONVERTIBLE NOTE

     In connection with the sale of the convertible preferred stock, the holder of our $13.4 million short-term convertible note converted the note plus accrued interest into the same convertible preferred stock purchased by the investor group led by Apollo Management. For more information relating to the terms of the convertible preferred stock, including redemption rights and approval rights, see "Description of Capital Stock."

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

     The FCC regulates the licensing, construction, operation, acquisition and interconnection arrangements of wireless telecommunications systems in the United States.

     The FCC has adopted, and is in the process of adopting, a series of rules, regulations and policies to, among other things:

     - grant or deny licenses for PCS frequencies;

     - grant or deny PCS license renewals;

     - rule on assignments and/or transfers of control of PCS licenses;

     - govern the interconnection of PCS networks with the networks of other wireless and wireline carriers;

     - possibly facilitate the offering of a "calling party pays" service which would require that a party who calls a subscriber would pay for the call;

     - establish access and universal service funding provisions in an effort to raise funds to help defray the cost of providing telecommunications services to rural and other high-cost areas;

     - possibly permit commercial mobile radio service spectrum to be used for transmission of programming material targeted to a limited audience;

     - impose fines and forfeitures for violations of any of the FCC's rules;
       and

     - regulate the technical standards of PCS networks.

     The FCC currently prohibits a single entity from having a combined attributable interest of 20% or greater interest in broadband PCS, cellular, and specialized mobile radio service licenses totaling more than 45 MHz in any urban areas or 55 MHz in rural areas. Interests held by passive institutional investors, small companies and rural telephone companies are not usually deemed attributable for purposes of this prohibition if these interests do not exceed 40%.

TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The FCC must give prior approval to the assignment of, or transfers involving, substantial changes in ownership or control of a PCS license. Non-controlling interests in an entity that holds a PCS license or operates PCS networks generally may be bought or sold without prior FCC approval. In addition, a recent FCC order requires only post-consummation notification of certain pro forma assignments or transfers of control.

CONDITIONS OF PCS LICENSES

     All PCS licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. Pursuant to the FCC's build-out requirements, all 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all ten MHz broadband PCS licensees must construct facilities that offer coverage to at least one-quarter of the population within five years or make a showing of "substantial service" within that five-year period. Rule violations could result in license revocations. The FCC also requires licensees to maintain a certain degree of control over their licenses. The Sprint PCS agreements reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum. If the FCC were to determine that our agreements with Sprint PCS need to be modified to increase the level of licensee control, the Sprint PCS agreements may be modified to cure any purported deficiency regarding licensee control of the licensed spectrum.

PCS LICENSE RENEWAL

     PCS licensees can renew their licenses for additional ten-year terms. PCS renewal applications are not subject to auctions. However, under the FCC's rules, third parties may oppose renewal applications and/or file competing applications. If one or more competing applications are filed, a renewal application will be subject to a comparative renewal hearing. The FCC's rules afford PCS renewal applicants involved in comparative renewal hearings with a "renewal expectancy." The renewal expectancy is the most important comparative factor in a comparative renewal hearing and is applicable if the PCS renewal applicant has: (1) provided "substantial service" during its license term; and
(2) substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define "substantial service" in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal.

INTERCONNECTION

     The FCC has the authority to order interconnection between commercial mobile radio providers and any other common carrier. The FCC has ordered traditional telephone companies to provide compensation to commercial mobile radio providers for the termination of traffic. Using these new rules, we will negotiate interconnection agreements for the Sprint PCS network in our market area with the major regional Bell operating companies, GTE, Sprint and several smaller independent local exchange carriers. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. On July 18, 2000, the FCC adopted an order denying requests for mandatory interconnection between resellers' switches and commercial mobile radio providers' networks, and declining to impose general interconnection obligations between such networks.

OTHER FCC REQUIREMENTS

     In June 1996, the FCC adopted rules that prohibit broadband PCS providers from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. Resale obligations will automatically expire on November 24, 2002. The FCC recently decided that these prohibitions apply to services and not to equipment such as handsets, whether alone or in bundled packages.

     The FCC also adopted rules in June 1996 that require local exchange and most commercial mobile radio carriers, to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider number portability. The FCC currently requires most commercial mobile radio carriers to implement nationwide roaming. Most commercial mobile radio carriers are required to implement nationwide roaming by November 24, 2002 as well. The FCC currently requires most commercial mobile radio providers to be able to deliver calls from their networks to numbers anywhere in the country, and to contribute to the Local Number Portability Fund.

     The FCC has adopted rules permitting broadband PCS and other commercial mobile radio providers to provide wireless local loop and other fixed services that would directly compete with the wireline services of local telephone companies. In June 1996, the FCC adopted rules requiring broadband PCS and other commercial mobile radio providers to implement enhanced emergency 911 capabilities within 18 months after the effective date of the FCC's rules. Full compliance with these rules must occur by October 1, 2001.

     On June 10, 1999, the FCC initiated a regulatory proceeding seeking comment from the public on a number of issues related to competitive access to multiple-tenant buildings, including the following:

     - the FCC's tentative conclusion that the Communications Act of 1934, as amended, requires utilities to permit telecommunications carriers access to rooftop and other rights-of-way in multiple tenant buildings under just, reasonable and nondiscriminatory rates, terms and conditions; and

     - whether building owners that make access available to a telecommunications carrier should be required to make access available to all other telecommunications carriers on a nondiscriminatory basis, and whether the FCC has the authority to impose such a requirement.

     This proceeding could affect the availability and pricing of sites for our antennae and those of our competitors.

COMMUNICATIONS ASSISTANCE FOR LAW ENFORCEMENT ACT

     The Communications Assistance for Law Enforcement Act was enacted in 1994 to preserve electronic surveillance capabilities by law enforcement officials in the face of rapidly changing telecommunications technology. The Communications Assistance Act requires telecommunications carriers, including us, to modify their equipment, facilities, and services to allow for authorized electronic surveillance based on either industry or FCC standards. In 1997, industry standard-setting organizations developed interim standards for wireline, cellular and broadband PCS carriers to comply with the Communications Assistance Act. In August 1999, the FCC supplemented the interim industry standards with additional standards. For interim industry standards, the deadline for compliance is June 30, 2000, and for the additional standards established by the FCC, the deadline is September 30, 2001. Although we will be able to offer traditional electronic surveillance capabilities to law enforcement agencies, we may not meet the compliance deadlines of either June 30, 2000 or September 30, 2001, due to required hardware changes that have not yet been developed and implemented by switch manufacturers. We may be granted extensions for compliance, or we may be subject to penalties if we fail to comply, including being assessed fines or having conditions put on our licenses.

OTHER FEDERAL REGULATIONS

     Wireless systems must comply with certain FCC and FAA regulations regarding the siting, lighting and construction of transmitter towers and antennas. In addition, FCC environmental regulations may cause some cell site locations to become subject to regulation under the National Environmental Policy Act. The FCC is required to implement this Act by requiring carriers to meet land use and radio frequency standards.

REVIEW OF UNIVERSAL SERVICE REQUIREMENTS

     The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Sprint PCS is required to contribute to the federal universal service program as well as existing state programs. The FCC has determined that Sprint PCS' contribution to the federal universal service program is a variable percentage of "end-user telecommunications revenues." Although many states are likely to adopt a similar assessment methodology, the states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules. At the present time it is not possible to predict the extent of the Sprint PCS total federal and state universal service assessments or its ability to recover from the universal service fund.

WIRELESS FACILITIES SITING

     States and localities are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

STATE REGULATION OF WIRELESS SERVICE

     Section 332 of the Communications Act preempts states from regulating the rates and entry of commercial mobile radio providers, like us. However, states may petition the FCC to regulate such providers and the FCC may grant such petition if the state demonstrates that (1) market conditions fail to protect subscribers from unjust and unreasonable rates or rates that are unjustly or unreasonably discriminatory, or (2) when commercial mobile radio is a replacement for landline telephone service within the state. To date, the FCC has granted no such petition. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following summarizes all of the material terms and provisions of our capital stock. We have 560.0 million shares of authorized capital stock, including 300.0 million shares of class A common stock, par value $0.0001 per share, 75.0 million shares of class B common stock, par value $0.0001 per share, and 185.0 million shares of preferred stock. As of September 30, 2000, there were no shares of class A common stock, 58.5 million shares of class B common stock and 26.1 million shares of convertible preferred stock issued and outstanding, and an additional 148.0 million shares of preferred stock are reserved for issuance as dividends on the convertible preferred stock, if necessary.

COMMON STOCK

     The holders of class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. The holders of class B common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders and do not have any cumulative rights. All shares of class B common stock are convertible into class A common stock at any time, at the election of the holder. In addition, in the event that a holder of class B common stock attempts to transfer such stock in violation of the certificate of incorporation, such class B common stock will automatically convert into class A common stock. We will reserve and keep available out of our authorized but unissued shares of class A common stock the number of shares of class A common stock necessary to effect the conversion of all outstanding shares of class B common stock.

     Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive dividends out of assets legally available therefore as may be declared by the board of directors. Other than the conversion rights of class B common stockholders described above, holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in proportion to the number of shares of common stock held in the assets which are legally available for distribution, if any, remaining after the payment or provisions for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock. A consolidation, merger or reorganization of Horizon PCS with any other corporation, or a sale of all or substantially all of the assets of Horizon PCS is not considered a dissolution, liquidation or winding up of Horizon PCS.

CONVERTIBLE PREFERRED STOCK

     In September 2000, we sold $126.5 million of convertible preferred stock to an investor group led by Apollo Management. For a description of the terms of the documents governing the purchase of the convertible preferred stock, see "Certain Transactions -- Issuance of Convertible Preferred Stock." We also issued units of convertible preferred stock upon conversion of the $13.4 million short-term convertible note. The convertible preferred stock was issued as units consisting of 1.0000 share of Series A Convertible Preferred Stock and 1.5446 shares of Series A-1 Convertible Preferred Stock. Unless otherwise indicated, the summary of terms and provisions of the convertible preferred stock set forth below applies to both the Series A Convertible Preferred Stock and the Series A-1 Convertible Preferred Stock.

     Each series of the units has a term of eleven years from the initial closing date and will accrue dividends at a rate of 7.5% per annum (or 18.0% per annum, if Horizon PCS is in default under certain terms and provisions of the convertible preferred stock), paid in additional shares of convertible preferred stock. These dividends will accrue daily whether or not we have earnings or profit, whether or not there are funds legally available for payment of such dividends and whether or not dividends are declared. Dividends shall accumulate and compound semi-annually. In addition to the 7.5% dividend, when and if our board of directors declares a dividend payable with respect to the then outstanding shares of our common stock, the holders of the convertible preferred stock shall be entitled to the amount of dividends per share as would be payable on the number of shares of our common stock into which such share of convertible preferred stock could then be converted. The convertible preferred stock ranks senior to both our class A and class B common stock with respect to dividends and distributions upon our liquidation, winding-up and dissolution. Each share of convertible preferred stock is convertible at the option of the holder at any time into one share of class A common stock, subject to anti-dilution adjustments. Each share of convertible preferred stock will be automatically converted into one share of class A common stock, subject to anti-dilution adjustments, upon the earliest to occur of:

        (a) a public offering of our common stock with aggregate gross proceeds of at least $65.0 million in which we receive a per share price that exceeds a certain threshold; and

        (b) the consummation of certain merger, consolidation, sale of assets or other similar business combination transactions.

     The holders of the convertible preferred stock may redeem their shares (the holders' "put" right) upon certain changes of control, including a transaction pursuant to which Mr. William McKell ceases to hold his current position and a change in control of Horizon Telcom but excluding certain transactions with certain Sprint PCS affiliates, at 101% of their accrued liquidation preference, plus the unpaid dividends that would have been payable from the date of the change of control through September 26, 2005.

     If certain business combination transactions occur prior to September 26, 2005, and a portion of the consideration received by our shareholders in such a transaction is consideration other than equity in the surviving entity, we will be obligated to pay a special dividend in shares of additional convertible preferred stock to holders of our convertible preferred stock.

     Holders of our convertible preferred stock are entitled to vote on all matters on an as-converted basis. In addition, the vote of at least a majority of the outstanding shares of convertible preferred stock, voting as a single class, shall be necessary for effecting or validating certain significant corporate actions.

     The convertible preferred stock is subject to optional redemption by us after the fifth year at its liquidation value plus accrued but unpaid dividends, plus a premium of 4.0%. On or before April 30, 2001, we have the right, under certain circumstances, including certain initial public offerings and certain business combination transactions, to repurchase all of the Series A-1 Convertible Preferred Stock for 107% of its issue price.

PREFERRED STOCK

     Under our certificate of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 10.0 million additional shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

     - number of shares to be issued;

     - dividend rights;

     - dividend rates;

     - right to convert the preferred shares into a different type of security;

     - voting rights attributable to the preferred shares;

     - right to set aside a certain amount of assets for payment relating to the preferred shares; and

     - prices to be paid upon redemption of the preferred shares or a bankruptcy type event.

     If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of Horizon PCS which could have a depressive effect on the market price of Horizon PCS' common stock. This is because the terms could make it prohibitively expensive for any unwanted third party to make a bid for our shares. In addition, the issue of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. We have no present plans to issue any additional shares of preferred stock.

SPRINT PCS WARRANTS

     In connection with Sprint PCS' grant to us of our new markets in Pennsylvania, New York, Ohio and New Jersey, we agreed to grant to Sprint PCS warrants to acquire shares of class A common stock at the earlier of (i) the date on which the Company closes an initial public offering ("IPO"), or (ii) July 31, 2003. These warrants become exercisable on January 1, 2003 in the case of an IPO. If these warrants are granted on July 31, 2003, they will be immediately exercisable. Under the terms of the warrant agreement, in the case of an IPO, Sprint PCS is entitled to receive 2,510,460 shares, which number shall be no more than 4.2% and no less than 3.0% of our equity securities outstanding immediately after the offering. The number of shares subject to the warrants will be adjusted, if necessary, to reflect these limits. The exercise price will be equal to the initial public offering price per share. If there has not been an IPO on or before July 31, 2003, the number of shares of common stock subject to the warrant will represent 3.0% of the "Private Valuation" of Horizon PCS (as determined by the appraisal process set forth in the agreement) and the exercise price will be the lower of per share private valuation as of July 31, 2003, or the price per share of the most recent negotiated private placement of our equity securities within the last twelve months. In either case, the exercise price is subject to anti-dilution adjustments after the issuance of the warrant. Sprint PCS will have registration rights for the shares subject to the warrants.

UNIT WARRANTS

     As part of our units offering, we issued warrants to purchase a total of 3,805,500 shares of class A common stock pursuant to a warrant agreement by and among Horizon PCS and Wells Fargo Bank Minnesota, National Association, as warrant agent.

     GENERAL.  Each warrant, when exercised, will entitle the holder to receive
12.90 fully paid and non-assessable shares of Horizon PCS' class A common stock, at an exercise price of $5.88 per share, subject to adjustment. The number of warrant shares is subject to adjustment in the cases referred to below. The holders of the warrants would be entitled, in the aggregate, to purchase shares of Horizon PCS' class A common stock representing approximately 4% of the issued and outstanding shares of our class A and class B common stock on a fully diluted basis on the date hereof, assuming exercise of all outstanding warrants. The warrants will be exercisable at any time on or after October 1, 2001. Unless exercised, the warrants will automatically expire at 5:00 p.m. New York City time on October 1, 2010.

     The warrants may be exercised by surrendering the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election:

     - by tendering notes having an aggregate accreted value, plus accrued and unpaid interest, if any, thereon, to the date of exercise equal to the exercise price; and

     - in cash in United States dollars by wire transfer or by certified or official bank check to the order of Horizon PCS.

     Upon surrender of the warrant certificate and payment of the exercise price, Horizon PCS will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the warrant shares underlying the warrants is then in effect, or the exercise of such warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

     ADJUSTMENTS. The number of warrant shares purchasable upon exercise of warrants will be subject to adjustment in several circumstances including the following:

     - the payment by us of dividends and other distributions on our class A common stock in shares of our class A common stock or otherwise;

     - subdivision, combinations and reclassifications of our class A common stock;

     - the issuance to all holders of class A common stock of rights, options or warrants entitling them to subscribe for our class A common stock or securities convertible into, or exchangeable or exercisable for, our class A common stock at a price which is less than the then fair market value per share of our class A common stock;

     - certain distributions to all holders of our class A common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in the preceding bullet point;

     - the issuance of shares of our class A common stock for consideration per share less than the then fair market value per share of our class A common stock at the time of issuance, excluding securities issued in transactions referred to in the first four bullet points above, or the bullet point below and subject to certain exceptions;

     - the issuance of securities convertible into or exchangeable for our class A common stock for a conversion or exchange price plus consideration received upon issuance less than the then fair market value per share of our class A common stock at the time of issuance of such convertible or exchangeable security, excluding securities issued in transactions referred to in the first four bullet points above; and

     - other events that could have the effect of depriving holders of the warrants of the benefit of all or a portion of the purchase rights evidenced by the warrants.

No adjustment need be made for any of the foregoing transactions if holders of warrants are to participate in the transaction on a basis and with notice that the board of directors is determined to be fair and appropriate in light of the basis and notice and on which other holders of the class A common stock participate in the transaction. In addition, no adjustment need be made for the adoption of a plan being referred to as a shareholder's rights plan or the issuance of rights under such a plan.

     In the case of certain consolidations or mergers of Horizon PCS, or the sale of all or substantially all of the assets of Horizon PCS to another corporation, (1) each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto and (2) the person formed by or surviving any such consolidation or merger, (if other than Horizon PCS) or to which such sale shall have been made will assume the obligations of Horizon PCS under the warrant agreement.

     REGISTRATION OF THE WARRANT SHARES. We also are required, under the terms of the warrant agreement, to:

          - file a shelf registration statement by December 24, 2000 covering the resale of the warrants, the issuance of the class A common stock issuable upon exercise of the warrants and the resale of the class A common stock issuable upon exercise of the warrants;

          - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by March 24, 2000; and

          - keep the shelf registration statement continuously effective until the date on which all of the warrants or shares of class A common stock issuable thereunder have been sold pursuant to the shelf registration statement or the warrants have expired.

     LIQUIDATED DAMAGES.  The warrant agreement provides that if we fail to:

          - file a shelf registration statement with respect to the class A common stock underlying the warrants by December 24, 2000,

          - use our reasonable best efforts to have the Securities and Exchange Commission declare the shelf registration statement effective by March 24, 2001, or

          - keep the shelf registration statement continuously effective until the date on which all of the warrants or shares of class A common stock issuable thereunder have been sold pursuant to the shelf registration statement or the warrants have expired, then Horizon PCS will be required to pay liquidated damages to each holder of a warrant.

     The liquidated damages paid to each holder of a warrant will be in an amount equal to $0.03 per week per warrant held by such holder for each week or portion thereof that the warrant registration default continues for the first 90-day period immediately following the occurrence of such warrant registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per warrant. The provision for liquidated damages will continue until such warrant registration default has been cured. Horizon PCS will not be required to pay liquidated damages for more than one warrant registration default at any given time.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a certain period of time. That period is three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

     Pursuant to our certificate of incorporation, the board of directors is divided into three classes of directors. See "Management -- Board of Directors." Directors within each class are elected to serve three-year terms and approximately one-third of the directors stand for election at each annual meeting of Horizon PCS' stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of Horizon PCS by a proxy contest since a third party would be required to have its nominees elected at two separate meetings of the board of directors in order to elect a majority of the members of the board.

     In addition, the certificate of incorporation also provides that Horizon PCS' bylaws may not be amended by the stockholders unless approved by the stockholders by a vote of at least two-thirds of the shares entitled to vote for the election of directors. This supermajority restriction makes it more difficult for stockholders to require the company to amend the bylaws and enhances the board's power with respect to matters of corporate governance that are governed by the bylaws.

     In addition, under our bylaws, special meetings of the stockholders may be called only by Horizon PCS' chairman of the board, by a majority of the directors then in office or by the chief executive officer, president or secretary at the request of a majority of the voting power of the stock outstanding and entitled to vote at the meeting. This provision makes it more difficult for stockholders to require the company to call a special meeting of stockholders to consider any proposed corporate action, including any sale of Horizon PCS even if beneficial to stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Union National Bank, Charlotte, North Carolina.

LISTING

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "HPCS."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     As a condition to the sale of the outstanding notes, we and the initial purchasers of the outstanding notes entered into the registration rights agreement. Under the registration rights agreement, we agreed to:

     - file with the SEC an exchange offer registration statement under the Securities Act with respect to the registered notes no later than December 24, 2000;

     - use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than March 24, 2001; and

     - keep the exchange offer open for a period not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the outstanding notes; and

     - cause the exchange offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act.

     The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration covering your outstanding notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

     - we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

     - any holder of outstanding notes which are Transfer Restricted Securities notifies us before the 20th business day following the consummation of the exchange offer that:

      - it is prohibited by law or SEC policy from participating in the exchange offer;

      - it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus (including any amendment or supplement thereto) contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

      - it is a broker-dealer and holds notes acquired directly from us or any of our affiliates.

     In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the later of two years from the date the shelf registration is declared effective by the SEC or the date on which all of the outstanding notes have been sold thereunder.

     For purposes of the registration rights agreement, "Transfer Restricted Securities" means each note until the earlier of:

          (1) the date on which such note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

          (2) the date on which such note has been disposed of in accordance with the shelf registration statement;

          (3) the date on which such note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein);

          (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that:

          (1) if we fail to file an exchange offer registration statement with the SEC on or before December 24, 2000;

          (2) if the exchange offer registration statement is not declared effective before March 24, 2001;

          (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

          (4) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or before the 30th day after such filing obligation arises;

          (5) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 60th day after the obligation to file a shelf registration statement arises; or

          (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for the time of non-effectiveness or non-usability (each, a "Registration Default"), then we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of the Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     We will pay all accrued Liquidated Damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

EFFECT OF THE EXCHANGE OFFER

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

     - you are acquiring the registered notes in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes;

     - you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the registered notes; and

     - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours.

     If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

     In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, please see the section in this prospectus entitled "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, an aggregate of $295,000,000 in principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the accompanying letter of transmittal, is first being sent on or about
          , 2001, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

     The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

     - the offering of the registered notes has been registered under the Securities Act;

     - the registered notes will not be subject to transfer restrictions; and

     - the registered notes will be issued free of any covenants regarding registration rights and free of any provision for Liquidated Damages.

     The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

     You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

     If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE, EXTENSIONS, TERMINATION

     The term "expiration date" means 5:00 p.m., New York City time, on
          , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer or (2) to terminate the exchange offer, if any of the conditions set forth below under "-- Conditions" shall not have been satisfied by giving oral or written notice of such extension or termination to the exchange agent. Any such extension or termination will be followed as promptly as practicable by a public announcement.

     Any such termination or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

BOOK-ENTRY INTERESTS

     The outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1) written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver outstanding notes held in the form of book-entry interests:

          (A) a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (B) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

CERTIFICATED OUTSTANDING NOTES

     Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

          (1) the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

          (2) you must comply with the guaranteed delivery procedures described below.

PROCEDURES APPLICABLE TO ALL HOLDERS

     If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (A) outstanding notes tendered in the exchange offer are tendered either:

             (1) "Special Delivery Instructions" on the letter of transmittal;
        or

             (2) for the account of an eligible institution; and

          (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program. the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your outstanding notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

          (4) you are not an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3) the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of outstanding notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or he accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

     If the outstanding notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for such withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with such book-entry transfer facility for the outstanding notes).

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

     - the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

     - the outstanding notes are not tendered in accordance with the exchange offer;

     - you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

     - any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not he deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

REGISTERED & CERTIFIED MAIL:      REGULAR MAIL OR OVERNIGHT COURIERS:  IN PERSON BY HAND ONLY:
Wells Fargo Bank Minnesota, N.A.  Wells Fargo Bank Minnesota, N.A.     Northstar East Building
MAC #N9303-121                    MAC #N9303-121                       12th Floor-Corporate
Corporate Trust Operations        Corporate Trust Operations           Trust Services
P.O. Box 1517                     6th & Marquette Avenue               608 2nd Avenue South
Minneapolis, MN 55480-1517        Minneapolis, MN 55479                Minneapolis, MN
Facsimile: 612/667-4927
Phone: 612/667-9764

     Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes.

FEES AND EXPENSES

     We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

                        DESCRIPTION OF REGISTERED NOTES

     On September 26, 2000, we issued 295,000 units consisting of senior discount notes due October 1, 2010 and warrants to purchase 3,805,500 shares of our class A common stock, which yielded gross proceeds of $149.7 million. The senior discount notes were issued under an indenture, dated as of September 26, 2000, by and among us, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC and Wells Fargo Bank Minnesota, National Association, as trustee. The senior discount notes:

     - mature on October 1, 2010 and are limited to an aggregate principal amount at maturity of $295.0 million;

     - are general, unsecured obligations of us, equal in right of payment to all of our senior debt and senior in right of payment to all of our subordinated debt;

     - accrue interest at a rate of 14% per annum, computed on a semiannual basis, calculated from September 26, 2000, will not bear interest payable in cash prior to April 1, 2006, and will bear interest payable semiannually in cash on each April 1 and October 1, beginning April 1, 2006; and

     - are guaranteed by all of our current and future domestic subsidiaries on a senior subordinated basis.

     We may elect to redeem all or part of the senior discount notes at any time on or after October 1, 2005 and before maturity, at the following redemption prices:

                                                              REDEMPTION PRICE
                                                                PER $1,000 OF
YEAR BEGINNING                                                PRINCIPAL AMOUNT
--------------                                                -----------------
October 1, 2005.............................................      $1,070.00
October 1, 2006.............................................       1,046.67
October 1, 2007.............................................       1,023.33
October 1, 2008 and thereafter..............................       1,000.00

     In addition, on or before September 26, 2003, we may redeem up to 35% of the principal amount at maturity of senior discount notes issued under the indenture, at a redemption price equal to $1,140 for each $1,000 of accreted value of a senior discount note to the redemption date, with the net proceeds of one or more equity offerings. However, at least 65% of the aggregate principal amount at maturity of senior discount notes issued under the indenture must remain outstanding immediately after giving effect to the redemption.

     Our senior secured credit facility prohibits the purchase of outstanding notes before repayment of the borrowings under the credit facility.

     We paid fees to our initial purchasers of the senior discount notes and warrants of approximately $6.1 million which will be amortized as interest expense over the term of the financing using the effective interest method.

     The senior discount notes are guaranteed by our existing subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC, and will be guaranteed by all of our future domestic restricted subsidiaries. The guarantees are general unsecured obligations. Each guarantor unconditionally guarantees, jointly and severally, on a senior subordinated basis, the full and punctual payment of principal of, and premium and liquidated damages, if any, and interest on the senior discount notes when due. All of our current subsidiaries are guarantors. If we create or acquire unrestricted subsidiaries and foreign restricted subsidiaries, such subsidiaries need not be guarantors. The ability of holders of our senior discount notes to receive payment on the guarantees is subordinated in right of payment to all senior debt, including all obligations under our new senior secured credit facility.

     Holders of the senior discount notes have the right to require us to repurchase all or part of the senior discount notes at a premium upon the occurrence of events constituting a change in control of Horizon. Any such repurchases would be for cash at an aggregate price of 101% of the accreted value of the senior discount notes to be repurchased, if the repurchase were prior to October 1, 2005 or, if the repurchase were on or after October 1, 2005, at an aggregate price of 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon. Under the indenture governing the senior discount notes, a change of control includes:

     - sale or other disposition of substantially all of our and our subsidiaries' assets;

     - our adoption of a plan of liquidation or dissolution;

     - consummation of a transaction in which any person or group, other than certain current stockholders or their affiliates, become the beneficial owner of more than 50% of our voting stock;

     - continuing directors ceasing to comprise a majority of our board of directors; and

     - a merger or consolidation of Horizon in which our voting stock is converted into or exchanged for cash, securities or other property, unless our voting stock is converted into or exchanged for a majority of the outstanding shares of one of the other parties to the merger or consolidation.

     The indenture governing the senior discount notes contains covenants that, among other things, limit our ability and the ability of our subsidiary and future subsidiaries to:

     - pay dividends, redeem capital stock or make other restricted payments or investments;

     - incur additional indebtedness or issue preferred stock;

     - create liens on assets;

     - merge, consolidate or dispose of assets;

     - dispose of less than all of the equity in a wholly owned subsidiary;

     - engage in any business other than PCS telecommunications and related or ancillary businesses;

     - enter into transactions with affiliates; and

     - enter into sale and leaseback transactions.

     Events of default under the senior discount notes include, among other things:

     - default in the payment when due of interest on the senior discount notes;

     - default in payment when due of the principal of or premium, if any, on the senior discount notes;

     - our failure, or the failure of any of our subsidiaries, to comply with provisions of the senior discount notes indenture relating to change of control and with limitations on asset sales;

     - our failure, or the failure of any of our subsidiaries, to comply with any other provisions of the indenture or the pledge agreement relating to the senior discount notes;

     - our default, or default by any of our subsidiaries, with respect to other debt of $5.0 million or more, which default either is caused by failure to pay the principal or premium thereof or results in acceleration of the other debt;

     - our failure, or failure of any of our subsidiaries, to pay within 60 days a final judgment exceeding $5.0 million;

     - a judicial determination rendering any of the guarantees unenforceable or a guarantor's denial or disaffirmance of its obligations under the guarantee;

     - bankruptcy or insolvency of Horizon or any of our subsidiaries; and

     - the occurrence of any event that causes, subject to any applicable grace period, an event of termination under the Sprint PCS Agreements.

     In the case of an event of default arising from certain events of bankruptcy or insolvency, all outstanding senior discount notes would become due and payable immediately. If any other event of default occurs and is continuing, the trustee for the senior subordinated discount note holders or the holders of at least 25% in accreted value or principal amount, as the case may be, of the then outstanding senior discount notes may declare the notes to be due and payable immediately.

     We are required, under the terms of a registration rights agreement, to:

     - file an exchange offer registration statement on or before December 24, 2000 covering the exchange of the senior discount notes for registered notes;

     - use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act on or before March 24, 2001;

     - use our best efforts to cause the exchange after registration statement to be effective continuously;

     - keep the exchange offer open for a period of not less than 20 business days; and

     - cause the exchange offer to be consummated no later than the 30 business day after it is declared effective.

     We may also be required to file a shelf registration statement to register for public resale the notes held by any holder who may not otherwise participate in the exchange offer.

     If we fail to file the exchange offer or shelf registration statement, or fail to cause the exchange offer or shelf registration statement to become effective, or fail to consummate the exchange offer, in each case by the deadlines as specified above, a registration default shall be deemed to have occurred and we will be required to pay liquidated damages to each holder of the senior discount notes. The liquidated damages payable to each holder of the senior discount notes will be in an amount equal to $0.05 per week per $1,000 in principal amount of the senior discount notes held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of such registration default. This amount will increase by an additional $0.05 per week per $1,000 in principal amount of the notes with respect to each subsequent 90-day period, up to a maximum amount equal to $0.50 per $1,000 in principal amount of the senior discount notes. The provision for liquidated damages will continue until such registration default has been cured. We will not be required to pay liquidated damages for more than one registration default at any given time.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

     This general discussion of certain U.S. federal income and estate tax considerations with respect to the purchase, ownership and disposition of a note, as part of a unit consisting of a warrant and note, applies to you if you acquire a unit for cash on its original issuance at its issue price and if you hold the unit and the note, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code" or "Code").

     This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

     - a bank or a broker-dealer;

     - an insurance company;

     - a pension or other employee benefit plan;

     - a tax exempt organization or entity;

     - a U.S. expatriate;

     - a trader in securities that elects mark-to-market accounting treatment;

     - a person holding units, notes, warrants or common stock as a part of a hedging or conversion transaction or a straddle;

     - a hybrid entity or an owner of interests therein; or

     - a holder whose functional currency is not the U.S. dollar.

     In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the purchase, ownership or disposition of a unit or a note, and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO HOLDING AND DISPOSING OF A UNIT OR A NOTE AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES

     Your exchange of an outstanding note for a registered note pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you should have the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had in the outstanding note immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the outstanding note surrendered in exchange for it.

     Accordingly, in the following discussion, the U.S. federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. federal income tax purposes, as the same note as the outstanding note for which it was issued and that the registered note has the same adjusted basis, holding period, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and that any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

U.S. HOLDERS

     If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a unit, a note, and you are:

     - a citizen or resident of the United States, including an individual deemed to be a resident alien under the "substantial presence" test of
       Section 7701(b) of the Code;

     - a corporation or partnership, including an entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any state thereof or the District of Columbia;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, shall also be considered U.S. persons.

     ALLOCATION OF UNIT ISSUE PRICE AMONG NOTES AND WARRANTS. For U.S. federal income tax purposes, each unit will be treated as an investment unit consisting of a note and a warrant. The issue price of a unit will be the price paid by the first buyer of the first unit, irrespective of the issue price paid for the remainder of the units. The issue price of each unit must be allocated between the note and warrant based upon their relative fair market values. That allocation will be used to determine each U.S. Holder's income tax basis in the warrant and initial tax basis in the note and (as described below) the issue price of the note. We will allocate the issue price of each unit between the note and the warrant comprising the unit in accordance with our determination of their relative fair market values on the issue date. The portion of the issue
price of each warrant allocated to each note was        . This allocation will
not be binding on the Internal Revenue Service, which may challenge the allocation. However, a U.S. Holder is bound by our allocation, unless the U.S. Holder explicitly discloses in a timely filed U.S. federal income tax return of the U.S. Holder for the taxable year in which it acquires the unit that it intends to use an allocation that differs from our allocation.

     CHARACTERIZATION OF THE NOTES. We will treat the notes as indebtedness for U.S. federal income tax purposes, and the following discussion assumes that such treatment will be respected. Such treatment, however, is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service would not argue, or that a court would not hold, that all or some portion of the notes should be treated as equity for U.S. federal income tax purposes.

     ORIGINAL ISSUE DISCOUNT. Because the notes are being sold at a substantial discount from their principal amount at maturity and because there will not be any payment of interest on the notes until October 15, 2005, the issuance of the notes will result in original issue discount, referred to as "OID," in an amount equal to the excess of the "stated redemption price at maturity" of the notes over the "issue price" of the notes. The "issue price" of a note will equal the portion of the issue price of the unit allocated to the note as described under "-- Allocation of Issue Price Among Notes and Warrants." The "stated redemption price at maturity" is the sum of all payments to be made on the notes other than payments of "qualified stated interest." The term "qualified stated interest" means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because no interest will be paid on the notes before 2005, none of the interest paid on the notes will be qualified stated interest. Accordingly, all payments on the notes, both principal and interest, will be treated as part of the notes' stated redemption price at maturity.

     A U.S. Holder of a note, in general, must include in income OID calculated on a constant-yield accrual method prescribed by Treasury regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in income by an initial U.S. Holder of a note is the sum of the "daily portions" of OID with respect to that note for each day during the taxable year or portion of the taxable year in which the U.S. Holder owns such note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the notes may be of any length selected by the U.S. Holder and may vary in length over the term of the notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to the product of the note's adjusted issue price at the beginning of the accrual period and the note's yield to maturity (determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period). OID allocable to the final accrual period is the difference between the amount payable at maturity of the note and the note's "adjusted issue price" at the beginning of the final accrual period. Special rules will apply in calculating OID for an initial short accrual period. The adjusted issue price of a note at the beginning of its first accrual period will be equal to its issue price. The "adjusted issue price" of a note at the beginning of any subsequent accrual period is equal to its issue price increased by the amount of accrued OID for each prior accrual period and included in the gross income of any holder and decreased by any payments made on the note on or before the first day of the accrual period.

     Inclusion in income of OID on a note by the U.S. Holder increases the holder's adjusted tax basis in the note. Conversely, a U.S. Holder's receipt of interest payments on a note is not includible in the holder's gross income, but instead constitutes a nontaxable reduction in the holder's adjusted tax basis in the note, as described below under "Certain U.S. Federal Tax
Considerations -- U.S. Holders; Sale, Exchange or Retirement of Notes."

     APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS. The notes will be treated as "applicable high-yield discount obligations" for federal income tax purposes if:

     - the yield to maturity of the notes, computed as of the issue date, equals or exceeds the sum of:

      (i) the "applicable federal rate" in effect for the month in which the notes are issued; and

      (ii) five percentage points; and

     - the notes bear "significant OID."

     In general, OID on a note will be significant if the aggregate amount includible in gross income on the note before the close of any accrual period ending more than five years after the issue date of the note exceeds the sum (i) of the aggregate amount of interest to be paid on the note before the close of that accrual period and (ii) the product of the issue price of the note and the yield to maturity of the note.

     If the notes are considered to be applicable high yield discount obligations, the Company will not be allowed to deduct OID accrued on the notes until the Company actually pays the OID.

     Moreover, if and to the extent that the yield to maturity of the notes exceeds the sum of the applicable federal rate plus six percentage points, the deduction for OID on the notes will be permanently disallowed to the extent that the OID is attributable to the yield to maturity of the notes that is in excess of the sum of the applicable federal rate plus six percentage points (regardless of whether the Company actually pays that OID). For purposes of the dividends-received deduction generally available to corporations, payments of that excess yield will be treated as dividends to the extent they are deemed to have been paid out of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. U.S. Holders that are corporations should consult their tax advisers as to applicability of the dividends-received deduction.

     SALE, EXCHANGE OR RETIREMENT OF NOTES. Upon a sale, exchange or retirement of a note, a U.S. Holder generally will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received for the note and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a note generally will equal the portion of the issue price of a unit allocated to the note increased by any OID included in the holder's income prior to the disposition of the note and reduced by any payments received on the note. Any gain or loss recognized by a U.S. Holder upon a sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year.

     EXCHANGE OF NOTES. The exchange of a note for an exchange note in the exchange offer should not constitute a taxable event for a U.S. Holder and thus should not result in income, gain or loss to us or to a U.S. Holder who participates in the exchange offer. In that case, a U.S. Holder will have the same adjusted tax basis and holding period in the exchange note immediately after the exchange as the U.S. Holder had in the note surrendered in the exchange immediately prior to the exchange. In addition, the OID on an exchange note will be the same as on the notes.

     LIQUIDATED DAMAGES; CHANGE OF CONTROL REDEMPTION. We intend to take the position that the likelihood of payment of Liquidated Damages described above under "Description of the Notes -- Registration Rights; Liquidated Damages" and that the likelihood of payment of a redemption premium upon the occurrence of certain events described above under "Description of the Notes -- Repurchase at the Option of Holders; Repurchase if a Change of Control Occurs" is remote within the meaning of the applicable Treasury regulations and that therefore, any of those payments, if made, would be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's regular method of income tax accounting. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the Liquidated Damages or the redemption premium upon the occurrence of any of the designated events.

NON-U.S. HOLDERS

     The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S. Holder" is a beneficial owner of a unit or note, other than a U.S. Holder.

     INTEREST AND OID. In general, interest paid to, and OID paid to or accrued by, a Non-U.S. Holder of a note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a note qualify for the portfolio interest exemption if (i) the Non-U.S. Holder of the note (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and
(c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business and (ii) either (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a Financial Institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payor with a copy thereof. Recently adopted Treasury regulations that generally will be effective for payments made on or after January 1, 2001 provide alternative methods for satisfying the certification requirement described in (ii) above. The new regulations generally will require, in the case of a note held by a foreign partnership, that the certificate described in (ii) above must be provided by the foreign partners rather than by the foreign partnership.

     OID accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). The gross amount of OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income generally will be subject to withholding of U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (or a successor form), as applicable, prior to the payment of the income. These forms generally must be updated periodically. Under the new regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the new regulations for payments through qualified intermediaries. A holder of a note should consult its own tax adviser regarding the effect, if any, of the new regulations on it.

     TAXABLE DISPOSITION OF A NOTE, WARRANT OR SHARE OF CLASS A COMMON
STOCK. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, exchange, retirement or other taxable disposition of a note. However, you will be subject to federal income tax on the gain if:

          - the gain is U.S. trade or business income;

          - you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States;

          - you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

     A Non-U.S. Holder's tax basis in a note will be equal to the portion of the holder's tax basis in a unit that is allocated to the note and the warrant as described in "-- U.S. Holders -- Allocation of Issue Price Among Notes and Warrants" above. A Non-U.S. Holder's tax basis in shares of class A common stock acquired upon exercise of a warrant will be determined in the manner set forth in "-- U.S. Holders -- Tax Treatment of Warrants" above.

     FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death, a note that is owned, or treated as owned, at the time of death will not be subject to U.S. federal estate tax, unless (except as an applicable estate tax treaty provides to the contrary) the individual owned, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or the income on the note was U.S. trade or business income.

     In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a note will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

     INFORMATION REPORTING, BACKUP WITHHOLDING. We must report annually to the IRS and to each holder of record, the amount of interest withheld for U.S. federal income taxes, except as to exempt holders or nonresident aliens who provide the requisite certification as to their status.

     We are required to furnish to record holders of the notes other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to interest paid and OID accrued on the notes and dividends paid on the class A common stock.

     Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest paid and OID attributable to a note, as with respect to proceeds received from a disposition of a note. Generally, backup withholding applies only if:

     - the payee fails to furnish a correct taxpayer identification number to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

     - the Internal Revenue Service notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

     - the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payor that withholding is required; or

     - the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

     Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the Internal Revenue Service.

     Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Information reporting and backup withholding (at a rate of 31%) do not apply to interest or OID paid to a Non-U.S. Holder if the holder makes the requisite certification or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Backup withholding and information reporting do not apply to our payments of principal of a note to a Non-U.S. Holder if the holder certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The payment of the proceeds from the disposition of a note to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     The proceeds of a disposition of a note, by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-

U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made on or after January 1, 2001, a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. Neither information reporting nor backup withholding generally will apply to a payment of proceeds of a disposition of the notes, by or through a foreign office of a foreign broker not subject to the two preceding sentences. The new regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of the exchange offer, we will be subject to the periodic reporting and other informational requirements of the Exchange Act. We will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. This information is available without charge upon written or oral request to:

                               Horizon PCS, Inc.
                              68 East Main Street
                          Chillicothe, Ohio 45601-0480
                                 (740) 772-8200

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                 LEGAL MATTERS

     The validity of the registered notes offered hereby will be passed upon by Arnall Golden & Gregory, LLP, Atlanta, Georgia.

                                    EXPERTS

     The financial statements and schedule of Horizon PCS, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements of Bright Personal Communications Services, LLC as of December 31, 1999 and for the period from inception (October 12, 1999) to December 31, 1999, included in this prospectus and elsewhere in this registration statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
HORIZON PCS, INC.
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     1998...................................................   F-3
  Consolidated Statements of Income for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-4
  Consolidated Statements of Changes in Stockholder's Equity
     for the Years Ended December 31, 1999, 1998 and 1997...   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997.......................   F-6
  Notes to Consolidated Financial Statements, December 31,
     1999 and 1998 and for Each of the Three Years in the
     Period Ended December 31, 1999.........................   F-8
  Financial Statement Schedule -- Valuation and Qualifying
     Accounts for the Years Ended December 31, 1999, 1998
     and 1997...............................................  F-24
  Condensed Consolidated Balance Sheets as of September 30,
     2000 (unaudited) and December 31, 1999.................  F-25
  Condensed Consolidated Statements of Income for the Nine
     Months Ended September 30, 2000 and 1999 (Unaudited)...  F-26
  Condensed Consolidated Statements of Cash Flows for the
     Nine Months Ended September 30, 2000 and 1999
     (Unaudited)............................................  F-27
  Notes to Interim Condensed Consolidated Financial
     Statements September 30, 2000 (Unaudited)..............  F-28
BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
  (A DEVELOPMENT-STAGE COMPANY)
  Report of Independent Public Accountants..................  F-35
  Balance Sheet as of December 31, 1999.....................  F-36
  Statement of Income for the Period from Inception (October
     12, 1999) to December 31, 1999.........................  F-37
  Statement of Members' Capital for the Period from
     Inception (October 12, 1999) to December 31, 1999......  F-38
  Statement of Cash Flows for the Period from Inception
     (October 12, 1999) to December 31, 1999................  F-39
  Notes to Financial Statements December 31, 1999...........  F-40
  Condensed Balance Sheets as of March 31, 2000 (unaudited)
     and December 31, 1999..................................  F-44
  Condensed Statement of Income for the Three Months Ended
     March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-45
  Condensed Statement of Members' Capital for the Period
     from Inception (October 12, 1999) to March 31, 2000
     (Unaudited)............................................  F-46
  Condensed Statement of Cash Flows for the Three Months
     Ended March 31, 2000 and for the Period from Inception
     (October 12, 1999) to March 31, 2000 (Unaudited).......  F-47
  Notes to Interim Condensed Financial Statements March 31,
     2000 (Unaudited).......................................  F-48
HORIZON PCS, INC.
  Pro Forma Financial Statements............................   P-1
  Pro Forma Statement of Income for the Year Ended December
     31, 1999...............................................   P-2
  Pro Forma Statement of Income for the Nine Months Ended
     September 30, 2000.....................................   P-3
  Footnotes to Pro Forma Financial Statements...............   P-4

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder of HORIZON PCS, INC. AND SUBSIDIARY:

     We have audited the accompanying consolidated balance sheets of HORIZON PCS, INC. (a Delaware corporation) AND SUBSIDIARY as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon PCS, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Columbus, Ohio,
  March 4, 2000 (except with respect to the matters discussed in Note 15, as to which the date is March 31, 2000, the matter discussed in Note 4, as to which the date is May 31, 2000, and the matters discussed in Note 1, as to which the date is September 8, 2000)

                               HORIZON PCS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998

                                                                  1999            1998
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    146,806    $     26,515
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $370,700 in 1999 and $33,200 in
    1998....................................................       416,131         291,734
  Accounts receivable -- other..............................       110,455          20,524
  Receivable from Parent....................................     2,630,335       6,435,432
  Equipment inventory.......................................     2,137,337         884,129
  Prepaid expenses and other................................        46,103           6,687
                                                              ------------    ------------
         Total current assets...............................     5,487,167       7,665,021
                                                              ------------    ------------
DEFERRED CHARGES AND OTHER ASSETS:
  Unamortized debt expense..................................        34,944          39,656
  Investments...............................................     4,295,041       1,101,831
  Personal Communications Services Licenses.................        69,336          80,892
  Prepaid and deferred charges..............................        98,035          95,310
                                                              ------------    ------------
         Total deferred charges and other assets............     4,497,356       1,317,689
                                                              ------------    ------------
PROPERTY AND EQUIPMENT:
  In service................................................    27,904,046      20,026,359
  Less- Accumulated depreciation............................    (5,060,242)     (2,454,791)
                                                              ------------    ------------
         Property and equipment in service, net.............    22,843,804      17,571,568
  Construction work in progress.............................        50,429         308,103
                                                              ------------    ------------
         Total property and equipment, net..................    22,894,233      17,879,671
                                                              ------------    ------------
         Total assets.......................................  $ 32,878,756    $ 26,862,381
                                                              ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................  $  1,032,000    $         --
  Accounts payable..........................................     1,063,416         811,404
  Accrued liabilities.......................................     2,616,224       1,160,487
  Accrued taxes.............................................       561,901         392,452
  Accrued interest..........................................            --           5,185
  Payable to Parent.........................................     4,355,292              --
                                                              ------------    ------------
         Total current liabilities..........................     9,628,833       2,369,528
                                                              ------------    ------------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred Federal income taxes, net........................            --         739,016
  Postretirement benefit obligation.........................       713,074         541,053
  Long-term debt............................................    23,557,965      21,180,442
  Payable to affiliates.....................................     1,142,173          89,727
                                                              ------------    ------------
         Total deferred credits and other long-term
          liabilities.......................................    25,413,212      22,550,238
                                                              ------------    ------------
         Total liabilities..................................    35,042,045      24,919,766
                                                              ------------    ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................            --              --
  Common stock -- class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........            --              --
  Common stock -- class B, 75,000,000 shares authorized,
    53,806,200 issued and outstanding, at $0.0001 par
    value...................................................         5,381           5,381
  Additional paid-in capital................................    21,916,312      13,550,822
  Deferred stock compensation...............................    (1,803,723)             --
  Retained deficit..........................................   (22,281,259)    (11,613,588)
                                                              ------------    ------------
         Total stockholder's equity.........................    (2,163,289)      1,942,615
                                                              ------------    ------------
         Total liabilities and stockholder's equity.........  $ 32,878,756    $ 26,862,381
                                                              ============    ============

The accompanying notes are an integral part of these consolidated balance sheets.

                               HORIZON PCS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                        1999            1998           1997
OPERATING REVENUES:
  Service revenues................................  $  3,902,789    $    459,065    $    26,229
  Equipment revenues..............................       600,451         308,933        137,926
                                                    ------------    ------------    -----------
          Total operating revenues................     4,503,240         767,998        164,155
                                                    ------------    ------------    -----------
OPERATING EXPENSES:
  Cost of services................................     7,045,361       3,911,584        518,690
  Cost of equipment...............................     2,695,909         993,994        422,393
  Selling, general, and administrative expenses
     (exclusive of non-cash compensation expense
     shown below).................................     7,922,090       3,770,001      2,499,844
  Non-cash compensation expense...................       291,345              --             --
  Depreciation and amortization...................     2,684,644       1,748,209        419,463
                                                    ------------    ------------    -----------
          Total operating expenses................    20,639,349      10,423,788      3,860,390
                                                    ------------    ------------    -----------
OPERATING LOSS....................................   (16,136,109)     (9,655,790)    (3,696,235)
                                                    ------------    ------------    -----------
OTHER INCOME (EXPENSE):
  Loss on disposition on Personal Communication
     Licenses (Note 2)............................            --      (1,716,535)            --
  Gain on sale of PCS assets (Note 8).............     1,387,718              --             --
  Other income, net...............................        52,421          26,761         99,904
                                                    ------------    ------------    -----------
          Total other income (expense), net.......     1,440,139      (1,689,774)        99,904
                                                    ------------    ------------    -----------
INTEREST EXPENSE, NET.............................    (1,529,157)       (838,095)      (264,023)
                                                    ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS BEFORE INCOME TAX
  BENEFIT.........................................   (16,225,127)    (12,183,659)    (3,860,354)
                                                    ------------    ------------    -----------
INCOME TAX BENEFIT................................    (5,275,125)     (4,145,365)    (1,307,936)
                                                    ------------    ------------    -----------
LOSS ON CONTINUING OPERATIONS.....................   (10,950,002)     (8,038,294)    (2,552,418)
                                                    ------------    ------------    -----------
DISCONTINUED OPERATIONS
  Income (loss) from discontinued operations, net
     of tax expense (benefit) of $145,444, $27,111
     and $(250,835) for 1999, 1998 and 1997,
     respectively.................................       282,331          52,624       (486,915)
                                                    ------------    ------------    -----------
NET LOSS..........................................  $(10,667,671)   $ (7,985,670)   $(3,039,333)
                                                    ============    ============    ===========
Basic and diluted loss per share from continuing
  operations......................................  $      (0.20)   $      (0.15)   $     (0.05)
Basic and diluted loss per share from discontinued
  operations......................................          0.00            0.00          (0.01)
                                                    ------------    ------------    -----------
Basic and diluted loss per share..................  $      (0.20)   $      (0.15)   $     (0.06)
                                                    ============    ============    ===========
Weighted average shares outstanding...............    53,806,200      53,806,200     53,806,200
                                                    ============    ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                          CLASS A   CLASS B   ADDITIONAL      DEFERRED                        TOTAL
                              PREFERRED   COMMON    COMMON      PAID-IN        STOCK         RETAINED     SHAREHOLDER'S
                                STOCK      STOCK     STOCK      CAPITAL     COMPENSATION     DEFICIT         EQUITY
Balance, December 31,
  1996......................     $--        $--     $5,381    $   640,867   $        --    $   (588,585)  $     57,663
  Equity contribution.......     --         --          --      7,215,984            --              --      7,215,984
  Net loss..................     --         --          --             --            --      (3,039,333)    (3,039,333)
                                 --         --      ------    -----------   -----------    ------------   ------------
Balance, December 31,
  1997......................     --         --       5,381      7,856,851            --      (3,627,918)     4,234,314
  Equity contribution.......     --         --          --      5,693,971            --              --      5,693,971
  Net loss..................     --         --          --             --            --      (7,985,670)    (7,985,670)
                                 --         --      ------    -----------   -----------    ------------   ------------
Balance, December 31,
  1998......................     --         --       5,381     13,550,822            --     (11,613,588)     1,942,615
  Equity contribution.......     --         --          --      6,270,422            --              --      6,270,422
  Deferred stock
    compensation............     --         --          --      2,095,068    (2,095,068)             --             --
  Stock option compensation
    expense.................     --         --          --             --       291,345              --        291,345
  Net loss..................     --         --          --             --            --     (10,667,671)   (10,667,671)
                                 --         --      ------    -----------   -----------    ------------   ------------
Balance, December 31,
  1999......................     $--        $--     $5,381    $21,916,312   $(1,803,723)   $(22,281,259)  $ (2,163,289)
                                 ==         ==      ======    ===========   ===========    ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                            1999            1998            1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $(10,667,671)   $ (7,985,670)   $ (3,039,333)
                                                        ------------    ------------    ------------
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization.....................     2,911,258       1,929,650         546,895
    Deferred Federal income taxes.....................      (739,016)        202,914         875,249
    Non-cash compensation expense.....................       291,345              --              --
    Loss on disposition of Personal Communications
       Licenses.......................................            --       1,716,535              --
    Gain on sale of PCS assets........................    (1,387,718)             --              --
    (Gain)/Loss on disposal of fixed assets...........        (1,470)        114,907              --
    Uncollectible operating revenues..................       487,595          38,423           3,450
    (Increase) decrease in certain assets:
       Accounts receivable............................      (701,923)        (52,254)        397,648
       Equipment Inventory............................    (1,253,208)       (884,129)         70,730
       Prepaid expense and other......................       (39,416)          3,000           3,000
    Increase (decrease) in certain liabilities:
       Accounts payable and accrued liabilities.......     1,707,749      (8,726,707)      9,799,334
       Accrued taxes..................................       169,449         241,735          60,731
       Accrued interest...............................        (5,185)        (53,823)        531,070
       Postretirement benefit obligation..............       172,021         117,024         117,026
    Change in intercompany payable (receivable).......     4,857,543         898,771      (4,185,497)
    Change in other assets and liabilities, net.......        11,261         442,601        (642,863)
                                                        ------------    ------------    ------------
         Total adjustments............................     6,480,285      (4,011,353)      7,576,773
                                                        ------------    ------------    ------------
         Net cash used in operating activities........    (4,187,386)    (11,997,023)      4,537,440
                                                        ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net...........................    (6,253,133)     (7,823,722)    (15,187,213)
  Proceeds from the sale of fixed assets..............     4,800,000              --              --
  Investment in joint venture.........................    (2,068,000)             --              --
                                                        ------------    ------------    ------------
         Net cash used in investing activities........    (3,521,133)     (7,823,722)    (15,187,213)
                                                        ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes payable -- borrowings.........................     2,258,646      13,953,712       6,495,629
  Capital contributions...............................     3,742,647       5,693,971       7,215,984
  Intercompany advances (repayments)..................     1,827,517              --     (13,994,020)
                                                        ------------    ------------    ------------
         Net cash provided by financing activities....     7,828,810      19,647,683        (282,407)
                                                        ------------    ------------    ------------
NET INCREASE/(DECREASE) IN CASH AND
  CASH EQUIVALENTS....................................       120,291        (173,062)    (10,932,180)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........        26,515         199,577      11,131,757
                                                        ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF YEAR................  $    146,806    $     26,515    $    199,577
                                                        ============    ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest, net of amounts capitalized................  $  1,529,631    $    832,910    $         --
  Income taxes........................................            --              --       2,415,985

                               HORIZON PCS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                  (CONTINUED)

NONCASH TRANSACTIONS:

During 1999 and 1998, the Company incurred approximately $118,900 and $731,000, respectively, of additional debt related to the purchase of Rural Telephone Finance Cooperative subordinated capital certificates (see Note 6).

During 1999, the Company received approximately $2,528,000 of net property from Horizon Telcom, Inc. which was recorded as a capital contribution.

During 1999, the Company had outstanding notes payable totaling $1,032,000 related to the investment in joint venture.

During 1998, the Company returned the majority of its personal communications licenses to the FCC which eliminated the associated debt of approximately $10,116,000 (see Note 2).

The accompanying notes are an integral part of these financial statements.

                               HORIZON PCS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1999 AND 1998 AND FOR
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999

(1) REORGANIZATION

     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS, Inc. (the Company or HPCS). On June 27, 2000, Horizon Telcom, Inc. transferred its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 53,806,200 shares of HPCS (as adjusted for the 1.1697-for-one stock split in the form of a stock dividend effective on September 8, 2000). This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.

     The accompanying consolidated financial statements reflect the shares of the Company outstanding after the reorganization.

(2) ORGANIZATION AND BUSINESS OPERATIONS

     The Company provides primarily wireless personal communications services.

     In October 1996, the FCC conditionally granted the Company licenses to provide personal communications services in various parts of Ohio, West Virginia and Kentucky (a total of five licenses). The FCC financed the licenses. According to FCC rules, the licenses were conditional upon the full and timely payment of the licenses cost. The licenses were subject to a requirement that the Company constructs and operates facilities that offer coverage to a defined population within the relevant license areas within a defined period. The Company began the engineering and design phase in 1996 and began the construction of the personal communications network in early 1997. The Company began providing personal communications services in August 1997.

     In 1997, the FCC offered four options to certain PCS license holders to change the payment terms of the FCC financed debt. These options were: continuing with the current installment plan (status quo); return half of the spectrum from any or all of the licenses in exchange for a proportionate reduction in debt (disaggregation); turning in all licenses in exchange for total debt forgiveness (amnesty); or prepay for as many licenses as the Company can afford at face value while returning other licenses in exchange for debt forgiveness (prepayment).

     During 1998, the Company elected to return all of the spectrum from four licenses and half of the spectrum from the fifth license. As a result of returning the spectrum to the FCC, the Company recognized a loss of approximately $1,700,000. The loss primarily represents the write-off of capitalized license bid costs and certain spectrum clearance costs, as well as the write-down of the license retained by the Company to its recoverable value. At December 31, 1999 and 1998, approximately $69,000 and $81,000, respectively, of license costs and spectrum clearance costs are included on the balance sheet relating to the spectrum license retained. Amortization expense on the license retained was approximately $12,000 for the year ended December 31, 1999.

     In connection with the return of the spectrum, the Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in certain markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee,

                               HORIZON PCS, INC.

and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 10 years with four successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in October 1999. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     Expense related to the management fees charged under the agreement was approximately $130,000 for the period from October 1, 1999 to December 31, 1999. The management fee is determined as 8% of certain collected personal communications services revenues (see Note 3).

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents.

EQUIPMENT INVENTORY

     Inventories consist of handsets and related accessories. Cost is determined by the first in, first out method.

PROPERTY AND EQUIPMENT

     Property and equipment, including improvements that extend useful lives, are stated at original cost, while maintenance and repairs are charged to operations as incurred. Included in the cost of construction for the Company are items such as direct payroll-related benefits and interest capitalized during construction. The Company capitalizes interest pursuant to SFAS No. 34, "Capitalization of Interest Cost." The Company capitalized interest of approximately $21,000, $416,000 and $529,000 for the years ended December 31, 1999, 1998 and 1997 respectively.

     The Company reviews its property and equipment and other long-lived assets when events or changes in circumstances indicate the carrying amounts may not be recoverable. When such conditions exist, management estimates the future cash flows from operations . If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss would be recognized. The Company does not believe that there is an impairment of such assets at December 31, 1999.

                               HORIZON PCS, INC.

DEPRECIATION

     The Company provides for depreciation and amortization under the straight-line method based on the estimated service lives of the various classes of property. Estimated useful lives are as follows:

                                                   YEARS
Network Assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

INVESTMENT IN JOINT VENTURE

     The Company accounts for joint ventures in which it has less than 51% ownership under the equity method. The Company's share of net income (loss) is recognized as income (expense) and as an increase (decrease) to the Company's investment in the period incurred (Note 6).

REVENUE RECOGNITION

     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. These two items are not commingled and sold as one.

     Under the management agreement, a management fee calculated as 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, is accrued as services are provided and remitted to Sprint PCS and recorded as selling, general and administrative expense. The management fee is for the use of Sprint PCS's licenses and trademarks. Revenues generated from the sale of handsets and accessories, from inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% management fee. We do not add additional charges for the Sprint PCS management fee, and we are not billing any revenues on behalf of Sprint PCS.

     The Company recognizes revenues on personal communications handsets and accessories at the time of the sale. Certain of the personal communications equipment sales are made through independent distributors under agreements allowing the right of return on merchandise not sold by the distributors. The Company defers recognition of such sales until the merchandise is sold by the distributors.

ADVERTISING COSTS

     Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $1,165,000, $565,000, and $324,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                               HORIZON PCS, INC.

DEBT ISSUANCE COSTS

     In relation to the issuance of long-term debt discussed in Note 4, the Company has incurred a total of $47,000 in deferred financing costs related to the issuance of the financial institution credit facility. These debt issuance costs are amortized over the 10 year term of the underlying obligation. For the years ended December 31, 1999, 1998 and 1997, $4,712, $4,712 and $2,748 of
amortization on debt issuance costs were included in interest expense.

STOCK BASED COMPENSATION

     As allowed by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has chosen to account for compensation cost associated with its stock compensation plans in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

FEDERAL INCOME TAXES

     The Company is included in the consolidated Federal income tax return of the Parent. The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement.

     The Company accounts for income taxes pursuant to the requirements of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are adjusted for future changes in tax rates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The risk is limited due to the number of customers comprising the Company's customer base. As of December 31, 1999 and 1998, the Company had no significant concentrations of credit risk.

NET LOSS PER SHARE

     In accordance with SFAS No. 128, "Computation of Earnings per Share," basic earnings (loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares and common share equivalents outstanding during the year. Common share equivalents consist of shares issuable upon the exercise of stock options (using the treasury stock method). Common share equivalents are excluded from the calculation if their effects are antidilutive. The Company has not had any issuances or grants for nominal consideration. The Company issued options to purchase 4,196,884 shares of class B common stock at $0.12 per share which were outstanding at December 31, 1999. There were no options outstanding at December 31, 1998 or 1997. Because the Company had a net loss in 1999, 1998 and 1997, the effect on loss per share of all options was antidilutive.

                               HORIZON PCS, INC.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 1999 presentation.

(4) LONG-TERM DEBT

     Scheduled maturities of long-term debt are as follows:

                           YEAR                                AMOUNT
2000.......................................................  $        --
2001.......................................................      588,949
2002.......................................................    2,650,271
2003.......................................................    3,533,695
2004.......................................................    3,828,169
Thereafter.................................................   12,956,881
                                                             -----------
                                                              23,557,965
Less: current maturities...................................           --
                                                             -----------
                                                             $23,557,965
                                                             ===========

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note is collateralized by the same equipment. The Parent has unconditionally guaranteed the debt and has pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan have been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. As of December 31, 1999 and 1998, the total outstanding principal balance was $23,557,965 and $21,180,442, respectively. Interest is at the financial institution's long-term loan rate plus 250 basis points (6.9% to 8.45% at December 31, 1999) and is payable quarterly. Quarterly principal payments begin in 2001 at a fixed percentage of the outstanding balance and continue through 2007.

     The loan contains various financial covenants, the most restrictive covenants being the minimum annual cash flow requirement, the minimum net worth requirement and the limitations on additional indebtedness. The covenant tests are annual tests with exception to those that would need to be met before incurring additional debt. The Company received waivers from the RTFC stating that it will not exercise any of its rights or remedies that may exist as a result of the Company's failure to meet any financial covenants at December 31, 1999 before January 2, 2001. On May 31, 2000, the Company obtained additional long-term debt financing from the RTFC. The covenants under the new

                               HORIZON PCS, INC.

loan agreement supersede the covenants under the existing loan agreement. The Company expects to be able to meet all of the covenants under the new agreement.

     In October 1996, the FCC granted the Company personal communications services licenses. The licenses were financed through the FCC. The total amount financed was $10,115,618 at December 31, 1997. The total debt was eliminated during 1998 when the Company returned the licenses to the FCC (Note 2).

(5) FEDERAL INCOME TAXES

     The Company's Federal income tax benefit is computed as follows:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Tax at statutory rate applied to pretax
  book loss............................  $(5,371,099)   $(4,115,334)   $(1,563,355)
Increase (decrease) in tax from:
  Change in valuation allowance........      237,519             --             --
  Other, net...........................        3,899         (2,920)         4,584
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========

     The components of Federal income tax benefit consist of:

                                                  YEAR ENDED DECEMBER 31,
                                         -----------------------------------------
                                            1999           1998           1997
Current benefit........................  $(4,390,665)   $(4,321,168)   $(2,434,020)
Deferred taxes.........................     (739,016)       202,914        875,249
                                         -----------    -----------    -----------
          Total tax benefit............  $(5,129,681)   $(4,118,254)   $(1,558,771)
                                         ===========    ===========    ===========

                               HORIZON PCS, INC.

     Deferred income taxes result from temporary differences between the financial reporting and the tax basis amounts of existing assets and liabilities. The source of these differences and tax effect of each are as follows:

                                                          1999           1998
Deferred income tax assets:
  Uncollectible accounts.............................  $   125,982    $    11,201
  Vacation...........................................       39,471         23,293
  Stock option compensation expense..................       99,057             --
  Pensions and other retirement benefits.............      152,082         89,981
  Net operating loss carryforward....................      903,292             --
  Personal Communication Services Licenses...........      381,276        476,387
                                                       -----------    -----------
          Total deferred income tax assets...........  $ 1,701,160    $   600,862
                                                       ===========    ===========
Deferred income tax liabilities:
  Property differences...............................  $(1,211,132)   $(1,060,200)
  Other..............................................     (252,509)      (279,678)
                                                       -----------    -----------
          Total deferred income tax liabilities......  $(1,463,641)   $(1,339,878)
                                                       ===========    ===========
Deferred income taxes, net...........................  $   237,519    $  (739,016)
Less: valuation allowance............................     (237,519)            --
                                                       -----------    -----------
          Total deferred income taxes, net...........  $        --    $  (739,016)
                                                       ===========    ===========

     The Company has generated net operating losses (NOLs) that may be used to offset future taxable income. Each year's NOL has a maximum twenty-year carryforward period. The Company's ability to fully use its NOL carryforwards is dependent on future taxable income. As of December 31, 1999, the Company has NOL carryforwards of approximately $2,656,700, expiring in 2019. The future tax benefit of these NOL carryforwards of $903,292 in 1999 has been recorded as a deferred tax asset.

     The Company provides for Federal income taxes on a pro-rata basis, consistent with the consolidated tax-sharing agreement. Had the Company not been eligible to be included in the consolidated Federal income tax return of the Parent, the effect on income would be as follows:

                                           1999            1998           1997
Federal income tax benefit
  As reported........................  $ (5,129,681)   $ (4,118,254)   $(1,558,771)
  Pro Forma..........................            --              --             --
Net loss
  As reported........................  $(10,667,671)   $ (7,985,670)   $(3,039,333)
  Pro Forma..........................   (15,797,352)    (12,103,924)    (4,598,104)

                               HORIZON PCS, INC.

(6) INVESTMENTS

     The Company's long-term investments include the following:

                                                    1999          1998
Bright Personal Communications Services, LLC...  $3,057,680    $       --
RTFC subordinated capital certificates.........   1,177,898     1,059,021
Other..........................................      59,463        42,810
                                                 ----------    ----------
                                                 $4,295,041    $1,101,831
                                                 ==========    ==========

     During 1999 the Company entered into a joint venture agreement through the purchase of approximately 26% of Bright Personal Communications Services, LLC ("BPCS"). The investment is accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan. The Company has an interest-free note payable to BPCS totaling $1,032,000 as of December 31, 1999 relating to the initial capital contribution to the joint venture. Monthly principal payments began in September 1999 and continue through February 2000. During 1999, the Company recognized a loss of $42,320 associated with accounting for this investment under the equity method.

     As part of the term loan facility for the construction of the personal communications network (Note 4), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. These certificates will be redeemed by the lender when the loan has been repaid. The Company believes the carrying value of this investment approximates fair market value.

(7) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Certain employees of Horizon PCS, Inc. participate in Horizon Telcom's (the Parent) pension and postretirement plans. The plans are maintained by the Parent, and the Company is charged for each plan based on its employee participation as a percentage of total participation in the plan. In December 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates certain disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS No. 132 supersedes the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

     Horizon Telcom, Inc. has two trusteed pension plans covering certain salaried and hourly employees. Horizon Telcom, Inc.'s funding policy is to be in compliance with the Employee Retirement Income Security Act guidelines. The plans' assets consist primarily of investments in common stocks, bonds, notes, cash equivalents and life insurance policies.

     The prepaid pension cost recorded in the accompanying balance sheets was $98,035 and $93,902 as of December 31, 1999 and 1998, respectively. The pension credit recognized in the accompanying statements of income for 1999, 1998 and 1997 was approximately $18,000, $133,000 and $33,000, respectively.

                               HORIZON PCS, INC.

     In addition, Horizon Telcom, Inc. provides coverage of postretirement medical, prescription drug, telephone service, and life insurance benefits to eligible retirees whose status, at retirement from active employment, qualifies for postretirement benefits. Coverage of postretirement benefits is also provided to totally and permanently disabled active employees whose status, at disablement, qualified for postretirement benefits as a retiree from active employment ("retired disabled"). Horizon Telcom, Inc. also provides coverage of postretirement dental and vision benefits to certain "enhanced" retirees. No future retirees will receive coverage of postretirement dental and vision benefits.

     Certain eligible retirees are required to contribute toward the cost of coverage under the postretirement health care and telephone service benefits plans. No contribution is required for coverage under the postretirement life insurance benefits plan.

     Effective January 1, 1995, Horizon Telcom, Inc. adopted Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions (OPEB)" (SFAS No. 106). SFAS No. 106 significantly changes the accounting, measurement and disclosure practices with respect to OPEB's. This standard requires that the expected cost of OPEB's be charged to expense during the period of an employee's service rather than expensing costs as claims are incurred. As permitted by SFAS No. 106, Horizon Telcom, Inc. has elected to amortize the accumulated postretirement benefit obligation existing at the date of adoption ("transition obligation") over a twenty year period.

     Prior to fiscal 1995, Horizon Telcom, Inc. recognized postretirement health care, life insurance and telephone service benefits in the year the benefits were paid. The cost of retirees' benefits paid by the Company in 1999, 1998 and 1997 was approximately $35,000, $58,000 and $25,000, respectively. Retiree benefits expense recognized by the Company pursuant to the requirements of SFAS No. 106 was approximately $160,000, $166,000 and $178,000 in 1999, 1998 and
1997, respectively. The accrued postretirement benefit obligation recorded in the accompanying balance sheets was $713,074 and $541,053 in 1999 and 1998, respectively.

                               HORIZON PCS, INC.

     The funding status of Horizon Telcom, Inc.'s consolidated Plans as of December 31, 1999 and 1998 is as follows (in thousands):

                                                  PENSION BENEFITS       OTHER BENEFITS
                                                 ------------------    ------------------
                                                  1999       1998       1999       1998
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year..........  $12,284    $10,922    $ 8,598    $ 8,426
  Service cost.................................      346        317        234        259
  Interest cost................................      898        838        480        541
  Actuarial (gain) or loss.....................   (1,212)       773     (1,358)      (255)
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Benefit obligation, end of year................   11,783     12,284      7,747      8,598
                                                 -------    -------    -------    -------
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year...   18,432     15,796         --         --
  Actual return on plan assets.................      190      3,084         --         --
  Employer contributions.......................       57        118        207        373
  Benefits paid................................     (533)      (566)      (207)      (373)
                                                 -------    -------    -------    -------
Fair value of plan assets, end of year.........   18,146     18,432         --         --
                                                 -------    -------    -------    -------
Funded status..................................  $ 6,363    $ 6,148    $(7,747)   $(8,598)
Unrecognized transition obligation.............      (35)       (35)     3,455      3,685
Unrecognized prior service cost................      921        995         --         --
Unrecognized actuarial (gain) or loss..........   (3,636)    (4,216)        70      1,429
                                                 -------    -------    -------    -------
Prepaid (accrued) benefit cost.................  $ 3,613    $ 2,892    $(4,222)   $(3,484)
                                                 =======    =======    =======    =======
WEIGHTED AVERAGE ASSUMPTIONS AT DECEMBER 31:
Discount rate..................................      8.0%       7.5%      6.75%      6.75%
Expected return on plan assets.................     10.0       10.0         --         --
Rate of compensation increase..................      4.5        4.5         --         --

     The assumed medical benefit cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% in 1999 and 1998, declining gradually to 5% for the under age 65 retirees and their spouses and 6.5% in 1999 and 1998, declining gradually to 5% for the over age 65 retirees and their spouses. The assumed dental and vision benefit cost trend rates used in measuring the accumulated postretirement benefit obligation were 6% in 1999 and 1998, declining gradually to 5% for retirees and their spouses. The telephone service benefit cost trend rate for retirees and their spouses was estimated at 5% for all future years in 1999 and 1998.

                               HORIZON PCS, INC.

                                                      PENSION BENEFITS     OTHER BENEFITS
                                                     ------------------    --------------
                                                      1999       1998      1999     1998
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $   346    $   317    $234    $  259
Interest cost......................................      898        838     480       541
Expected return on plan assets.....................   (1,812)    (1,560)     --        --
Amortization of transition obligation..............       --         --     230       230
Amortization of prior service cost.................       73         73      --        --
Recognized net actuarial gain (loss)...............     (154)      (132)     --        38
                                                     -------    -------    ----    ------
Net periodic benefit cost..........................  $  (649)   $  (464)   $944    $1,068
                                                     =======    =======    ====    ======

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                              1-PERCENTAGE-     1-PERCENTAGE-
                                              POINT INCREASE    POINT DECREASE
Effect on total of service and interest cost
  components................................      $  150           $  (116)
Effect on postretirement benefit
  obligation................................       1,359            (1,081)

     Horizon Telcom, Inc. also has two defined contribution plans covering certain eligible salaried and hourly employees. The plans provide for participants to defer up to 19% of their annual compensation as contributions to the plans. Horizon Telcom, Inc. matches a participant's contributions equal to 25% of each participant's salary deferral up to a maximum of 1% of a participant's compensation.

     The Parent's contributions to these plans that benefited the Company were $3,282, $5,685 and $3,011 for 1999, 1998 and 1997, respectively and are included in expense of the Company.

     In May 1999, the Company adopted a defined contribution plan covering certain eligible employees. The plan provides for participants to defer up to 15% of the annual compensation, as defined under the plan, as contributions to the plan. The Company has the option, at the direction of the Board of Directors, to make a matching contribution to the plan. A matching contribution of approximately $61,000 was made during 1999.

                               HORIZON PCS, INC.

(8) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                  1999           1998
Network assets...............................  $15,509,876    $12,750,886
Computer equipment...........................   10,626,566      6,341,605
Furniture and office equipment...............    1,377,693        656,914
Vehicles.....................................      389,911        276,954
                                               -----------    -----------
          Total property and equipment.......  $27,904,046    $20,026,359
                                               ===========    ===========

     During 1999, the Company sold certain PCS equipment, including ancillary equipment and base stations, to an external third party. The sale resulted in a gain of approximately $1,388,000, which is included in the Company's statement of income, and represents the excess of cash proceeds over the historical net book value of the assets sold.

(9) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company will lease the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites which the lessor constructs on behalf of the Company.

     Future minimum operating lease payments are as follows:

YEAR                                                           AMOUNT
2000.....................................................    $ 1,380,621
2001.....................................................      1,337,195
2002.....................................................      1,334,655
2003.....................................................      1,334,655
2004.....................................................      1,334,655
Thereafter...............................................      5,835,755
                                                             -----------
Future operating lease obligation                            $12,557,536
                                                             ===========

     Rental expenses for all operating leases were $2,693,000, $1,774,000 and $110,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Rental expense included above related to the PCS equipment leased from the Parent totaled approximately $1,975,000 and $1,337,000 for 1999 and 1998 respectively.

                               HORIZON PCS, INC.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $25,000,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network. The Company expects to finance construction primarily through external financing.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(10) COMMON STOCK

     Due to the reorganization discussed in Note 1, the Company has authorized 125,000,000 shares of class A common stock at $0.0001 par value. Additionally, the Company has authorized 75,000,000 shares of class B common stock at $0.0001 par value. Horizon Telcom Inc. contributed Horizon Personal Communications, Inc.'s 100,000 outstanding shares of common stock to the Company, and in return the Company issued 53,806,200 shares of its class B common stock to Horizon Telcom Inc. The Company has authorized 10,000,000 shares of preferred stock at $0.0001 par value. Prior year financial statements and loss per share have been adjusted to reflect the above change in shares.

     Each holder of class A common stock is entitled to one vote per share and each holder of class B common stock is entitled to ten votes per share. Both classes of common stock have equal dividend rights.

(11) INCENTIVE STOCK PLANS

     In November 1999, the Company adopted the 1999 Stock Option Plan (the
Plan). The Plan is intended to provide officers and other employees of the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (incentive stock options). Additionally, the Plan is intended to provide directors, officers and employees of, and service providers to, the Company and any of its related corporations with opportunities to purchase stock pursuant to the grant of options (nonqualified stock options).

     The Company may grant options for up to 2,300,000 shares of class A common stock and 4,600,000 shares of class B common stock. On November 17, 1999 the Company issued 4,196,884 options related to class B common stock at an exercise price of $0.12 per share. The maximum term of the options is ten years. Options vest based on the terms of each individual agreement over four to six years from issuance.

     The Company applies APB Opinion 25 and related Interpretations in accounting for this plan. Pursuant to APB Opinion 25, the Company will recognize approximately $2.1 million in

                               HORIZON PCS, INC.

compensation expense over the period of the options (through 2005). The accompanying financial statements reflect a noncash compensation charge of $291,345.

     Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net loss and losses per share would have been increased to the pro forma amounts indicated below:

                                                                1999
Net Loss
  As reported.............................................  $(10,667,671)
  Pro Forma...............................................   (10,692,055)
Basic loss per share
  As reported.............................................  $      (0.20)
  Pro Forma...............................................         (0.20)
Diluted loss per share
  As reported.............................................  $      (0.20)
  Pro Forma...............................................         (0.20)

     For the purpose of the SFAS 123 disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with an assumption of a risk-free interest rate of 6.5% and an expected life equal to the term of the options. Volatility is deemed not to be applicable as the Company is not publicly traded.

     A summary of the status of the Company's Plan as of December 31, 1999 and changes during the year ended on that date is presented below:

                                                                WEIGHTED-
                                                                 AVERAGE
                                                  SHARES      EXERCISE PRICE
Outstanding at beginning of year..............          --        $  --
  Granted.....................................   4,196,884         0.12
  Exercised...................................          --           --
  Forfeited...................................          --           --
                                                ----------        -----
Outstanding at end of year....................   4,196,884        $0.12
Options exercisable at year-end...............     511,159        $0.12
Weighted-average fair value of options granted
  during the year.............................  $     0.06

(12) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires disclosure of the fair value of all financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques such as the

                               HORIZON PCS, INC.

present value of estimated future cash flows using a discount rate commensurate with the risks involved.

     The estimates of fair value required under SFAS No. 107 require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed. As cash and temporary cash investments, current receivables, current payables, and certain other short-term financial instruments are all short term in nature, their carrying amount approximates fair value. Long-term debt is repriced quarterly and based on market-driven rates; therefore, its carrying value approximates fair value.

(13) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc., a wholly-owned subsidiary of the Parent at net book value. In May 1997, the Company sold its Cincinnati branch of its telecommunication systems sales division and transferred the remaining operations of this division to the Chillicothe Telephone Company, a wholly-owned subsidiary of the Parent at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods.

     Operating results for 1999, 1998 and 1997 for these businesses are as follows:

                                                   1999         1998         1997
Total revenue.................................  $3,463,566   $2,278,734   $1,349,763
Operating income (loss) before income taxes...     427,775      207,768     (738,385)

Earnings (loss) before income taxes...........     427,775       79,735     (737,750)
Income tax (expense) benefit..................    (145,444)     (27,111)     250,835
                                                ----------   ----------   ----------
Income (loss) from discontinued operations....  $  282,331   $   52,624   $ (486,915)
                                                ==========   ==========   ==========

     Net assets of discontinued operations are as follows:

                                                      1999        1998
Current assets....................................  $222,881    $245,400
Property and equipment, net.......................   597,043     748,379
Current liabilities...............................   (50,799)    (67,387)
                                                    --------    --------
  Net assets -- discontinued operations...........  $769,125    $926,392
                                                    ========    ========

(14) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies (other subsidiaries of the Parent) related to advances made to and received from these affiliated companies. The Company has a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable is expected to be repaid during 2000.

                               HORIZON PCS, INC.

     The balances due to/from affiliates as of December 31, 1999 and 1998 are as follows:

                                                   1999           1998
Receivable from Parent........................  $ 2,630,335    $6,435,432
Payable to Parent.............................   (4,355,292)           --
Payable to affiliates.........................   (1,142,173)      (89,727)

     During 1999, 1998 and 1997, an affiliated company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the years ended December 31, 1999, 1998 and 1997 was approximately $960,000, $330,000 and
$319,000, respectively.

(15) SUBSEQUENT EVENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. The purchase was financed through an unsecured 13% senior subordinated promissory note to a third party lender. The term of the loan is one year, with quarterly interest payments beginning in May 2000 and continuing through February 2001. The lender has the right to convert 100% of the outstanding principal and unpaid interest into the Company's common stock, based on the fair value of the stock at the date of conversion.

     In March 2000, the Company entered into a $5.0 million interim revolving line of credit with a financial institution, the proceeds of which are to be used for general working capital purposes. Interest is at the financial institution's prevailing prime rate plus 150 basis points and is payable quarterly, beginning in the first quarter after the initial advance. All principal and unpaid interest is due in March 2001.

     The Company is currently negotiating to expand its management agreement with Sprint. This would allow the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey. While the terms of this expansion are not final, the terms and conditions are expected to be the same as the current management agreement (Note 2).

     The Company is currently negotiating with a financial institution to enter into a $40.5 million term loan facility. The cash proceeds of $38.5 million will be to purchase certain PCS equipment to construct the Company's personal communications network. The remaining principal balance of $2.0 million will be for the purchase of the lender's subordinated capital certificates, representing the Company's required capital investment in the lender. The terms of this agreement are not finalized.

     The Company is currently negotiating a $5.0 million permanent revolving line of credit with a financial institution, the proceeds of which are to be used to fund the purchase of certain PCS equipment and for working capital purposes. The terms of this agreement are not finalized.

     See Note 1 for discussion of reorganization which occurred subsequent to year-end.

                               HORIZON PCS, INC.

                          FINANCIAL STATEMENT SCHEDULE

                       VALUATION AND QUALIFYING ACCOUNTS

                                             BALANCE AT
                                             BEGINNING    CHARGED TO                  BALANCE AT
DESCRIPTION                                  OF PERIOD     EXPENSE     DEDUCTIONS    END OF PERIOD
Year Ended December 31, 1997:
  Allowance for doubtful accounts
     receivable............................     $108         $  3        $ (91)(2)       $ 20
                                                ====         ====        =====           ====
Year Ended December 31, 1998:
  Allowance for doubtful accounts
     receivable............................     $ 20         $ 38        $ (25)(1)       $ 33
                                                ====         ====        =====           ====
Year Ended December 31, 1999:
  Allowance for doubtful accounts
     receivable............................     $ 33         $488        $(150)(1)       $371
                                                ====         ====        =====           ====

-------------------------

(1) Represent amounts written off during the period less recoveries of amounts previously written off.

(2) Represents transfer of the reserve related to the telecommunication systems sales division ($88) that was transferred to a wholly-owned subsidiary of the Parent during 1997 and amounts written off during the period less recoveries of amounts previously written off.

                                HORIZON PCS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 2000 AND DECEMBER 31, 1999

                                                              SEPTEMBER 30,
                                                                  2000        DECEMBER 31,
                                                               (UNAUDITED)        1999
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $236,463,188    $   146,806
  Accounts receivable -- subscriber, less allowance for
    doubtful accounts of $685,000 at September 30, 2000 and
    $370,700 at December 31, 1999...........................     1,412,842        416,131
  Accounts receivable -- other..............................       848,662        110,455
  Receivable from Parent....................................            --      2,630,335
  Receivable from affiliate.................................     1,028,585             --
  Equipment inventory.......................................     3,310,769      2,137,337
  Prepayments and other.....................................       284,578         46,103
                                                              ------------    -----------
        Total current assets................................   243,348,624      5,487,167
                                                              ------------    -----------
INVESTMENTS AND OTHER ASSETS:
  Investments...............................................     3,027,760      4,295,041
  Investment in Parent......................................     1,120,262             --
  Intangible assets (Note 4)................................    40,236,341             --
  Unamortized debt expense and other assets.................    13,981,957        202,315
                                                              ------------    -----------
        Total investments and other assets..................    58,366,320      4,497,356
                                                              ------------    -----------
PROPERTY AND EQUIPMENT:
  In service................................................    49,802,457     27,904,046
  Less -- Accumulated depreciation..........................    (7,307,201)    (5,060,242)
                                                              ------------    -----------
    Property and equipment in service, net..................    42,495,256     22,843,804
  Construction work in progress.............................    34,479,807         50,429
                                                              ------------    -----------
        Total property and equipment........................    76,975,063     22,894,233
                                                              ------------    -----------
        Total assets........................................  $378,690,007    $32,878,756
                                                              ============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Notes payable...........................................  $         --    $ 1,032,000
    Accounts payable and accrued liabilities................    24,905,584      4,241,541
    Payable to Parent.......................................     8,476,628      4,355,292
                                                              ------------    -----------
        Total current liabilities...........................    33,382,212      9,628,833
                                                              ------------    -----------
DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Deferred gain on sale of towers...........................       216,770             --
  Postretirement benefit obligation.........................     1,039,349        713,074
  Long-term debt............................................   179,742,842     23,557,965
  Payable to affiliates.....................................            --      1,142,173
  Deferred income...........................................     8,054,108             --
                                                              ------------    -----------
        Total deferred credits and other long-term
        liabilities.........................................   189,053,069     25,413,212
                                                              ------------    -----------
        Total liabilities...................................   222,435,281     35,042,045
                                                              ------------    -----------
CONVERTIBLE PREFERRED STOCK.................................   134,315,215             --
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, 10,000,000 shares authorized, none issued
    or outstanding, at $0.0001 par value....................            --             --
  Common stock -- class A, 125,000,000 shares authorized,
    none issued or outstanding, at $0.0001 par value........            --             --
  Common stock -- class B, 75,000,000 shares authorized,
    58,485,000 and 53,806,200 issued and outstanding at
    September 30, 2000 and December 31, 1999 respectively,
    at $0.0001 par value....................................         5,849          5,381
  Treasury stock............................................      (111,061)            --
  Additional paid-in capital................................    77,738,044     21,916,312
  Deferred stock compensation...............................    (2,441,980)    (1,803,723)
  Retained deficit..........................................   (53,251,341)   (22,281,259)
                                                              ------------    -----------
        Total stockholders' equity..........................    21,939,511     (2,163,289)
                                                              ------------    -----------
        Total liabilities and stockholders' equity..........  $378,690,007    $32,878,756
                                                              ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  2000          1999
OPERATING REVENUES:
  Service revenues..........................................  $ 13,854,790   $ 2,308,345
  Equipment revenues........................................     1,744,875       340,446
                                                              ------------   -----------
          Total operating revenues..........................    15,599,665     2,648,791
                                                              ------------   -----------
OPERATING EXPENSES:
  Cost of services..........................................    14,196,797     4,372,039
  Cost of equipment.........................................     7,209,299     1,661,590
  Selling, general, and administrative expenses (exclusive
     of non-cash compensation expense shown below)..........    15,856,218     4,830,068
  Non-cash compensation expense.............................       323,666            --
  Depreciation and amortization.............................     3,466,854     1,877,552
                                                              ------------   -----------
          Total operating expenses..........................    41,052,834    12,741,249
                                                              ------------   -----------
OPERATING LOSS..............................................   (25,453,169)  (10,092,458)
GAIN ON EXCHANGE OF STOCK...................................    11,550,866            --
GAIN ON SALE OF ASSETS......................................            --     1,387,718
OTHER INCOME, NET...........................................       973,554        17,794
INTEREST EXPENSE, NET.......................................    (3,561,389)   (1,061,295)
                                                              ------------   -----------
LOSS ON CONTINUING OPERATIONS BEFORE INCOME TAX BENEFIT.....   (16,490,138)   (9,748,241)
                                                              ------------   -----------
INCOME TAX EXPENSE (BENEFIT)................................     2,844,275    (3,228,741)
                                                              ------------   -----------
LOSS ON CONTINUING OPERATIONS...............................   (19,334,413)   (6,519,500)
                                                              ------------   -----------
DISCONTINUED OPERATIONS
  Income from discontinued operations, net of tax expense of
     $73,000 for the nine months ended September 30, 2000
     and $149,000 for the nine months ended September 30,
     1999...................................................       141,245       288,604
                                                              ------------   -----------
LOSS BEFORE EXTRAORDINARY ITEM..............................   (19,193,168)   (6,230,896)
EXTRAORDINARY LOSS, NET OF TAX BENEFIT OF $262,000..........      (486,323)           --
                                                              ------------   -----------
NET LOSS....................................................  $(19,679,491)  $(6,230,896)
                                                              ============   ===========
Basic and diluted loss per share from Continuing
  Operations................................................  $      (0.35)  $     (0.12)
Basic and diluted income per share from Discontinued
  Operations................................................            --            --
Basic and diluted loss per share from Extraordinary Item....         (0.01)           --
                                                              ------------   -----------
Basic and diluted loss per share............................  $      (0.36)  $     (0.12)
                                                              ============   ===========
Weighted average shares outstanding.........................    55,417,787    53,806,200
                                                              ============   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                             ----------------------------
                                                                 2000            1999
NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES............  $   2,062,552      2,442,945
                                                             -------------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net................................    (49,809,628)    (8,637,758)
  Proceeds from sale of fixed assets.......................        702,000             --
  Notes payable for investment in joint
     venture -- repayments.................................     (1,032,000)            --
  Equity loss in investments, net..........................         28,555             --
  Cash acquired in acquisition of BPCS (Note 4)............      4,926,803             --
  Investment in Parent.....................................    (11,835,000)            --
                                                             -------------    -----------
          Net cash used in investing activities............    (57,019,270)    (8,637,758)
                                                             -------------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid...........................................        (18,309)            --
  Notes payable -- borrowings, net of repayments...........    189,539,942      4,957,523
  Capital contributions....................................      1,310,462      1,550,000
  Purchase of treasury shares..............................       (111,061)            --
  Intercompany advances....................................     (4,307,269)            --
  Convertible preferred stock..............................    126,500,000             --
  Stock issuance costs.....................................     (7,009,822)            --
  Deferred financing fees..................................    (14,630,843)            --
                                                             -------------    -----------
          Net cash provided by financing activities........    291,273,100      6,507,523
                                                             -------------    -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................    236,316,382        312,710
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............        146,806         26,515
                                                             -------------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $ 236,463,188    $   339,225
                                                             =============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2000
                                  (UNAUDITED)

(1) GENERAL

     The results of operations for the interim periods shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the nine months ended September 30, 2000 and 1999. All such adjustments are of a normal recurring nature.

(2) ORGANIZATION AND BUSINESS OPERATIONS

     On April 26, 2000, Horizon Telcom, Inc. (the Parent) formed Horizon PCS, Inc. (the Company or HPCS). On June 27, 2000, Horizon Telcom, Inc. transferred its 100% ownership of Horizon Personal Communications, Inc. (HPC) to HPCS in exchange for 53,806,200 shares of stock of HPCS (as adjusted for the 1.1697-for-one stock split in the form of a stock dividend effective on September 8, 2000). This transfer was accounted for as a reorganization of companies under common control in a manner similar to a pooling-of-interests in the financial statements. Accordingly, the reorganization and the adjusted number of shares outstanding have been reflected retroactively and the prior financial statements of Horizon Personal Communications, Inc. are presented as those of HPCS. HPC will continue to exist and conduct business as a wholly-owned subsidiary of the Company.

     The accompanying condensed consolidated financial statements reflect the shares of the Company outstanding after the reorganization and the issuance of shares in conjunction with the acquisition discussed in Note 4.

     The Company provides primarily wireless personal communications services.

     The Company entered into management agreements with Sprint PCS, the PCS group of Sprint Corporation, during 1998. These agreements, as amended, provide the Company with the exclusive right to build, own, and manage a wireless voice and data services network in markets located in Ohio, West Virginia, Kentucky, Virginia, Tennessee, and Maryland under the Sprint PCS brand. HPCS is required to build out the wireless network according to Sprint PCS specifications. The term of the agreements is 20 years with three successive 10-year renewal periods unless terminated by either party under provisions outlined in the management agreements. The management agreements commenced in June 1998. The management agreements included indemnification clauses between the Company and Sprint PCS to indemnify each party against claims arising from violations of laws or the management agreements, other than liabilities resulting from negligence or willful misconduct of the party seeking to be indemnified.

     In May 2000, the Company expanded its management agreement with Sprint PCS. This allows the Company to have the exclusive right to build, own and manage a wireless voice and data services network in markets located in Pennsylvania, New York, Ohio and New Jersey.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Consolidated Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consists of bank deposits and other investments such as commercial paper. As a result of the financings described in Notes 7 and 8, the Company held approximately $236,500,000 of cash and cash equivalents at September 30, 2000.

NET EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per common share is calculated as net income (loss) (the numerator) divided by the weighted average number of common shares outstanding during each period (the denominator). Diluted earnings (loss) per common share is similar to the calculation for basic, except that the denominator is increased by the dilutive effect of stock options and convertible preferred stock outstanding, computed using the treasury stock method. Because the Company had a net loss for the nine months ended September 30, 2000 and 1999, the effect on loss per share of all options, convertible debt and convertible preferred stock for those periods was anti-dilutive.

(4) ACQUISITIONS

     During 1999 the Company entered into a joint venture agreement through the purchase of 25.6% of Bright Personal Communications Services, LLC (BPCS). The investment was accounted for under the equity method. The joint venture was established in October 1999 to provide personal communications services in Ohio, Indiana, and Michigan.

     On June 27, 2000, the Company acquired the remaining 74.4% of BPCS in exchange for 8% of the Company's class B common stock (4,678,800 shares valued at approximately $34,000,000) and approximately 40% of the Horizon Telcom, Inc. common stock owned by HPC (31,911 shares valued at $15,300,000) (Note 9). This acquisition was treated as a purchase for accounting purposes. The consolidated statement of income included the results of BPCS from June 28, 2000.

     In conjunction with this transaction, the Company has also acquired BPCS' management agreement with Sprint PCS and, with it, the right to operate using Sprint PCS licenses in BPCS' markets. The Company has recognized an intangible asset totaling $33,000,000 related to this licensing agreement which will be amortized over 20 years, the initial term of the underlying management agreement. Amortization commenced in June 2000. Expense included in the results of operations for the nine months ended September 30, 2000 is $440,948.

     The purchase price, as preliminarily allocated, exceeds the fair market value of the net assets acquired by approximately $7,778,000. The resulting goodwill will be amortized on a straight-line basis over 20 years. Amortization commenced in June 2000. Expense included in the results of operations for the nine months ended September 30, 2000 is $100,463.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed is summarized below:

Working capital.............................................  $ 3,183,000
Property and equipment......................................    8,505,209
Sprint PCS licenses.........................................   33,000,000
Goodwill....................................................    7,777,752
Other assets................................................      164,000

     The following unaudited pro forma summary presents the net revenues, net loss and loss per share from the combination of the Company and BPCS, as if the acquisition had occurred at the beginning of the 2000 and 1999 fiscal years. The pro forma information is provided for information purposes only. It is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of the future results of operations of the combined enterprise:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             --------------------------
                                                                 2000          1999
Net revenue................................................  $ 15,092,548   $ 2,648,791
Net income (loss)..........................................   (20,122,272)   (6,230,896)
Basic earnings (loss) per share............................         (0.36)        (0.12)
Diluted earnings (loss) per share..........................         (0.36)        (0.12)

(5) LINES OF CREDIT

     On September 26, 2000, the Company entered into a $95,000,000 line of credit as part of its senior secured credit facility agreement (Note 7). As of September 30, 2000 the Company had not borrowed on this line of credit.

     In May 2000, the Company entered into a $5 million general corporate line of credit with a bank, the proceeds of which are to be used for financing of construction expenditures. Interest was at the bank's standard line of credit rate plus 100 basis points and was payable quarterly beginning in the first quarter after the initial advance. This agreement was terminated with the financings described in Note 7.

     In March 2000, the Company entered into a $5 million interim revolving line of credit with a bank, the proceeds of which are to be used for general working capital purposes. Interest was at the bank's prevailing prime rate plus 150 basis points and was payable quarterly, beginning in the first quarter after the initial advance. This agreement was terminated with the financings described in
Note 7.

(6) SHORT-TERM NOTE PAYABLE

     The purchase of Horizon Telcom, Inc. common stock (Note 9) was financed through a $13,000,000, one year, unsecured 13% senior subordinated promissory note to a third party lender. The lender converted 100% of the outstanding principal and unpaid interest into the Company's convertible preferred stock on September 26, 2000, as part of the Company's financing activities (Note 7). The value converted into convertible preferred stock was $14,066,611 (Note 8).

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) LONG-TERM DEBT

     On September 26, 2000, the Company received $149,680,050 from the issuance of $295,000,000 of senior discount notes due 2010. The notes accrete in value until October 1, 2005 at a rate of 14% compounded semi-annually. Cash interest on the notes will become payable on April 1 and October 1 of each year, beginning on April 1, 2006. The senior discount notes include warrants to purchase 3,805,000 shares of the Company's class A common stock. The warrants represent the right to purchase an aggregate of approximately 4.0% of the issued and outstanding common stock of Horizon PCS on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase common stock and the conversion into shares of class A common stock of the convertible preferred stock (Note 8). The proceeds from the issuance of the discount notes have been allocated to long-term debt and the value of the warrants ($20,245,000) have been allocated to additional paid-in capital.

     On September 26, 2000 and concurrent with the sale of the convertible preferred stock (Note 8) and the senior discount notes described above, the Company entered into a senior secured credit agreement with a financial institution to provide an aggregate commitment, subject to certain conditions, of up to $250,000,000. The credit facility bears interest at the LIBOR rate plus 3.5%-4.0% (approximately 10.2%-10.7% at September 30, 2000) and contains covenants typical for such an agreement. At September 30, 2000, the outstanding balance on the senior secured credit agreement was $50,000,000.

     In connection with the acquisition of BPCS, the Company has assumed a ten-year secured term loan totaling $35,400,000. At the date of acquisition and as of June 30, 2000, there was no outstanding balance. The note was collateralized by the equipment. This note was fully repaid and terminated with the proceeds from the transaction assumed above.

     In May 2000, the Company entered into a $40,500,000 term loan facility with a financial institution to purchase certain PCS equipment to construct the Company's personal communications network. Maximum advances on the note total $38,475,000. This loan was secured by equipment, collateral assignments of the Company's tower lease (Note 11), and pledges of HPC stock and ownership interests in BPCS. This note was fully repaid and terminated with the proceeds from the transaction assumed above.

     In August 1997, the Company entered into a term loan facility with a financial institution to purchase certain equipment to construct the Company's personal communications network. The note was collateralized by the same equipment. The Parent had unconditionally guaranteed the debt and had pledged a security interest in all of the outstanding shares of the Company. In addition, certain obligations under this loan had been guaranteed by a third party vendor. Maximum advances on the note total $23,557,965. This note was fully repaid and terminated with the proceeds from the transaction assumed above.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8) CONVERTIBLE PREFERRED STOCK

     On September 26, 2000, an investor group led by Apollo Management purchased $126,500,000 of convertible preferred stock in a private placement. Concurrent with the closing, holders of the $13,400,000 short-term convertible note converted the principal and unpaid interest into the same convertible preferred stock purchased by the investor group. The Company has the right under certain circumstances to redeem $80,000,000 of the convertible preferred stock on or before April 30, 2001 at 107% of the original issue price. Holders of the convertible preferred stock have the option to convert their shares (on a share for share basis) into class A common stock at any time. In addition, the convertible preferred stock converts automatically into shares upon the completion of a public offering of common class A stock meeting specified criteria or upon the occurrence of certain business combination transactions.

(9) INVESTMENTS

     In February 2000, the Company purchased 78,900 shares of common stock of its parent, Horizon Telcom, Inc. from the Parent's main external shareholder for approximately $11,835,000. This represents approximately a 19.78% interest in Horizon Telcom, Inc. The Company transferred 40% of the shares owned (31,911 shares) to the former members as consideration for the acquisition of BPCS (Note
4). This transaction resulted in a gain of $10,513,200 and reduced the ownership in Horizon Telcom, Inc. to 11.78%. This investment is accounted for under the cost method.

     On September 26, 2000, the Board decided to distribute 10% of its 11.78% ownership of Horizon Telcom in the form of a dividend, payable pro rata to the shareholders of record on September 26, 2000. This transaction resulted in a gain of $1,037,666, as part of the stock was distributed to owners other than the Parent. As a result of this dividend, the Company maintains less than 2% ownership in Horizon Telcom.

     As part of the term loan facilities for the construction of the personal communications network (Note 7), the Company is required to purchase Rural Telephone Finance Cooperative's (the lender) subordinated capital certificates with each draw on the loan. As a result of the financing activities (Note 7) and the repayment of the outstanding balance, these certificates are due to be redeemed by March 31, 2001.

(10) DISCONTINUED OPERATIONS

     Effective April 1, 2000, the Company transferred its Internet, long distance and other businesses unrelated to its wireless operations to United Communications, Inc. (United), a wholly-owned subsidiary of the Parent, at net book value. Accordingly, the results of operations for these business units have been reported as discontinued operations in the current and prior periods. As of September 30, 2000, the Company had an interest bearing note receivable of approximately $700,000 from United.

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Operating results for the nine months ended September 30, 2000 and 1999 for these businesses are as follows:

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                               -----------------------
                                                                  2000         1999
Total revenue...............................................   $1,046,313   $2,555,783
Operating income before income taxes........................      214,008      437,278
Earnings before income taxes................................      214,008      437,278
Income tax expense..........................................      (72,763)    (148,674)
                                                               ----------   ----------
Net income from discontinued operations.....................   $  141,245   $  288,604
                                                               ==========   ==========

     Net assets of discontinued operations are as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
Current assets..............................................    $     --        $308,779
Property and equipment, net.................................          --         597,043
Current liabilities.........................................          --         (81,799)
                                                                --------        --------
  Net assets -- discontinued operations.....................    $     --        $824,023
                                                                ========        ========

(11) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and various equipment under several operating leases. In addition, the Company leased certain PCS equipment from the Parent. This lease was terminated during 1999. In October 1999, the Company signed a tower lease agreement with a third party whereby the Company leases the towers for substantially all of the Company's cell sites. The tower leases are operating leases with a term of five to ten years with three consecutive five-year renewal option periods. In addition, the Company will receive a site development fee from the tower lessor for certain tower sites that the lessor constructs on behalf of the Company.

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $107,000,000. The majority of the estimated expenditures are for the build-out of the Personal Communications Services Network.

LEGAL MATTERS

     The Company is party to legal claims arising in the normal course of business. Although the ultimate outcome of the claims cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material adverse impact on the Company's results of operations or financial condition.

VENDOR AGREEMENTS

     In August 1999, the Company entered into a wholesale network services agreement with a third-party vendor. The initial term is through June 8, 2008 with four automatic ten-year renewals. The

                               HORIZON PCS, INC.

                           NOTES TO INTERIM CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

monthly billings under the agreement are based on usage. No minimum usage is required under the agreement.

(12) RELATED PARTIES

     The Company has non-interest bearing receivables from and payables to affiliated companies (other subsidiaries of the Parent) related to advances made to and received from these affiliated companies. The Company had a receivable from the Parent for Federal income taxes attributable to the benefit to be received by the Parent due to the Company's net loss. As a result of the sale of preferred stock (Note 8) the Company will not be able to participate in the tax sharing agreement. At September 30, 2000, the Company has a net payable to the Parent for Federal income taxes. The Company also has a payable to the Parent relating to cash advances received from the Parent's line of credit and the associated interest. This payable was substantially repaid during 2000. The balances due to/from affiliates as of September 30, 2000 and December 31, 1999 are as follows:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
Receivable from Parent......................................   $        --    $ 2,630,335
Receivable from affiliate...................................     1,028,585             --
Payable to Parent...........................................    (8,476,628)    (4,355,292)
Payable to affiliates.......................................            --     (1,142,173)

     During 2000 and 1999, an affiliated company provided the Company management, supervision and administrative services including financial services, regulatory services, human resource services and other administrative and support services. The cost of these management services for the nine months ended September 30, 2000 and 1999 was approximately $3,094,000 and $706,000, respectively.

(13) SUBSEQUENT EVENTS

     In connection with the Company expanding its management agreement with Sprint PCS (Note 2), the Company, concurrent with the initial public offering, will grant to Sprint PCS warrants to acquire 2,510,460 shares of class A common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Managers and Members of
  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC:

     We have audited the accompanying balance sheet of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC (an Ohio limited liability company in the development stage) as of December 31, 1999 and the related statements of income, members' capital and cash flows for the period from inception (October 12, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC as of December 31, 1999 and the results of its operations and its cash flows for the period from inception (October 12, 1999) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

Columbus, Ohio
  March 2, 2000

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1999

ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 8,365,769
  Receivables...............................................       61,949
  Notes receivable from members.............................    2,958,665
  Prepayments and other.....................................       34,902
                                                              -----------
          Total current assets..............................   11,421,285
                                                              -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880
                                                              -----------
          Total deferred charges and other assets...........       77,880
                                                              -----------
PROPERTY AND EQUIPMENT
  Construction work in progress.............................      511,415
                                                              -----------
          Total property and equipment......................      511,415
                                                              -----------
          Total assets......................................  $12,010,580
                                                              ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $    46,150
                                                              -----------
          Total liabilities.................................       46,150
                                                              -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000
  Deficit accumulated during the development stage..........     (165,570)
                                                              -----------
          Total members' capital............................   11,964,430
                                                              -----------
          Total liabilities and members' capital............  $12,010,580
                                                              ===========

The accompanying notes to financial statements are an integral part of this balance sheet.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                              STATEMENT OF INCOME
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

OPERATING REVENUES
  Personal Communications Service revenue...................  $      --
                                                              ---------
          Total operating revenues..........................         --
                                                              ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................    253,254
                                                              ---------
          Total preoperating expenses.......................    253,354
                                                              ---------
PREOPERATING LOSS...........................................   (253,254)
                                                              ---------
NONOPERATING INCOME
  Interest income...........................................     87,684
                                                              ---------
          Total nonoperating income.........................     87,684
                                                              ---------
NET LOSS....................................................  $(165,570)
                                                              =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         STATEMENT OF MEMBERS' CAPITAL
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

                                                                      DEFICIT
                                                                    ACCUMULATED
                                         VOTING                     DURING THE
                                         UNITS        CAPITAL       DEVELOPMENT
                                         ISSUED    CONTRIBUTIONS       STAGE          TOTAL
BALANCE, October 12, 1999..............      --     $        --      $      --     $        --
  Units issued.........................  12,130      12,130,000             --      12,130,000
  Net loss.............................      --              --       (165,570)       (165,570)
                                         ------     -----------      ---------     -----------
BALANCE, December 31, 1999.............  12,130     $12,130,000      $(165,570)    $11,964,430
                                         ======     ===========      =========     ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO DECEMBER 31, 1999

CASH FLOWS FROM PREOPERATING ACTIVITIES:
  Net loss..................................................  $ (165,570)
                                                              ----------
  Adjustments to reconcile net loss to net cash used in
     preoperating activities:
     Changes in certain assets and liabilities:
       Increase in receivables..............................     (61,949)
       Increase in prepayments and other....................     (34,902)
       Increase in accounts payable.........................      46,150
                                                              ----------
          Cash flows used in preoperating activities........    (216,271)
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..................    (477,800)
                                                              ----------
          Cash flows used in investing activities...........    (477,800)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.............................   9,137,720
  Deferred financing fees...................................     (77,880)
                                                              ----------
          Cash flows provided by financing activities.......   9,059,840
                                                              ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................   8,365,769
CASH AND CASH EQUIVALENTS, beginning of period..............          --
                                                              ----------
CASH AND CASH EQUIVALENTS, end of period....................  $8,365,769
                                                              ==========

NONCASH TRANSACTIONS

A member received voting units in exchange for property purchased and contributed to the Company totaling approximately $33,600.

As of December 31, 1999, the Company had outstanding notes receivable from members totaling $2,958,665 relating to initial capital contributions.

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

(1) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the Company or BPCS) was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services (PCS).

     The Company has two classes of member units, voting and nonvoting. As of December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of December 31, 1999, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with Horizon Personal Communications, Inc., one of its members, during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND USE OF ESTIMATES

     The Company uses the accrual basis of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Included as a cash equivalent is $8,012,928 of commercial paper.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at original cost. Included in the cost of construction for the Company will be items such as direct payroll-related benefits and interest capitalized during construction.

DEPRECIATION

     The Company will provide for depreciation under the straight-line method using rates based on the estimated service lives of the various classes of property.

     Estimated useful lives will be as follows:

                                                   YEARS
Network assets...................................  5-15
Furniture and office equipment...................   5
Computer equipment...............................  3-5
Vehicles.........................................   5

REVENUE RECOGNITION

     The Company sells handsets and accessories which are recorded at the time of the sale as equipment revenue. After the handset has been purchased, the subscriber purchases a service package which is recognized monthly as service is provided and is included as service revenue. These two items are not commingled and sold as one.

     Under the management agreement, a management fee calculated as 8% of collected personal communications service revenues from Sprint PCS subscribers based in the Company's territory, excluding outbound roaming, and from non-Sprint PCS subscribers who roam onto the Company's network, will be accrued as services are provided and remitted to Sprint PCS and recorded as selling, general and administrative expense. The management fee is for the use of Sprint PCS's licenses and trademarks. Revenues generated from the sale of handsets and accessories, inbound and outbound Sprint PCS roaming fees, and from roaming services provided to Sprint PCS customers who are not based in the Company's territory are not subject to the 8% affiliation fee. The Company will

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

recognize revenues on personal communications handsets and accessories at the time of the sale. We do not add additional charges for the Sprint management fee and we are not billing any revenues on behalf of Sprint.

INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of notes receivable. All notes receivable amounts were fully collected by February 2000.

ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. SFAS 137, issued August 1999, postpones the mandatory effective date of SFAS 133 for one year to January 1, 2001. The Company has not determined the effects of this change on its financial position or results of operations.

(3) OPERATING LEASES

     The Company leases a storefront under an operating lease. Rental expense for this operating lease was $4,214 for the period from inception (October 12, 1999) to December 31, 1999. Future minimum operating lease payments are as follows:

                            YEAR                               AMOUNT
2000........................................................  $ 39,589
2001........................................................    44,484
2002........................................................    45,818
2003........................................................    47,193
2004........................................................    44,558
Thereafter..................................................        --
                                                              --------
Future operating lease obligation...........................  $221,642
                                                              ========

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of December 31, 1999, no options have been granted.

(5) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of current assets and current liabilities approximate their fair market value because of the immediate or short-term maturity of these financial instruments.

(6) CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $27,000,000. The majority of the estimated expenditures are for the build-out of the personal communications services network (Note 1). The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet.

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the period from inception (October 12, 1999) to December 31, 1999 totaled $75,000.

     The Company has non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, is payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected in February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                            CONDENSED BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999

                                                               MARCH 31,
                                                                 2000        DECEMBER 31,
                                                              (UNAUDITED)        1999
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 9,377,190    $ 8,365,769
  Receivables...............................................       61,458         61,949
  Notes receivable from members.............................           --      2,958,665
  Prepayments and other.....................................       29,775         34,902
                                                              -----------    -----------
          Total current assets..............................    9,468,423     11,421,285
                                                              -----------    -----------
DEFERRED CHARGES AND OTHER ASSETS
  Deferred financing costs..................................       77,880         77,880
                                                              -----------    -----------
          Total deferred charges and other assets...........       77,880         77,880
                                                              -----------    -----------
PROPERTY AND EQUIPMENT
  In service................................................        4,000             --
  Less -- Accumulated depreciation..........................          (67)            --
                                                              -----------    -----------
     Property and equipment, net............................        3,933             --
  Construction work in progress.............................    2,856,215        511,415
                                                              -----------    -----------
          Total property and equipment, net.................    2,860,148        511,415
                                                              -----------    -----------
          Total assets......................................  $12,406,451    $12,010,580
                                                              ===========    ===========
LIABILITIES AND MEMBERS' CAPITAL
  Accounts payable..........................................  $   459,193    $    46,150
                                                              -----------    -----------
          Total liabilities.................................      459,193         46,150
                                                              -----------    -----------
Members' Capital
  Capital contributions (12,130 voting units issued and
     outstanding)...........................................   12,130,000     12,130,000
  Deficit accumulated during the development stage..........     (182,742)      (165,570)
                                                              -----------    -----------
          Total members' capital............................   11,947,258     11,964,430
                                                              -----------    -----------
          Total liabilities and members' capital............  $12,406,451    $12,010,580
                                                              ===========    ===========

The accompanying notes to financial statements are an integral part of these balance sheets.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                         CONDENSED STATEMENT OF INCOME
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                                 FOR THE PERIOD
                                                              FOR THE THREE      FROM INCEPTION
                                                               MONTHS ENDED    (OCTOBER 12, 1999)
                                                              MARCH 31, 2000   TO MARCH 31, 2000
                                                              --------------   ------------------
OPERATING REVENUES
  Personal Communications Service revenue...................    $      --          $      --
                                                                ---------          ---------
          Total operating revenues..........................           --                 --
                                                                ---------          ---------
PREOPERATING EXPENSES
  Preoperating expenses.....................................      161,795            415,049
                                                                ---------          ---------
          Total preoperating expenses.......................      161,795            415,049
                                                                ---------          ---------
PREOPERATING LOSS...........................................     (161,795)          (415,049)
                                                                ---------          ---------
NONOPERATING INCOME
  Interest income...........................................      144,623            232,307
                                                                ---------          ---------
          Total nonoperating income.........................      144,623            232,307
                                                                ---------          ---------
NET LOSS....................................................    $ (17,172)         $(182,742)
                                                                =========          =========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                    CONDENSED STATEMENT OF MEMBERS' CAPITAL
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000

                                                                              DEFICIT
                                                                            ACCUMULATED
                                                   VOTING                   DURING THE
                                                   UNITS       CAPITAL      DEVELOPMENT
                                                   ISSUED   CONTRIBUTIONS      STAGE         TOTAL
                                                   ------   -------------   -----------   -----------
BALANCE, October 12, 1999........................      --    $        --     $      --    $        --
  Units issued...................................  12,130     12,130,000            --     12,130,000
  Net loss.......................................      --             --      (165,570)      (165,570)
                                                   ------    -----------     ---------    -----------
BALANCE, December 31, 1999.......................  12,130    $12,130,000     $(165,570)   $11,964,430
  Net loss (unaudited)...........................      --             --       (17,172)       (17,172)
                                                   ------    -----------     ---------    -----------
BALANCE, March 31, 2000 (unaudited)..............  12,130    $12,130,000     $(182,742)   $11,947,258
                                                   ======    ===========     =========    ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                       CONDENSED STATEMENT OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND
       FOR THE PERIOD FROM INCEPTION (OCTOBER 12, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                              FOR THE PERIOD
                                                          FOR THE THREE       FROM INCEPTION
                                                           MONTHS ENDED     (OCTOBER 12, 1999)
                                                          MARCH 31, 2000    TO MARCH 31, 2000
                                                          --------------    ------------------
NET CASH FLOWS PROVIDED BY PREOPERATING ACTIVITIES....     $   401,556         $   185,285
                                                           -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net............      (2,348,800)         (2,826,600)
                                                           -----------         -----------
          Cash flows used in investing activities.....      (2,348,800)         (2,826,600)
                                                           -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' equity contributions.......................              --           9,137,720
  Collection of notes receivable relating to members'
     equity contributions.............................       2,958,665           2,958,665
  Deferred financing fees.............................              --             (77,880)
                                                           -----------         -----------
          Cash flows provided by financing
             activities...............................       2,958,665          12,018,505
                                                           -----------         -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............       1,011,421           9,377,190
CASH AND CASH EQUIVALENTS, beginning of period........       8,365,769                  --
                                                           -----------         -----------
CASH AND CASH EQUIVALENTS, end of period..............     $ 9,377,190         $ 9,377,190
                                                           ===========         ===========

The accompanying notes to financial statements are an integral part of this financial statement.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

                NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)

(1) GENERAL

     The results of operations for the interim period shown are not necessarily indicative of the results to be expected for the fiscal year. In the opinion of Management, the information contained herein reflects all adjustments necessary to make a fair statement of the results for the three months ended March 31, 2000. All such adjustments are of a normal recurring nature. The financial statements also reflect the results of operations, cash flows and members' capital from inception (October 12, 1999) through March 31, 2000.

(2) ORGANIZATION AND RISKS OF DEVELOPMENT-STAGE ENTERPRISES

     Bright Personal Communications Services, LLC (the "Company" or "BPCS") was formed as an Ohio limited liability company on October 12, 1999. The Company is in the development stage and its principal business activity will be to provide personal communications services ("PCS").

     The Company has two classes of member units, voting and nonvoting. As of March 31, 2000 and December 31, 1999, 12,130 voting units at a stated value of $1,000 per unit were issued to twenty-two members. Members holding nonvoting units have no rights to vote or consent on any matter that requires a vote or consent by members. As of March 31, 2000, no nonvoting units have been issued.

     Profits, losses and cash flows are allocated to members based on ownership percentage, as set forth in the Operating Agreement between the Company and its members (the "Operating Agreement").

     The Company entered into a Management Agreement with Sprint PCS, the PCS group of Sprint Corporation (the "Management Agreement"). Under this agreement, the Company will be given the exclusive right to build, own and manage a wireless voice and data services network in markets located in Ohio, Michigan and Indiana, under the Sprint PCS brand. BPCS is required to build out the wireless network according to Sprint PCS specifications. The Company will be charged a fee under this agreement based on a percentage of collected revenue. The term of the Management Agreement is 20 years with three successive 10-year renewal periods. The Management Agreement is subject to a requirement that the Company construct and operate facilities that offer coverage to a defined population as well as maintain specific operational and performance standards. The Company began the engineering and design phase in 1999 and expects to complete the construction of the personal communications network in 2000.

     The Company entered into a Services Agreement with one of its members during 1999. Pursuant to the Services Agreement, this member provides management and administrative services to the Company for a fee of $25,000 per month plus a percentage of monthly gross service revenue. The Company also agreed to compensate this member for certain services provided in connection with the normal operations of the Company, including use of the member's network, customer activation, customer care and billing. Based on the Services Agreement, payment is to be made either in cash or reflected as a capital contribution resulting in the issuance of additional voting units.

     The Company has yet to generate revenue from providing services and has no assurance of future revenues. Further, during the period required to build its network, the Company will require additional funds. The success of the Company's future operations is primarily dependent upon its

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

ability to obtain adequate financing and secure appropriate tower sites and to build-out its PCS network and conduct future operations. Thus, the inability to obtain adequate financing or delays and unanticipated costs in obtaining sites and completing construction could significantly affect the Company's ability to conduct future operations.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Note 2 to the Notes to Financial Statements in the Company's December 31, 1999 Financial Statements summarize the Company's significant accounting policies.

(4) INCOME TAXES

     The Company is organized as a limited partnership for Federal income tax purposes. Consequently, the Company is not taxable as an entity under the Internal Revenue Code. Therefore, no provision for Federal or State income taxes has been provided. Revenues and expenses recognized by the Company for tax reporting purposes are allocated to the individual equity members based on the Operating Agreement, for inclusion in their individual income tax returns.

(5) COMMITMENTS AND CONTINGENCIES

CONSTRUCTION EXPENDITURES

     Construction expenditures in 2000 are estimated to be $35,400,000. The majority of the estimated expenditures are for the build-out of the personal communications services network. The Company expects to finance construction primarily through the use of the members' equity contributions and external financing.

(6) UNIT OPTION PLAN

     The Operating Agreement provides for the issuance of nonvoting member units pursuant to the Unit Option Plan (the Plan). The Plan provides for options to be granted to any employee, member or manager of the Company as determined by the Management Committee. The aggregate number of nonvoting units available for issue under the Plan equals 10% of the total number of voting units committed as of September 15, 1999 (1,198 units). If any option granted under the Plan expires or is terminated for any reason without being exercised, the units subject to the options will become available for granting under the Plan. As of March 31, 2000, no options have been granted.

(7) FINANCING ARRANGEMENTS

     In December 1999, the Company signed a letter of commitment with a financial institution to finance the purchase of certain equipment for the construction the Company's personal communications network. The note is expected to be a 10-year secured term loan in the amount of $35,400,000. The note will be collateralized by the equipment. As of December 31, 1999, the Company had incurred approximately $78,000 in financing fees, which are included in deferred charges on the accompanying balance sheet. As discussed in Note 10, the loan agreement was finalized in May 2000.

                  BRIGHT PERSONAL COMMUNICATIONS SERVICES, LLC
                         (A DEVELOPMENT-STAGE COMPANY)

         NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                 MARCH 31, 2000
                                  (UNAUDITED)

(8) RELATED PARTIES

     Expense related to management services provided pursuant to the Services Agreement for the three months ended March 31, 2000 totaled $75,000. In addition, as of March 31, 2000, the Company paid approximately $179,000 to a member related to its network build-out.

     The Company had non-interest bearing receivables from several members relating to the initial capital contributions. The initial capital contribution, based on the Operating Agreement, was payable in six equal monthly installments beginning in September 1999 and ending in February 2000. At December 31, 1999, the outstanding balance was $2,958,665. These amounts were fully collected by February 2000.

(9) LIMITATION OF LIABILITY

     Pursuant to the Operating Agreement, each member's liability is limited to those liabilities attributable to such member's gross negligence, fraudulent conduct, willful misconduct or bad faith or to a continuing material breach of the Operating Agreement. In addition, members are not liable for the debts, obligations or liabilities of the other members.

(10) SUBSEQUENT EVENTS

     In April 2000, certain of the members owning 74.4% of the Company entered into an agreement to exchange their ownership of the Company for an 8% ownership of Horizon PCS, Inc. ("HPCS") and an 8% ownership of Horizon Telcom, Inc. (HPCS' parent). Prior to this transaction, Horizon PCS, through its wholly-owned subsidiary Horizon Personal Communications, Inc., owned the remaining 25.6% of the Company. After this transaction, HPCS, with Horizon Personal Communications, Inc., owns 100% of the Company.

     In May 2000, the Company finalized a loan agreement with a financial institution for a 10-year secured term loan in the amount of $35,407,000. Interest is at the financial institution's variable rate plus 100 basis points and will be payable quarterly. Quarterly principal payments begin in 2004 at a fixed percentage of the outstanding balance and continue through 2009.

                               HORIZON PCS, INC.

                         PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma statements of income of Horizon PCS, Inc. ("Horizon PCS") for the year ended December 31, 1999 and the nine months ended September 30, 2000 (the "Pro Forma Statements of Income,") give effect to the acquisition of the remaining 74% of the equity of Bright Personal Communications Services, LLC ("Bright PCS") which is not already owned by Horizon PCS' wholly-owned subsidiary, Horizon Personal Communications, Inc., the incremental interest expense of existing debt as a result of the refinancing provided by our $149.7 million senior discount notes offering and our new $250.0 million senior secured credit facility, and the income tax effect of the sale of $126.5 million of convertible preferred stock to an investor group led by Apollo Management and the issuance of approximately 2.6 million shares of convertible preferred stock upon conversion of a $13.4 million short-term convertible note plus accrued interest. The historical balance sheet as of September 30, 2000 reflects these transactions.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Statements of Income do not purport to be indicative of the results that would have actually been obtained had such transactions been completed as of the assumed dated and for the periods presented, or which may be obtained in the future. The Pro Forma Statements of Income are presented on a consolidated basis.

     The Pro Forma Statement of Income for the year ended December 31, 1999 has been derived from the audited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 1999. The Pro Forma Statement of Income for the nine months ended September 30, 2000 has been derived from the unaudited consolidated financial statements of Horizon PCS included elsewhere herein, adjusted to give effect to the items above as if they had occurred on January 1, 2000.

     The Pro Forma Financial Statements and the accompanying notes should be read in conjunction with the financial statements of Horizon PCS, together with the related notes thereto, included elsewhere herein.

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      HISTORICAL    HISTORICAL                    PRO FORMA
                                                      HORIZON PCS   BRIGHT PCS   ADJUSTMENTS      COMBINED
                                                      -----------   ----------   -----------      ---------
                                                                      (DOLLARS IN THOUSANDS)
Service revenues....................................  $    3,903      $  --       $    (75)(1)   $     3,828
Equipment revenues..................................         600         --             --               600
                                                      ----------      -----       --------       -----------
                                                           4,503         --            (75)            4,428
                                                      ----------      -----       --------       -----------
Operating expenses:
  Cost of service and equipment.....................       9,741         --             --             9,741
  Selling, general and administrative (exclusive of
    non-cash compensation expense shown below)......       7,922        253            (75)(1)         8,100
  Non-cash compensation expense.....................         291         --             --               291
  Depreciation and amortization.....................       2,685         --          2,039(2)          4,724
                                                      ----------      -----       --------       -----------
    Total operating expenses........................      20,639        253          1,964            22,856
                                                      ----------      -----       --------       -----------
    Operating loss..................................     (16,136)      (253)        (2,039)          (18,428)
Interest expense, net...............................      (1,529)        --           (353)(3)        (1,882)
Gain on sale of PCS assets..........................       1,388         --             --             1,388
Other income (expense)..............................          52         88             42(4)            182
Income tax benefit (expense)........................       5,275         --         (5,275)(5)        (7,644)
                                                                                    (7,644)(6)
                                                      ----------      -----       --------       -----------
    Loss from continuing operations.................  $  (10,950)     $(165)      $(15,269)      $   (26,384)
                                                      ==========      =====       ========       ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations........................................  $    (0.20)                                $     (0.45)
                                                      ==========                                 ===========
Weighted average shares outstanding.................  53,806,200                                  58,485,000
                                                      ==========                                 ===========

See Footnotes to Pro Forma Financial Statements

                               HORIZON PCS, INC.

                         PRO FORMA STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                      HISTORICAL    HISTORICAL                   PRO FORMA
                                                      HORIZON PCS   BRIGHT PCS   ADJUSTMENTS     COMBINED
                                                      -----------   ----------   -----------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Service revenues....................................  $   13,855      $  --       $   (508)(1)  $    13,347
Equipment revenues..................................       1,745         --             --            1,745
                                                      -----------     -----       --------      -----------
                                                          15,600         --           (508)          15,092
                                                      -----------     -----       --------      -----------
Operating expenses:
  Cost of service and equipment.....................      21,406          8           (360)(1)       21,054
  Selling, general and administrative (exclusive of
    non-cash compensation expense shown below)......      15,856        367           (148)(1)       16,075
  Non-cash compensation expense.....................         324         --             --              324
  Depreciation and amortization.....................       3,467          2            988(2)         4,457
                                                      -----------     -----       --------      -----------
    Total operating expenses........................      41,053        377            480           41,910
                                                      -----------     -----       --------      -----------
    Operating loss                                       (25,453)      (377)          (988)         (26,818)
Interest expense, net...............................      (3,561)        --           (964)(3)       (4,525)
Other income (expense)..............................      12,525        265             29(4)        12,819
Income tax benefit (expense)........................      (2,844)        --                          (2,844)
                                                      -----------     -----       --------      -----------
Loss from continuing operations.....................  $  (19,333)     $(112)      $ (1,923)     $   (21,368)
                                                      ===========     =====       ========      ===========
Loss per share:
Basic and diluted loss per share from continuing
  operations........................................  $    (0.35)                               $     (0.37)
                                                      ===========                               ===========
Weighted average shares outstanding.................  55,417,787                                 58,485,000
                                                      ===========                               ===========

See Footnotes to Pro Forma Financial Statements

                  FOOTNOTES TO PRO FORMA FINANCIAL STATEMENTS

     For the purposes of determining the pro forma effect of transactions described above on our consolidated statements of income for the year ended December 31, 1999 and the nine months ended September 30, 2000, the following adjustments have been made (in thousands, except share and per share data):

          1. Represents the elimination of intercompany activity between Horizon PCS and Bright PCS relating to the management fees and network usage costs paid to Horizon PCS.

                                                       NINE MONTHS
                                                          ENDED
                                    YEAR ENDED        SEPTEMBER 30,
                                 DECEMBER 31, 1999         2000
                                 -----------------   ----------------
                                        (DOLLARS IN THOUSANDS)
Management fees................         $75                $148
Network build-out fees.........          --                 360

          2. Represents the amortization of goodwill and other intangible assets recorded from the Bright PCS acquisition consisting of goodwill and licenses in the amount of $40,476. The goodwill and other intangibles acquired are amortized over a period of 20 years, which is the initial term of Bright PCS' management agreement with Sprint PCS.

          3. Represents incremental interest expense of existing debt as a result of the refinancing.

          4. Represents the elimination of Horizon PCS' 25.6% of Bright PCS' net loss for each period previously recorded as other income and expense.

          5. After the closing of the private placement of equity, the Company is no longer included in Horizon Telcom's consolidated tax return and therefore will not be able to recognize a tax benefit.

          6. Reflects the $7,644 tax liability arising from tax deconsolidation.

          7. Basic and diluted losses per share were calculated as net loss divided by the weighted average number of common shares outstanding. The pro forma combined weighted-average shares outstanding includes 4,678,800 shares issued in conjunction with the Bright PCS acquisition. Because the Company had a net loss as of December 31, 1999 and September 30, 2000, the effect on loss per share of all options, warrants and convertible debt was antidilutive.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of Horizon PCS, Inc. ("Horizon PCS") provides that the liability of the directors of Horizon PCS to Horizon PCS or any of its stockholders for monetary damages arising from acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of Delaware or any other applicable law. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

     - breached his duty of loyalty to Horizon PCS or its stockholders;

     - did not act in good faith or, in failing to act, did not act in good faith;

     - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     - derived an improper personal benefit.

     Horizon PCS' Certificate of Incorporation provides that Horizon PCS shall indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the laws of Delaware or any other applicable law. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, Horizon PCS has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Horizon PCS) by reason of the fact that he is or was a director, officer, employee or agent of Horizon PCS, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Horizon PCS and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of Horizon PCS as well, but only to the extent or defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Horizon PCS has acquired directors' and officers' liability insurance covering its directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Horizon PCS pursuant to the foregoing provisions, Horizon PCS has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

 EXHIBIT
  NUMBER                                  DESCRIPTION
 1.1*        --   Purchase Agreement dated September 18, 2000 between Horizon
                  PCS, Inc. and Donaldson, Lufkin & Jenrette Securities
                  Corporation and First Union Securities, Inc.
 2.1**(1)    --   Asset Purchase Agreement, dated May 19, 2000, by and between
                  Sprint PCS, Inc. and Horizon Personal Communications, Inc.
 2.2**(1)    --   Contribution and Exchange Agreement, as amended, dated May
                  4, 2000, by and among Horizon Personal Communications, Inc.,
                  Horizon Telcom, Inc., the Registrant and those persons
                  listed on the attachment to the Contribution and Exchange
                  Agreement.
 3.1**       --   Amended and Restated Certificate of Incorporation of Horizon
                  PCS.
 3.2**       --   Bylaws of Horizon PCS.
 4.1**       --   Specimen Common Stock Certificate.
 4.2*        --   Indenture dated as of September 26, 2000 between Horizon
                  PCS, Inc., Horizon Personal Communications, Inc., Bright
                  Personal Communications, Inc. and Wells Fargo Bank
                  Minnesota, National Association.
 4.3*        --   A/B Exchange Registration Rights Agreement made as of
                  September 26, 2000 by and among Horizon PCS, Inc. and
                  Donaldson, Lufkin & Jenrette Securities Corporation and
                  First Union Securities, Inc.
 4.4*        --   Form of Registered Note (included in Exhibit 4.2).
 4.5*        --   Note Guarantee of Horizon Personal Communications, Inc.
 4.6*        --   Note Guarantee of Bright Personal Communications Services,
                  LLC.
 5.1*        --   Opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*        --   Form of Employment Agreement, dated September   , 2000, by
                  and between Registrant and William A. McKell.
10.2*        --   Form of Employment Agreement, dated September   , 2000, by
                  and between Registrant and Peter M. Holland.
10.3**+      --   Sprint PCS Management Agreement between Sprint Spectrum,
                  L.P., SprintCom, Inc. and Horizon Personal Communications,
                  Inc., dated June 8, 1998.
10.3.1**     --   Letter Agreement, dated July 3, 2000, between Sprint
                  Spectrum, L.P., SprintCom, Inc. and Horizon Personal
                  Communications, Inc.
10.4**+      --   Sprint PCS Services Agreement between Sprint Spectrum L.P.
                  and Horizon Personal Communications, Inc., dated June 8,
                  1998.
10.5**       --   Sprint Trademark and Service Mark License Agreement between
                  Sprint Communications Company, L.P. and Horizon Personal
                  Communications, Inc., dated June 8, 1998.
10.6**       --   Sprint Spectrum Trademark and Service Mark License Agreement
                  between Sprint Spectrum L.P. and Horizon Personal
                  Communications, Inc., dated June 8, 1998.
10.7**+      --   Sprint PCS Management Agreement between Wirelessco, L.P.,
                  SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.

 EXHIBIT
  NUMBER                                  DESCRIPTION
10.8**+      --   Sprint PCS Services Agreement between Sprint Spectrum, L.P.
                  and Bright Personal Communications Services, LLC, dated
                  October 13, 1999.
10.9**       --   Sprint Trademark and Service Mark License Agreement between
                  Sprint Communications Company, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.
10.10**      --   Sprint Spectrum Trademark and Service Mark License Agreement
                  between Sprint Spectrum, L.P. and Bright Personal
                  Communications Services, LLC, dated October 13, 1999.
10.11**      --   Loan Agreement by and between Horizon Personal
                  Communications, Inc. and Rural Telephone Finance
                  Cooperative, dated August 29, 1997.
10.12**      --   Horizon Telcom Guaranty, dated August 29, 1997.
10.13**      --   Loan Agreement, by and between Bright Personal
                  Communications Services, LLC and Rural Telephone Finance
                  Corporation, dated April 28, 2000.
10.14**      --   Loan Agreement dated May 31, 2000 by and between Horizon
                  Personal Communications, Inc. and Rural Telephone Finance
                  Cooperative.
10.15**      --   Amendment to Loan Agreement dated as of June 27, 2000 by and between Horizon Personal Communications, Inc. and Rural
                  Telephone Finance Cooperative.
10.16**      --   Horizon Telcom Guaranty dated June 27, 2000.
10.17**      --   Commitment letter from First Union National Bank with regard to $225 million senior secured credit facility for the
                  Registrant.
10.18**      --   Registration Rights Agreement, dated June 27, 2000, by and among the Registrant and those persons listed on the
                  attachment to the Contribution and Exchange Agreement.
10.19**+     --   Network Services Agreement by and between West Virginia PCS
                  Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
                  Personal Communications, Inc., dated August 12, 1999.
10.20**      --   Assignment and Agreement by and between SprintCom, Inc.,
                  Horizon Personal Communications, Inc., West Virginia PCS
                  Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
                  12, 1999.
10.21**+     --   PCS CDMA Product Supply Contract by and between Motorola,
                  Inc. and Horizon Personal Communications, Inc.
10.22**      --   Bridge Note Purchase Agreement by and between Horizon
                  Personal Communications, Inc. and First Union Investors,
                  Inc., dated February 15, 2000.
10.23**      --   13% Senior Subordinated Promissory Note from Horizon
                  Personal Communications, Inc. to First Union Investors,
                  Inc., dated February 15, 2000.
10.24**      --   Conversion Agreement, by and between Horizon Personal
                  Communications and First Union Investors, Inc., dated
                  February 15, 2000.
10.25**      --   Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.26**+     --   Site Development Agreement by and between Horizon Personal
                  Communications, Inc. and SBA Towers, Inc., dated August 17,
                  1999.
10.27**+     --   Master Site Agreement by and between SBA Towers, Inc. and
                  Horizon Personal Communications, Inc., dated July 1999.
10.28**+     --   Master Design Build Agreement by and between Horizon
                  Personal Communications, Inc. and SBA Towers, Inc., dated
                  August 17, 1999.

 EXHIBIT
  NUMBER                                  DESCRIPTION
10.29**+     --   Master Site Agreement by and between SBA Towers, Inc. and
                  Bright Personal Communications Services, LLC, dated October
                  1, 1999.
10.30**+     --   Master Design Build Agreement by and between Bright Personal
                  Communications Services, LLC and SBA Towers, Inc., dated
                  October 1, 1999.
10.31**      --   Services Agreement, dated May 1, 2000, between Horizon
                  Personal Communication, Inc. and Horizon Services, Inc.
10.32**      --   Lease Agreement, dated May 1, 2000 between The Chillicothe
                  Telephone Company and Horizon Personal Communications, Inc.
10.33**      --   Services Agreement, dated May 1, 2000 between Horizon
                  Personal Communications, Inc. and United Communications,
                  Inc.
10.34**      --   Form of Indemnification Agreement.
10.35**      --   Amended and Restated Tax Allocation Agreement dated May 1,
                  2000 by and among Horizon Telcom, Inc., The Chillicothe
                  Telephone Company, Horizon Personal Communications, Inc.,
                  United Communications, Inc., Horizon Services, Inc., and
                  Horizon PCS, Inc.
10.35.1*     --   First Amendment to the Amended and Restated Tax Allocation
                  Agreement dated as of September 26, 2000 by and among
                  Horizon Telcom, Inc., Chillicothe Telephone Company, Horizon
                  Personal Communications, Inc., United Communications, Inc.,
                  Horizon Services, Inc., and Horizon PCS, Inc.
10.36**      --   Form of Lock-up Agreement.
10.37*       --   Securities Purchase Agreement dated September 26, 2000 by
                  and among Horizon PCS, Inc. Apollo Investment Fund IV, L.P.,
                  Apollo Overseas Partners IV, L.P., Ares Leveraged Investment
                  Fund, L.P., Ares Leveraged Investment Fund II, L.P. and
                  First Union Capital Partners, LLC.
10.38*       --   Investors Rights and Voting Agreement dated September 26,
                  2000 by and among Horizon PCS, Inc. Apollo Investment Fund
                  IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged
                  Investment Fund, L.P., Ares Leveraged Investment Fund II,
                  L.P. and First Union Capital Partners, LLC.
10.39*       --   Registration Rights Agreement dated September 26, 2000 by
                  and among Horizon PCS, Inc. Apollo Investment Fund IV, L.P.,
                  Apollo Overseas Partners IV, L.P., Ares Leveraged Investment
                  Fund, L.P., Ares Leveraged Investment Fund II, L.P. and
                  First Union Capital Partners, LLC.
10.40*       --   Credit Agreement, dated as of September 26, 2000, by and
                  among Horizon Personal Communications, Inc., and Bright
                  Personal Communications Services, LLC, Horizon PCS, Inc.
                  (the "Parent") and certain Subsidiaries of the Parent, the several banks and other financial institutions as may from time to time become parties to this Agreement, First Union
                  National Bank, as Administrative Agent, Westdeutsche
                  Landesbank Girozentrale, as Syndication Agent and Arranger
                  and Fortis Capital Corp., as Documentation Agent.
10.41*       --   Warrant Agreement dated as of September 26, 2000 between
                  Horizon PCS, Inc. and Wells Fargo Bank Minnesota, National
                  Association.
10.42*       --   Warrant Registration Rights Agreement made as of September
                  26, 2000 by and among Horizon PCS, Inc. and Donaldson,
                  Lufkin & Jenrette Securities Corporation and First Union
                  Securities, Inc.
21.1**       --   Subsidiaries of Horizon.

 EXHIBIT
  NUMBER                                  DESCRIPTION
23.1***      --   Consent of Arthur Andersen, LLP.
23.2         --   Consent of Arnall Golden & Gregory, LLP (contained in legal opinion filed as Exhibit 5.1).
24.1***      --   Powers of Attorney (set forth on the signature page hereto).
25.1*        --   Statement of Eligibility of Trustee.
27.1***      --   Financial Data Schedule (for SEC use only).
27.2***      --   Financial Data Schedule (for SEC use only).
27.3***      --   Financial Data Schedule (for SEC use only).
99.1*        --   Form of Letter of Transmittal with respect to Exchange
                  Offer.
99.2*        --   Form of Notice of Guaranteed Delivery.
99.3*        --   Form of Tender Instruction Letters.

-------------------------

  * To be filed by amendment.

 ** To be filed by amendment. For information purposes, these exhibits may be viewed by referencing the same exhibit number previously filed with the Registration Statement on Form S-1 of the Registrant (File No. 333-37516).

*** Filed herewith.

(1) In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of the Exhibit. The Registrant will furnish supplementally a copy of any omitted schedule to the commission upon request.

  + The Registrant has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended in connection with the previously filed Registration Statement on Form S-1 of the Registrant (File No. 333-37516).

ITEM 22.  UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chillicothe, State of Ohio, on the fifth day of December, 2000.

                                          HORIZON PCS, INC.

                                          By:     /s/ WILLIAM A. MCKELL
                                            ------------------------------------
                                                     William A. McKell
                                             Chairman of the Board, President,
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each of the undersigned officers and directors of Horizon PCS, Inc. hereby constitutes and appoints William A. McKell and Peter M. Holland, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto and including any Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, with any regulatory authority, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

                       NAME                                     TITLE                    DATE

               /s/ WILLIAM A. MCKELL                 Chairman of the Board,        December 5, 2000
---------------------------------------------------    President and Chief
                 William A. McKell                     Executive Officer
                                                       (Principal Executive
                                                       Officer)

               /s/ PETER M. HOLLAND                  Chief Financial Officer;      December 5, 2000
---------------------------------------------------    Director (Principal
                 Peter M. Holland                      Financial and Accounting
                                                       Officer)

                 /s/ THOMAS MCKELL                   Director                      December 5, 2000
---------------------------------------------------
                   Thomas McKell

               /s/ PHOEBE H. MCKELL                  Director                      December 5, 2000
---------------------------------------------------
                 Phoebe H. McKell

                       NAME                                     TITLE                    DATE

              /s/ LONNIE D. PEDERSEN                 Director                      December 5, 2000
---------------------------------------------------
                Lonnie D. Pedersen

                /s/ ROBERT A. KATZ                   Director                      December 5, 2000
---------------------------------------------------
                  Robert A. Katz

                 /s/ MARC J. ROWAN                   Director                      December 5, 2000
---------------------------------------------------
                   Marc J. Rowan

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                DESCRIPTION
 1.1*      --  Purchase Agreement dated September 18, 2000 between Horizon
               PCS, Inc. and Donaldson, Lufkin & Jenrette Securities
               Corporation and First Union Securities, Inc.
2.1**(1)   --  Asset Purchase Agreement, dated May 19, 2000, by and between
               Sprint PCS, Inc. and Horizon Personal Communications, Inc.
2.2**(1)   --  Contribution and Exchange Agreement, as amended, dated May
               4, 2000, by and among Horizon Personal Communications, Inc.,
               Horizon Telcom, Inc., the Registrant and those persons
               listed on the attachment to the Contribution and Exchange
               Agreement.
 3.1**     --  Amended and Restated Certificate of Incorporation of Horizon
               PCS.
 3.2**     --  Bylaws of Horizon PCS.
 4.1**     --  Specimen Common Stock Certificate.
 4.2*      --  Indenture dated as of September 26, 2000 between Horizon
               PCS, Inc. , Horizon Personal Communications, Inc., Bright
               Personal Communications, Inc. and Wells Fargo Bank
               Minnesota, National Association.
 4.3*      --  A/B Exchange Registration Rights Agreement made as of
               September 26, 2000 by and among Horizon PCS, Inc. and
               Donaldson, Lufkin & Jenrette Securities Corporation and
               First Union Securities, Inc.
 4.4*      --  Form of Registered Note (included in Exhibit 4.2).
 4.5*      --  Note Guarantee of Horizon Personal Communications, Inc.
 4.6*      --  Note Guarantee of Bright Personal Communications Services,
               LLC
 5.1*      --  Opinion of Arnall Golden & Gregory, LLP regarding legality of the common stock being issued.
10.1*      --  Form of Employment Agreement, dated September   , 2000, by
               and between Registrant and William A. McKell.
10.2*      --  Form of Employment Agreement, dated September   , 2000, by
               and between Registrant and Peter M. Holland.
10.3**+    --  Sprint PCS Management Agreement between Sprint Spectrum,
               L.P., SprintCom, Inc. and Horizon Personal Communications,
               Inc., dated June 8, 1998.
10.3.1**   --  Letter Agreement, dated July 3, 2000, between Sprint
               Spectrum, L.P., SprintCom, Inc. and Horizon Personal
               Communications, Inc.
10.4**+    --  Sprint PCS Services Agreement between Sprint Spectrum L.P.
               and Horizon Personal Communications, Inc., dated June 8,
               1998.
10.5**     --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.6**     --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum L.P. and Horizon Personal
               Communications, Inc., dated June 8, 1998.
10.7**+    --  Sprint PCS Management Agreement between Wirelessco, L.P.,
               SprintCom, Inc., Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.8**+    --  Sprint PCS Services Agreement between Sprint Spectrum, L.P.
               and Bright Personal Communications Services, LLC, dated
               October 13, 1999.

EXHIBIT
 NUMBER                                DESCRIPTION
10.9**     --  Sprint Trademark and Service Mark License Agreement between
               Sprint Communications Company, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.10**    --  Sprint Spectrum Trademark and Service Mark License Agreement
               between Sprint Spectrum, L.P. and Bright Personal
               Communications Services, LLC, dated October 13, 1999.
10.11**    --  Loan Agreement by and between Horizon Personal
               Communications, Inc. and Rural Telephone Finance
               Cooperative, dated August 29, 1997.
10.12**    --  Horizon Telcom Guaranty, dated August 29, 1997.
10.13**    --  Loan Agreement, by and between Bright Personal
               Communications Services, LLC and Rural Telephone Finance
               Corporation, dated April 28, 2000.
10.14**    --  Loan Agreement dated May 31, 2000 by and between Horizon
               Personal Communications, Inc. and Rural Telephone Finance
               Cooperative.
10.15**    --  Amendment to Loan Agreement dated as of June 27, 2000 by and between Horizon Personal Communications, Inc. and Rural
               Telephone Finance Cooperative.
10.16**    --  Horizon Telcom Guaranty dated June 27, 2000.
10.17**    --  Commitment letter from First Union National Bank with regard to $225 million senior secured credit facility for the
               Registrant.
10.18**    --  Registration Rights Agreement, dated June 27, 2000, by and among the Registrant and those persons listed on the
               attachment to the Contribution and Exchange Agreement.
10.19**+   --  Network Services Agreement by and between West Virginia PCS
               Alliance, L.C., Virginia PCS Alliance, L.C. and Horizon
               Personal Communications, Inc., dated August 12, 1999.
10.20**    --  Assignment and Agreement by and between SprintCom, Inc.,
               Horizon Personal Communications, Inc., West Virginia PCS
               Alliance, L.C. and Virginia PCS Alliance, L.C., dated August
               12, 1999.
10.21**+   --  PCS CDMA Product Supply Contract by and between Motorola,
               Inc. and Horizon Personal Communications, Inc.
10.22**    --  Bridge Note Purchase Agreement by and between Horizon
               Personal Communications, Inc. and First Union Investors,
               Inc., dated February 15, 2000.
10.23**    --  13% Senior Subordinated Promissory Note from Horizon
               Personal Communications, Inc. to First Union Investors,
               Inc., dated February 15, 2000.
10.24**    --  Conversion Agreement, by and between Horizon Personal
               Communications and First Union Investors, Inc., dated
               February 15, 2000.
10.25**    --  Form of Horizon PCS, Inc. 2000 Stock Option Plan.
10.26**+   --  Site Development Agreement by and between Horizon Personal
               Communications, Inc. and SBA Towers, Inc., dated August 17,
               1999.
10.27**+   --  Master Site Agreement by and between SBA Towers, Inc. and
               Horizon Personal Communications, Inc., dated July 1999.
10.28**+   --  Master Design Build Agreement by and between Horizon
               Personal Communications, Inc. and SBA Towers, Inc., dated
               August 17, 1999.
10.29**+   --  Master Site Agreement by and between SBA Towers, Inc. and
               Bright Personal Communications Services, LLC, dated October
               1, 1999.

EXHIBIT
 NUMBER                                DESCRIPTION
10.30**+   --  Master Design Build Agreement by and between Bright Personal
               Communications Services, LLC and SBA Towers, Inc., dated
               October 1, 1999.
10.31**    --  Services Agreement, dated May 1, 2000, between Horizon
               Personal Communication, Inc. and Horizon Services, Inc.
10.32**    --  Lease Agreement, dated May 1, 2000 between The Chillicothe
               Telephone Company and Horizon Personal Communications, Inc.
10.33**    --  Services Agreement, dated May 1, 2000 between Horizon
               Personal Communications, Inc. and United Communications,
               Inc.
10.34**    --  Form of Indemnification Agreement.
10.35**    --  Amended and Restated Tax Allocation Agreement dated May 1,
               2000 by and among Horizon Telcom, Inc., The Chillicothe
               Telephone Company, Horizon Personal Communications, Inc.,
               United Communications, Inc., Horizon Services, Inc., and
               Horizon PCS, Inc.
10.35.1*   --  First Amendment to the Amended and Restated Tax Allocation
               Agreement dated as of September 26, 2000 by and among
               Horizon Telcom, Inc., Chillicothe Telephone Company, Horizon
               Personal Communications, Inc., United Communications, Inc.,
               Horizon Services, Inc., and Horizon PCS, Inc.
10.36**    --  Form of Lock-up Agreement.
10.37*     --  Securities Purchase Agreement dated September 26, 2000 by and among Horizon PCS, Inc. Apollo Investment Fund IV, L.P.,
               Apollo Overseas Partners IV, L.P., Ares Leveraged Investment
               Fund, L.P., Ares Leveraged Investment Fund II, L.P. and
               First Union Capital Partners, LLC.
10.38*     --  Investors Rights and Voting Agreement dated September 26,
               2000 by and among Horizon PCS, Inc. Apollo Investment Fund
               IV, L.P., Apollo Overseas Partners IV, L.P., Ares Leveraged
               Investment Fund, L.P., Ares Leveraged Investment Fund II,
               L.P. and First Union Capital Partners, LLC.
10.39*     --  Registration Rights Agreement dated September 26, 2000 by and among Horizon PCS, Inc. Apollo Investment Fund IV, L.P.,
               Apollo Overseas Partners IV, L.P., Ares Leveraged Investment
               Fund, L.P., Ares Leveraged Investment Fund II, L.P. and
               First Union Capital Partners, LLC.
10.40*     --  Credit Agreement, dated as of September 26, 2000, by and among Horizon Personal Communications, Inc., and Bright
               Personal Communications Services, LLC, Horizon PCS, Inc.
               (the "Parent") and certain Subsidiaries of the Parent, the several banks and other financial institutions as may from time to time become parties to this Agreement, First Union
               National Bank, as Administrative Agent, Westdeutsche
               Landesbank Girozentrale, as Syndication Agent and Arranger
               and Fortis Capital Corp., as Documentation Agent.
10.41*     --  Warrant Agreement dated as of September 26, 2000 between
               Horizon PCS, Inc. and Wells Fargo Bank Minnesota, National
               Association.
10.42*     --  Warrant Registration Rights Agreement made as of September
               26, 2000 by and among Horizon PCS, Inc. and Donaldson,
               Lufkin & Jenrette Securities Corporation and First Union
               Securities, Inc.
21.1**     --  Subsidiaries of Horizon.
23.1***    --  Consent of Arthur Andersen, LLP.

EXHIBIT
 NUMBER                                DESCRIPTION
23.2*      --  Consent of Arnall Golden & Gregory, LLP (contained in legal opinion filed as Exhibit 5.1).
24.1***    --  Powers of Attorney (set forth on the signature page hereto).
25.1*      --  Statement of Eligibility of Trustee.
27.1***    --  Financial Data Schedule (for SEC use only).
27.2***    --  Financial Data Schedule (for SEC use only).
27.3***    --  Financial Data Schedule (for SEC use only).
99.1*      --  Form of Letter of Transmittal with respect to Exchange
               Offer.
99.2*      --  Form of Notice of Guaranteed Delivery.
99.3*      --  Form of Tender Instruction Letters.

-------------------------

  * To be filed by amendment.

 ** To be filed by amendment. For information purposes, these exhibits may be viewed via EDGAR by referencing the same exhibit number previously filed with the Registration Statement on Form S-1 of the Registrant (File No. 333-37516).

*** Filed herewith.

(1) In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of the Exhibit. The Registrant will furnish supplementally a copy of any omitted schedule to the commission upon request.

  + The Registrant has requested confidential treatment for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended in connection with the previously filed Registration Statement on Form S-1 of the Registrant (File No. 333-37516).

     (b) Financial Statement Schedules:

     The following is the schedule filed as a part of the registration statement -- Schedule II -- Valuation and Qualifying Accounts.